PURCHASE AGREEMENT

DATED AS OF NOVEMBER 16, 2017
BY AND AMONG
MAINSTREET HEALTH INVESTMENTS INC.
MAINSTREET HEALTH HOLDINGS, LP
AND
TIPTREE OPERATING COMPANY, LLC

TABLE OF CONTENTS
Page
Article 1 PURCHASE ....................................................................................................................................    1

Section 1.01	Purchase Transaction ............................................................................................... 1

Section 1.02	Consideration .......................................................................................................... 2

Section 1.03	Further Action ......................................................................................................... 2

Section 1.04	Closing .................................................................................................................... 2

Section 1.05	Consideration Adjustment ....................................................................................... 2

Section 1.06	Tax Treatment ......................................................................................................... 5

Section 1.07	Tax Withholding ..................................................................................................... 5

Article 2 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND MHI INC. ............	5

Section 2.01	Representations and Warranties as to the Partnership and MHI Inc. ...................... 5

Article 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER ..................................................	8

Section 3.01	As to Itself. .............................................................................................................. 9

Section 3.02	As to the Purchased Entity, the Indirect Purchased Entities and the Facilities ...... 12

Article 4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES ......................................................	33

Section 4.01	Survival of Representations and Warranties ........................................................... 33

Article 5 INDEMNIFICATION .....................................................................................................................	34

Section 5.01	Indemnification of the Partnership and MHI Inc. by the Seller .............................. 34

Section 5.02	Indemnification of the Seller by the Partnership and MHI Inc. .............................. 35

Section 5.03	Procedure for Indemnification - Direct Claims ....................................................... 35

Section 5.04	Procedure for Indemnification - Third Party Claims ............................................... 36

Section 5.05	Exclusion of Other Remedies .................................................................................. 37

Section 5.06	Limitations on Liability ........................................................................................... 38

Section 5.07	Materiality ............................................................................................................... 38

Section 5.08	Payment ................................................................................................................... 38

Article 6 COVENANTS AND OTHER AGREEMENTS .............................................................................	39

Section 6.01	Access to the Facilities ............................................................................................ 39

Section 6.02	Access to Information ............................................................................................. 39

Section 6.03	Confidentiality ......................................................................................................... 40

Section 6.04	Transaction Agreements .......................................................................................... 40

Section 6.05	Resignations. ........................................................................................................... 40

Section 6.06	MHI Inc. Shareholder Consent ............................................................................... 41

Section 6.07	MHI Inc. Shareholder Meeting. .............................................................................. 41

Section 6.08	TSX Approval ......................................................................................................... 42

Section 6.09	Seller Financial Statements and Related Matters ................................................... 42

Section 6.10	Reasonable Efforts by the Parties ........................................................................... 44

Section 6.11	Further Assurances .................................................................................................. 44

Section 6.12	Discharge Encumbrances ........................................................................................ 44

Section 6.13	Conduct of the Business .......................................................................................... 44

Section 6.14	Pre-Closing Internal Reorganizations ..................................................................... 47

Section 6.15	Notification of Certain Matters ............................................................................... 47

Section 6.16	Damage Before Closing .......................................................................................... 47

Section 6.17	Expenses .................................................................................................................. 49

Section 6.18	Post-Closing Sale of Specified Portfolio ................................................................. 49

Section 6.19	Taxes ....................................................................................................................... 49

Section 6.20	Acquisition of Common Shares. ............................................................................. 52

i

Section 6.21	Banking Information; Directors and Officers. ........................................................ 53

Section 6.22	Government Programs; Permits; Construction Projects. ........................................ 53

Section 6.23	Transfer of Other Facilities. .................................................................................... 53

Section 6.24	Employees. .............................................................................................................. 54

Section 6.25	Other Pre-Closing Liabilities .................................................................................. 54

Section 6.26	Affiliate Transactions. ............................................................................................. 54

Article 7 CONDITIONS TO CLOSING ........................................................................................................	54

Section 7.01	Conditions to the Partnership and MHI Inc.’s Obligations ..................................... 54

Section 7.02	Conditions to the Seller’s Obligations ..................................................................... 55

Section 7.03	Conditions to All Parties’ Obligations ..................................................................... 56

Section 7.04	Closing Deliveries ................................................................................................... 57

Article 8 TERMINATION ..............................................................................................................................	59

Section 8.01	Termination ............................................................................................................. 59

Section 8.02	Survival After Termination ...................................................................................... 60

Article 9 GENERAL PROVISIONS ..............................................................................................................	60

Section 9.01	Notices ..................................................................................................................... 60

Section 9.02	Change of Address for Notice ................................................................................. 61

Section 9.03	Relationship of the Parties ...................................................................................... 61

Section 9.04	Definitions .............................................................................................................. 61

Section 9.05	Specific Performance. ............................................................................................. 75

Section 9.06	Counterparts ............................................................................................................ 76

Section 9.07	Third-Party Beneficiaries ........................................................................................ 76

Section 9.08	Non-Merger ............................................................................................................ 76

Section 9.09	Public Notices ........................................................................................................ 76

Section 9.10	No Waiver ............................................................................................................... 76

Section 9.11	Currency ................................................................................................................. 76

Section 9.12	Entire Agreement .................................................................................................... 76

Section 9.13	Assignment ............................................................................................................. 76

Section 9.14	Governing Law ....................................................................................................... 77

Section 9.15	Severability ............................................................................................................. 77

Section 9.16	Rules of Construction ............................................................................................. 77

Section 9.17	Descriptive Headings .............................................................................................. 77

Section 9.18	No Personal Liability Conferred ............................................................................. 77

Section 9.19	Exculpation ............................................................................................................. 77

Section 9.20	Acknowledgement .................................................................................................. 78

Section 9.21	Waiver of Trial By Jury; Venue and Jurisdiction .................................................... 78

Schedules:

Schedule 6.16 – Material Damage
Schedule 9.04(k) – Care Facilities
Schedule 9.04(aaa) – Hurdle Amount
Schedule 9.04(kkk) – Land
Schedule 9.04(ooo) – Managers
Schedule 9.04(cccc) – Mortgage Debt Schedule
Schedule 9.04(hhhh) – Operating Leases
Schedule 9.04(iiii) – Other Facilities
Schedule 9.04(kkkk) – Other Facility Sellers
Schedule 9.04(zzzz) – Purchased Entity Joint Ventures
Schedule 9.04(uuuuu) – Specified Portfolio
Schedule 9.04(rrrrr) – Working Capital Schedule

Exhibits:

Exhibit A: Form of Governance and Investor Rights Agreement
Exhibit B: Seller Disclosure Schedule
Schedule 3.01(c): Consents and Approvals
Schedule 3.02(c): Corporate Information
Schedule 3.02(d): Joint Venture Agreements
Schedule 3.02(e): Outstanding Obligations to Issue Securities
Schedule 3.02(k): Litigation
Schedule 3.02(n): Indebtedness
Schedule 3.02(o): Financial Statements
Schedule 3.02(p): Material Changes
Schedule 3.02(q): Taxes
Schedule 3.02(t): Material Contracts
Schedule 3.02(t)(viii): Non-Competition Agreements
Schedule 3.02(u): Status of Material Contracts
Schedule 3.02(v): Insurance
    Schedule 3.02(w)(i): Intellectual Property
Schedule 3.02(w)(ii): Unregistered Trademarks
Schedule 3.02(y)(i): Facilities
Schedule 3.02(y)(ii): Title Policies
Schedule 3.02(y)(iii): Material Structural Defects
Schedule 3.02(y)(v): Construction Projects
Schedule 3.02(y)(x)(d): Other Facility Leases - Default
Schedule 3.02(z): Defaults Under Material Contracts
Schedule 3.02(aa): Environmental Matters
Schedule 3.02(bb): Mortgages
Schedule 3.02(cc): Work Orders
Schedule 3.02(ff): Affiliate Transactions

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of November 16, 2017 (the “Effective Date”), is made and entered into by and among MAINSTREET HEALTH INVESTMENTS INC., a corporation incorporated under the laws of the Province of British Columbia (“MHI Inc.”), MAINSTREET HEALTH HOLDINGS, LP, a partnership formed under the laws of the State of Delaware and an indirect wholly-owned subsidiary of MHI Inc. (the “Partnership”), and TIPTREE OPERATING COMPANY, LLC (the “Seller”) a limited liability company formed under the laws of the State of Delaware.
RECITALS
WHEREAS, the Seller owns the membership interests of Care Investment Trust, LLC (the “Purchased Entity”), which constitutes all of the issued and outstanding membership interests in the Purchased Entity (as defined below);
WHEREAS, the Purchased Entity owns, directly or indirectly, the Indirect Purchased Entities (as defined below);
WHEREAS, the Indirect Purchased Entities own the applicable Care Facilities (as defined below);
WHEREAS, the Other Facility Sellers, each of which is a Subsidiary of the Seller, own the Other Facilities (as defined below);
WHEREAS, the Seller desires to sell to the Partnership and the Partnership wishes to acquire from the Seller, (i) all of the equity interests in the Purchased Entity and (ii) all of the right, title and interest in and to the Other Facilities, in exchange for the Share Consideration (as defined below), on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

Article 1

PURCHASE
Section 1.01    Purchase Transaction. At the Closing and subject to the terms and conditions contained in this Agreement, the Seller hereby agrees to irrevocably assign, set over, and transfer to the Partnership (i) all of its Purchased Interests in the Purchased Entity and (ii) all of its right title and interest in and to the Other Facilities in exchange for the Share Consideration, as defined and as more particularly described in Section 1.02. The Partnership shall accept such assignment by the Seller and shall become the successor member (or, pursuant to Section 6.14, partner) of the Purchased Entity, holding all the interests in the Purchased Entity and the Other Facilities. Except as otherwise explicitly provided in this Agreement, the Partnership shall not assume any liabilities arising prior to Closing in respect of the Other Facilities.
Section 1.02    Consideration.
(a)    The “Estimated Consideration” shall be equal to the Purchase Price, (i) less the Base Mortgage Debt Amount, (ii) plus the sum of (A) the Working Capital Overage, if any, and (B) the Mortgage Debt Underage, if any, (iii) minus the sum of (A) the Working Capital Underage, if any, and (B) the Mortgage Debt Overage, if any, in each case adjusted for non-controlling interests, as may be adjusted pursuant to Section 6.16. The Estimated Consideration shall be subject to adjustment following the Closing pursuant to Section 1.05 hereof.
(b)    At the Closing and subject to the terms and conditions contained in this Agreement, the Seller shall accept, in exchange for the Purchased Interests, an amount equal to the Estimated Consideration. At the Closing, MHI Inc. shall issue and deliver a number of Shares equal to the Estimated Consideration divided by $9.75 (rounded to the nearest whole share) (the “Share Consideration”).
(c)    At least three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Partnership and MHI Inc. a good faith estimate of: (i) Closing Working Capital prepared in accordance with the Working Capital Schedule and the resulting Working Capital Overage or Working Capital Underage (the “Working Capital Estimate”); and (ii) Closing Mortgage Debt, prepared in accordance with the Mortgage Debt Schedule and the resulting Mortgage Debt Overage or Mortgage Debt Underage (the “Mortgage Debt Estimate”). The parties shall negotiate in good faith to resolve any differences between their respective calculations of the Working Capital Estimate and the Mortgage Debt Estimate.
Section 1.03    Further Action. If, at any time after the Closing, the Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Partnership the right, title or interest in or to any of the Purchased Interests, the Seller shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in the Purchased Interests or otherwise to carry out the purposes and intent of this Agreement.
Section 1.04    Closing. The closing of the transactions contemplated by this Agreement to be consummated (the “Closing”) shall take place at the offices of Goodmans LLP, 333 Bay Street, 34th Floor, Toronto, Ontario at 10:00 a.m., local time, on the second (2nd) Business Day following the day on which the last of the conditions set forth in Article 7 have been satisfied or waived (other than conditions that may only be satisfied on the Closing Date, but subject to the satisfaction of such conditions) or at such other place, time and date as shall be agreed upon in writing by Partnership and the Seller. The date on which the Closing is actually held is referred to herein as the “Closing Date”.
Section 1.05    Consideration Adjustment.
(a)    Within ninety (90) days after the Closing Date, the Seller shall cause to be prepared a balance sheet of the Purchased Entity and its Subsidiaries, on a consolidated basis and in a manner consistent with the Reference Balance Sheet, setting forth the assets and liabilities of the Purchased Entity and its Subsidiaries as of the close of business on the day before the Closing Date, which balance sheet shall have been prepared in accordance with GAAP (provided that such balance sheet shall not include footnotes but shall include typical month-end or year-end adjustments based on the assumption that the day preceding the Closing Date were such month-end or year-end, as the case may be), together with a statement (together with supporting calculations in reasonable detail) (the “Statement”) of the Closing Working Capital and the Closing Mortgage Debt, prepared in accordance with the Working Capital Schedule and Mortgage Debt Schedule, respectively.
(b)    The Statement shall become final and binding upon the parties on the forty-fifth (45th) day following the date on which the Statement was delivered to the Partnership, unless the Partnership delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Seller prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on Closing Working Capital and/or Closing Mortgage Debt not being calculated in accordance with the Working Capital Schedule or Mortgage Debt Schedule, respectively. If a Notice of Disagreement is received by the Seller prior to the forty-fifth (45th) day following the date on which the Statement was delivered to the Partnership, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Partnership on the earlier of (A) the date the Seller and the Partnership resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. The Partnership shall be deemed to have agreed with all other items and amounts set forth in the Statement other than those specified in a Notice of Disagreement. During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Seller and the Partnership shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14)-day period the Seller and the Partnership have not resolved in writing the matters specified in the Notice of Disagreement, the Seller and the Partnership shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 1.05, only matters that remain in dispute. The Accounting Firm shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm or valuation firm as shall be agreed upon by the Seller and the Partnership, each acting reasonably, in writing. The Seller and the Partnership shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Working Capital Schedule and the Mortgage Debt Schedule, as applicable, and the Accounting Firm is not to make any other determination, including any determination as to whether the Base Working Capital Amount and the Base Mortgage Debt Amount are correct. The Accounting Firm’s decision shall be based solely on written submissions by the Seller and the Partnership and their respective Representatives and not by independent review and shall be final and binding on all of the parties hereto (absent manifest error). The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.05 shall be borne pro rata as between the Seller, on the one hand, and the Partnership, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Seller and the Partnership, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.
(c)    For the purposes of this Agreement, “Final Working Capital” means the Closing Working Capital and “Final Mortgage Debt” means the Closing Mortgage Debt, in each case as finally agreed or determined in accordance with Section 1.05. The Estimated Consideration shall be adjusted as follows: (i) increased by the sum of (1) the amount, if any, that the Final Working Capital exceeds the Working Capital Estimate and/or (2) the amount, if any, that the Estimated Mortgage Debt exceeds the Final Mortgage Debt; and (ii) decreased by the sum of (1) the amount, if any, that the Working Capital Estimate exceeds the Final Working Capital and/or (2) the amount, if any, that the Final Mortgage Debt exceeds the Estimated Mortgage Debt (such recalculated amount, the “Consideration”). If the Consideration is greater than the Estimated Consideration, the Partnership and MHI Inc. shall, within ten (10) Business Days after the Final Working Capital and the Final Mortgage Debt have been determined, make payment by, at its option, (i) delivering such number of Shares registered in the name of the Seller as is calculated by dividing such excess by $9.75, or (ii) wire transfer of immediately available funds to the Seller in the amount of any such excess, or a combination thereof. If the Consideration is less than the Estimated Consideration, the Seller shall, within ten (10) Business Days after the Final Working Capital and the Final Mortgage Debt have been determined, make payment by, at its option, (i) delivering such number of Shares registered in the name of the Seller or its Subsidiaries (as directed by the Seller) as is calculated by dividing the deficit by $9.75, or (ii) wire transfer of immediately available funds to the Seller in the amount of any such deficit, or a combination thereof. If the Consideration is equal to the Estimated Consideration, neither the Seller nor the Partnership and MHI Inc. shall be required to make any payment to the other party under this Section 1.05. Upon payment of the amounts provided in this Section 1.05, none of the parties hereto may make or assert any claim under this Section 1.05.
(d)    During the period of time from and after the Closing Date through the final determination of Closing Working Capital and Closing Mortgage Debt in accordance with this Section 1.05, the Seller shall afford to the Partnership and any accountants, counsel or financial advisers retained by the Partnership or its Affiliates in connection with the review of Closing Working Capital and Closing Mortgage Debt in accordance with this Section 1.05, direct access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, Representatives (including the Seller’s accountants and the Purchased Entity’s accountants) and records of the Purchased Entity, the Subsidiaries and such Representatives (including the work papers of the Seller’s accountants and the Purchased Entity’s accountants) relevant to the review of the Statement and the Seller’s determination of Closing Working Capital and Closing Mortgage Debt in accordance with this Section 1.05.
Section 1.06    Tax Treatment. The parties hereto intend and agree that, for U.S. federal (and applicable state and local) income tax purposes, the sale of the Purchased Interests by the Seller in exchange for the Share Consideration shall be treated as a taxable sale by the Seller, and a taxable acquisition by the Partnership, of the assets of the Purchased Entity (including the assets of any Subsidiary of the Purchased Entity classified as a disregarded entity for U.S. federal income tax purposes within the meaning of Treasury Regulation Section 301.7701-3) (the “Purchased Assets”).
Section 1.07    Tax Withholding. MHI Inc., the Partnership, and any escrow agent or transfer agent shall be entitled to deduct and withhold from the Share Consideration payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold under the Code or any provision of U.S. state or local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Taxing Authority by , such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND MHI INC.
Section 2.01    Representations and Warranties as to the Partnership and MHI Inc. The Partnership and MHI Inc. hereby jointly and severally represent and warrant to the Seller as of the date hereof and as of the Closing Date, and acknowledge that the Seller is relying upon the following representations and warranties in completing the transactions contemplated hereby, as follows:
(a)    Organization and Status. The Partnership is a partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. MHI Inc. is a corporation duly established, validly existing and in good standing under the Laws of the Province of British Columbia. Each of the Partnership and MHI Inc. is duly qualified to carry on its activities in each jurisdiction in which the conduct of its activities or the ownership, leasing or operation of its property and assets requires such qualification.
(b)    Power and Due Authorization. Each of the Partnership and MHI Inc. has all necessary authority, power and capacity to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement and the Transaction Agreements to which it will be a party. This Agreement has been, and each of the Transaction Agreements to which the Partnership and MHI Inc. is a party have been, duly authorized, validly executed and delivered by the Partnership or MHI Inc., as applicable, and is or will be (assuming the due authorization, execution and delivery of the other parties hereto and thereto), as applicable, a legal, valid and binding obligation of the Partnership or MHI Inc., enforceable against each in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other and similar Laws relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.
(c)    Approvals. Except for the Requisite Shareholder Approval and the TSX Approval, no other consent, approval, permit, authorization or order of, no notice or declaration to, and no filing, registration or recording with, any Governmental Authority or other third party is required (or shall be required by the giving of notice, the lapse of time or the happening of any other event or condition or any combination of the foregoing) to be obtained or made by the Partnership or MHI Inc. or any of their respective Affiliates in connection with the execution and delivery of this Agreement and the Transaction Agreements to which they are party, or the performance by the Partnership or MHI Inc. of their obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein.
(d)    Authorized and Issued Capital of MHI Inc; Consideration Shares. MHI Inc. is authorized to issue an unlimited number of common shares, non-voting shares, and class A shares in the capital of MHI Inc. As of November 10, 2017, there were 32,337,350 common shares outstanding and no non-voting shares or class A shares in the capital of MHI Inc. outstanding. Upon the Closing, the Share Consideration shall be duly authorized, fully paid and non-assessable common shares in the capital of MHI Inc., free and clear of all Encumbrances.
(e)    No Obligation to Issue Securities. Except as pursuant to the Transaction Agreements and except for the deferred shares issued pursuant to MHI Inc.’s deferred share incentive plan and the convertible debentures issued pursuant to the trust indenture between MHI Inc. and Computershare Trust Company of Canada dated December 16, 2016, (i) there are no outstanding subscriptions, options, warrants, stock appreciation rights, “put” or “call” rights, exchangeable or convertible securities or other contracts to which the Partnership or MHI Inc. is a party or by which any of them is bound with respect to its securities or under which the Partnership or MHI Inc. is, or may become, obligated to issue, sell or transfer any of its securities or for the purchase of any security (including Debt) of the Partnership or MHI Inc. or for the purchase of any securities convertible or exchangeable into any security (including Debt) of the Partnership or MHI Inc. and (ii) the securities of the Partnership and MHI Inc. are not subject to any preemptive right or right of first refusal, whether created by statute or the organizational documents of the Partnership.
(f)    Non Contravention. The execution and delivery by each of the Partnership and MHI Inc. of this Agreement and the Transaction Agreements to which it is a party, the performance by it of its obligations hereunder and thereunder, compliance with the other provisions hereof and thereof, and consummation of the transactions contemplated herein and therein do not (or shall not with the giving of notice, the lapse of time or the happening of any other event or condition or any combination of the foregoing):
(i)    violate any provisions of the certificate of formation, operating agreement, partnership agreement or other organizational documents, as applicable and as amended to date, of the Partnership or MHI Inc.;
(ii)    violate any contract or agreement relating to borrowed money, or any judgment, order, injunction, decree or award against, or binding upon the Partnership or MHI Inc. or upon the property or business of the Partnership or MHI Inc., which violation would prevent, delay or materially hinder consummation of the transactions contemplated by this Agreement and the Transaction Agreements or could have, individually or in the aggregate, an MHI Material Adverse Effect;
(iii)    violate any judgment, order, injunction, decree or award against, or binding upon, the Partnership or MHI Inc.; or
(iv)    result in any breach, violation, acceleration, default or cancellation, as applicable, of any contract, agreement, mortgage, lien, franchise, permit, certificate of need, deed to secure debt, or lease to which the Partnership or MHI Inc. is a party or by which the Partnership or MHI Inc. is bound and that could have, individually or in the aggregate, an MHI Material Adverse Effect.
(g)    Filings.
Except to the extent any of the following has not or would not reasonably be expected to have an MHI Material Adverse Effect:
(i)    MHI Inc. is a reporting issuer in each of the provinces and territories of Canada and is not in default in any respect in the performance of its obligations under the Securities Laws of such provinces and territories and is in compliance with the applicable rules and regulations of the TSX.
(ii)    No order, agreement or memorandum of understanding that contemplates ceasing or suspending trading in the common shares or any other securities of MHI Inc. is outstanding or in effect and no proceedings or agreement for this purpose have been instituted, pending, or, to the knowledge of MHI Inc., are contemplated or threatened.
(iii)    No written notification or other communication in writing from a Governmental Authority has been received by MHI Inc. threatening to cease trade any of MHI Inc.’s securities or suspend the trading of any of MHI Inc.’s securities on the TSX.
(iv)    MHI Inc. has prepared and filed all documents required to be filed by it with the Ontario Securities Commission in connection with its status as a “reporting issuer” under the Securities Act (Ontario) and other applicable legislation and with those other jurisdictions in Canada where it is a reporting issuer or the equivalent as required to be filed by it in connection with such status. All documents or information included in the public record were, as of their respective dates, in compliance in all respects with applicable Laws and did not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(v)    MHI Inc. has not filed any confidential material change report or other report or other document with any Canadian securities authority or regulator or any stock exchange that at the date of this Agreement remains confidential.
(h)    Illegal Payments. None of the Partnership, MHI Inc. or any of their Affiliates has ever offered, made or received on behalf of itself or its Affiliates, any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, illegal payments, gifts or gratuities to any Person, including any United States or foreign national, state or local government officials, employees or agents or candidates therefor.
(i)    Bankruptcy, Insolvency, etc. Neither the Partnership, MHI Inc. or any of their Subsidiaries has (i) commenced a voluntary case or had entered against it a petition for relief under any applicable Laws relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or non-judicial proceeding to hold, administer, and/or liquidate all or substantially all of its respective assets, (iii) had filed against it any involuntary petition seeking relief under any applicable Laws relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.
(j)    No Brokerage Obligations. Other than BMO Nesbitt Burns Inc. (the fees of which shall be incurred by the Partnership and MHI Inc.), there is no Person acting at the request of the Partnership or MHI Inc. who is entitled to any brokerage or agency fee in connection with the transactions contemplated under this Agreement or the Transaction Agreements.
(k)    Tax Status. MHI Inc. is not currently, has not been since January 1, 2017, and will not be immediately after the Closing, a “controlled foreign corporation” as defined in Section 957 of the Code, or a “passive foreign investment company” within the meaning of Section 1297 of the Code (with such meaning in effect as of the date of this Agreement).
(l)    HSR Act. MHI Inc. by its Board of Directors, or properly authorized designee, has determined, in good faith, based on information provided by the Seller and in reliance on the Seller’s representation in Section 3.02(hh) regarding the nature of the Purchased Assets, and in accordance with 16 CFR §801.10(c)(3), 802.2(d), 802.4 and 802.5, that the fair market value of the assets of the Purchased Entity to be acquired in connection with the transactions contemplated by this Agreement whose acquisition is not exempt under the HSR Act is not greater than $80.8 million. This determination is made solely for the purpose of determining the applicability of the HSR Act to the transactions contemplated by this Agreement.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Partnership and MHI Inc., as of the date hereof and as of the Closing Date, and acknowledges that the Partnership and MHI Inc. are relying upon the following representations and warranties in completing the transactions contemplated hereby, as follows. The disclosure schedule attached hereto as Exhibit B (the “Seller Disclosure Schedule”) will be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3, and the disclosure in any section or paragraph will qualify only the corresponding section or paragraph in this Article 3.
Section 3.01    As to Itself.
(a)    Organization and Status. The Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware. Each of the Other Facility Sellers is either a corporation or state domestic insurance company duly incorporated or formed, validly existing and in good standing under the Laws of the state of Delaware or Georgia, as applicable. The Seller is duly qualified to carry on its activities and is in good standing in each jurisdiction in which the conduct of its activities or the ownership, leasing or operation of its property and assets, requires such qualification.
(b)    Power and Due Authorization. The Seller has all necessary authority, power and capacity to enter into, perform its obligations under and consummate the transactions contemplated by this Agreement and the Transaction Agreements to which it is a party. This Agreement has been, and each of the Transaction Agreements to which the Seller is a party will be, at or prior to the Closing, duly authorized, validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery of the other parties hereto and thereto) this Agreement constitutes, and each of the Transaction Agreements will, when so executed and delivered, constitute, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other and similar Laws relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.
(c)    No Approvals. Except as set forth on Schedule 3.01(c) hereto, no consent, approval, permit, authorization or order of, no notice or declaration to, and no filing, registration or recording with, any Governmental Authority or other third party is required (or shall be required by the giving of notice, the lapse of time or the happening of any other event or condition or any combination of the foregoing) by the Seller or any of its Affiliates in connection with the execution and delivery of this Agreement and the Transaction Agreements to which it is a party, or the performance by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein.
(d)    Non Contravention. Except as set forth on Schedule 3.01(c) hereto, the execution and delivery by the Seller of this Agreement and the Transaction Agreements to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder, compliance with the other provisions hereof and thereof, and consummation of the transactions contemplated herein and therein does not (or shall not with the giving of notice, the lapse of time or the happening of any other event or condition or any combination of the foregoing):
(i)    violate any provisions of the certificate of formation, limited liability company agreement or other organizational documents, as applicable and as amended to date, of the Seller;
(ii)    violate any contract or agreement relating to borrowed money, or any judgment, order, injunction, decree or award against, or binding upon the Seller or upon the property or business of the Seller, which violation would prevent, delay or materially hinder consummation of the transactions contemplated by this Agreement and the Transaction Agreements or could have, individually or in the aggregate, a Material Adverse Effect;
(iii)    violate any judgment, order, injunction, decree or award against, or binding upon, the Seller;
(iv)    result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Facilities; or
(v)    result in any breach, violation, acceleration, default or cancellation, as applicable, of any contract, agreement, mortgage, lien, franchise, permit, certificate of need, deed to secure debt, or lease to which the Seller is a party or by which the Seller is bound and that could have, individually or in the aggregate, a Material Adverse Effect.
(e)    Illegal Payments. Neither the Seller, nor to the Seller’s Knowledge, any of its Affiliates has ever offered, made or received on behalf of itself or its Affiliates, any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, illegal payments, gifts or gratuities to any Person, including any United States or foreign national, state or local government officials, employees or agents or candidates therefor.
(f)    Bankruptcy, Insolvency, etc. The Seller has not (i) commenced a voluntary case or had entered against it a petition for relief under any applicable Laws relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or non-judicial proceeding to hold, administer, and/or liquidate all or substantially all of its respective assets, (iii) had filed against it any involuntary petition seeking relief under any applicable Laws relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.
(g)    FIRPTA. The Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
(h)    Investment. The Seller acknowledges that the offering and issuance of the Consideration Shares to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Partnership’s and MHI Inc.’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of the Seller contained herein. In furtherance thereof, the Seller represents and warrants to the Partnership and MHI Inc. as follows:
(i)    The Seller is an “accredited investor” (as such term is defined in each of Rule 501(a) of Regulation D promulgated under the Securities Act and National Instrument 45-106 – Prospectus and Registration Exemptions);
(ii)    The Seller is acquiring the Consideration Shares solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for resale in connection with any distribution thereof in violation of the Securities Laws;
(iii)    The Seller is knowledgeable, sophisticated and experienced in business and financial matters, is fully capable of evaluating the merits and risks of an investment in the Consideration Shares. The Seller fully understands the limitations on transfer and resale imposed by the Securities Laws and the Investor Rights Agreement. The Seller believes that an investment in the Consideration Shares is suitable for the Seller based upon the Seller’s objectives and financial needs. The Seller is able to bear the economic risk of holding the Consideration Shares for an indefinite period and is able to afford the complete loss of its investment in the Consideration Shares;
(iv)    The Seller has received and reviewed all information and documents about or pertaining to MHI Inc. and the Partnership (including MHI Inc.’s Annual Information Form dated March 29, 2017, Management Information Circular dated March 20, 2017, annual audited financial statements and management’s discussion and analysis for the year ended December 31, 2016 and interim financial statements and management’s discussion and analysis for the nine-months ended December 31, 2016, in each case, filed on SEDAR at www.sedar.com) and the business and prospects of MHI Inc. and the Partnership and the issuance of the Consideration Shares as the Seller deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers from MHI Inc. and the Partnership about such information and documents, MHI Inc. and the Partnership and the business and prospects of MHI Inc. and the Partnership which the Seller deems necessary or desirable to evaluate the merits and risks related to its investment in the Consideration Shares; and
(v)    The Seller acknowledges that Consideration Shares will be characterized as “restricted securities” under U.S. Securities Law and that the offering and issuance of the Consideration Shares has not been, and will not be, registered under the Securities Act or qualified under applicable state Securities Laws in the United States, and, therefore, the Consideration Shares cannot be resold unless they are registered under the Securities Act and any applicable Securities Laws of the states of the United States or unless an exemption from such registration requirements is available. The Seller further understands that if an exemption from registration or qualification is available, it may be conditioned on various requirements that are outside the Seller’s control. The Seller further acknowledges that its ability to sell or otherwise transfer the Consideration Shares is further restricted by certain provisions of the Investor Rights Agreement and may be further restricted by other applicable Securities Laws.
(vi)    The Seller further understands that it is receiving all such Consideration Shares without being furnished a prospectus setting forth all of the information that may be required to be furnished under applicable Securities Laws in a registered public offering and, as a consequence, certain protections, rights and remedies provided in applicable securities legislation, including statutory rights of rescission or damages, may not be available to it. The Seller has not relied on any oral or written representation in connection with the offering of the Consideration Shares that is not contained in this Agreement.
(vii)    The Seller further understands that the certificates representing the Consideration Shares will contain the following legends:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT AND UNDER APPLICABLE SECURITIES LAWS, OR UNLESS SUCH OFFER, PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, PLEDGE, SALE, ASSIGNMENT OR TRANSFER OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”

Section 3.02    As to the Purchased Entity, the Indirect Purchased Entities and the Facilities.
(a)    Organization and Status. The Purchased Entity and each Indirect Purchased Entity is a limited liability company duly formed, validly existing and in good standing in each jurisdiction in which it was formed. The Purchased Entity and each Indirect Purchased Entity is duly qualified to carry on its activities in each jurisdiction in which the conduct of its activities or the ownership, leasing or operation of its property and assets, requires such qualification.
(b)    No Approvals. Except as set forth on Schedule 3.01(c) hereto, no consent, approval, Permit, authorization or order of, no notice or declaration to, and no filing, registration or recording with, any Governmental Authority or other third party is required (or shall be required by the giving of notice, the lapse of time or the happening of any other event or condition or any combination of the foregoing) by the Purchased Entity or an Indirect Purchased Entity in connection with the consummation of the transactions contemplated herein or under any of the Transaction Agreements.
(c)    Authorized and Issued Capital. The Seller is the sole owner of all of the issued and outstanding securities of the Purchased Entity, which securities are fully paid and non-assessable and are free and clear of all Encumbrances, except Permitted Encumbrances. The issued and outstanding securities of the Purchased Entity and of the Indirect Purchased Entities were issued in compliance with applicable Laws and were not issued in violation of the limited liability company agreement of the Purchased Entity or any other agreement, arrangement, or commitment to which the Seller, Purchased Entity or any Indirect Purchased Entity is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Schedule 3.02(c) sets forth a complete and accurate list of the name and jurisdiction of each of the Indirect Purchased Entities, the authorized, issued and outstanding shares or other interests in the capital of each Indirect Purchased Entities and the registered owner of such shares or interests, as applicable. The outstanding shares or other interests of each Indirect Purchased Entity set forth opposite the Indirect Purchased Entity’s name on Schedule 3.02(c) are duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Schedule 3.02(c), directly owned as the registered owner by the Purchased Entity or an Indirect Purchased Entity, free and clear of any Encumbrances other than Permitted Encumbrances. Except for the Indirect Purchased Entities and as set forth on Schedule 3.02(c) hereto, the Purchased Entity does not own, directly or indirectly, any shares, units or other form of equity or investment interest in any Person
(d)    Ownership of Purchased Interests. The Purchased Interests are duly authorized and validly issued securities in the capital of the Purchased Entity, free and clear of all Encumbrances, except Permitted Encumbrances. Except pursuant to the Investor Rights Agreement and the Escrow Agreement, the equity interests in the Purchased Entity and, except as set forth on Schedule 3.02(d), the equity interests in the Indirect Purchased Entities are not subject to any voting trust, partnership agreement, voting agreement or any other rights or agreements affecting such equity interests.
(e)    No Obligation to Issue Securities. Except as set forth on Schedule  3.02(e), (i) there are no outstanding subscriptions, options, warrants, stock appreciation rights, “put” or “call” rights, exchangeable or convertible securities or other contracts to which the Purchased Entity or any Indirect Purchased Entity is a party or by which the Purchased Entity or any Indirect Purchased Entity is bound with respect to the securities of the Purchased Entity or an Indirect Purchased Entity, as applicable, under which the Purchased Entity or an Indirect Purchased Entity is, or may become, obligated to issue, sell or transfer any of its securities or for the purchase of any of its securities (including Debt) or for the purchase of any securities convertible or exchangeable into any security (including Debt) of the Purchased Entity or an Indirect Purchased Entity and (ii) the securities of the Purchased Entity and the Indirect Purchased Entities are not subject to any preemptive right or right of first refusal, other than in favor of the Purchased Entity or an Indirect Purchased Entity whether created by statute or the organizational documents of such entities. No such rights will be exercisable as a result of the transactions contemplated hereby.
(f)    Non-Contravention. Except as set forth on Schedule 3.01(c) hereto, the consummation of the transactions contemplated by this Agreement and the Transaction Agreements do not (or shall not with the giving of notice, the lapse of time or the happening of any other event or condition or any combination of the foregoing):
(i)    violate any provisions of the certificate of formation, limited liability company agreement, limited partnership agreement or other organizational documents, as applicable and as amended to date, of the Purchased Entity or any Indirect Purchased Entity;
(ii)    violate any contract or agreement relating to borrowed money, or any judgment, order, injunction, decree or award against, or binding upon the Purchased Entity or any Indirect Purchased Entity or upon the property or business of the Purchased Entity or any Indirect Purchased Entity, which violation would prevent, delay or materially hinder consummation of the transactions contemplated by this Agreement and the Transaction Agreements or could have, individually or in the aggregate, a Material Adverse Effect upon the Purchased Entity or any Indirect Purchased Entity or their ability to consummate the transactions described herein;
(iii)    violate any judgment, order, injunction, decree or award against, or binding upon, the Purchased Entity or any Indirect Purchased Entity;
(iv)    result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Facilities; or
(v)    result in any breach, violation, acceleration, default or cancellation, as applicable, of any contract, agreement, mortgage, lien, franchise, permit, certificate of need, deed to secure debt, or lease to which the Purchased Entity or any Indirect Purchased Entity is a party or by which the Purchased Entity or any Indirect Purchased Entity is bound and that could have, individually or in the aggregate, a Material Adverse Effect upon the Purchased Entity or any Indirect Purchased Entity or their ability to consummate the transactions described herein.
(g)    Purchased Entity Joint Ventures. Except as set forth on Schedule 3.01(c), the consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not: (i) violate any provision of the organizational documents of any Purchased Entity Joint Venture; or (ii) (A) violate any requirements of Law relating to the Purchased Entity Joint Ventures; (B) violate any order, judgement, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award to which any of the Purchased Entity Joint Ventures is subject; (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority relating to any Purchased Entity Joint Venture; or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any joint venture agreement, shareholder agreement or similar agreement relating to a Purchased Entity Joint Venture to which the Purchased Entity or any Indirect Purchased Entity is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify any joint venture agreement, shareholder agreement or similar agreement relating to a Purchased Entity Joint Venture to which the Purchased Entity or any Indirect Purchased Entity is a party, except, in each case, for any failure to obtain such permits, authorizations, consents or approvals, any failure to make such filings or any such modifications, violations, rights, impositions, breaches or defaults, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)    Illegal Payments. Neither the Purchased Entity nor any Indirect Purchased Entity has offered, made or received on behalf of itself or, to the Seller’s Knowledge, its Affiliates, any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, illegal payments, gifts or gratuities to any Person, including any United States or foreign national, state or local government officials, employees or agents or candidates therefor.
(i)    Bankruptcy, Insolvency, etc. None of the Purchased Entity or the Indirect Purchased Entities has/have (i) commenced a voluntary case or had entered against it a petition for relief under any applicable Laws relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or non-judicial proceeding to hold, administer, and/or liquidate all or substantially all of its respective assets, (iii) had filed against it any involuntary petition seeking relief under any applicable Laws relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.
(j)    Books and Records. The financial Books and Records of the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities) are complete and correct in all material respects for the periods for which they exist and accurately reflect in all material respects the transactions to which the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities), as applicable, is a party or by which the assets of the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities), as applicable, are bound and are maintained in all material respects to the extent applicable in accordance with GAAP. The minute books of the Purchased Entity and each Indirect Purchased Entity, contain records that are accurate and complete in all material respects of all meetings held of, and action taken by, members of the Purchased Entity and each Indirect Purchased Entity, the board of managers (or equivalent body) of the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller, as applicable, and any committees of the board of managers (or equivalent body) of the Purchased Entity. At, or within a reasonable period following, the Closing, all of the Books and Records related to the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities), as applicable, or the CIT Business conducted will be in the possession or control or available to the Partnership and MHI Inc.
(k)    Compliance with Laws. The Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities), as applicable, has complied and are in compliance in all material respects with, and none of the Purchased Entities or Indirect Purchased Entities or Other Facility Seller (as it relates to the Other Facilities), as applicable, have violated any, applicable Laws, rules and regulations in connection with its ownership, use, operation or management of the Facilities and the CIT Business in any material respect, and neither the Seller, the Purchased Entity, nor any Indirect Purchased Entity nor Other Facility Seller (as it relates to the Other Facilities), has received notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing of any violation thereof which has not been cured as of the date hereof or is set forth on Schedule 3.02(k) hereto. The Seller has not received notice (x) that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on the Facilities or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from the Facilities is not in full force and effect as of the date hereof or (y) of any default under any such agreement, easement or right, or any material uncured violation or pending threat of modification or cancellation of any of the same.
(i)    The Purchased Entity and the Indirect Purchased Entities are in compliance in all material respects with all applicable Health Care Laws relating to the ownership and operation of the Facilities, and billing for services provided, (ii) neither the Purchased Entity nor the Indirect Purchased Entities, has received any written notice from any Governmental Authority alleging any violation, in any material respect, of any applicable Health Care Law relating to the ownership and operation of the Facilities, or the billing for services provided, except those violations which would not reasonably be expected to have, individually or in the aggregate, a Facility Material Adverse Effect, and (iii) no legal proceeding, investigation or order by any Governmental Authority exists or is pending or, to the Seller’s Knowledge, threatened, against the Facilities, the Purchased Entity or the Indirect Purchased Entities, alleging any material failure to comply with Health Care Laws relating to the ownership and operation of the Facilities, and billing for services provided, except as set forth on Schedule 3.02(k) hereto.
(ii)    The Indirect Purchased Entities have filed or caused its operating partners to cause to be submitted all requisite claims and other reports required to be filed in connection with all Government Programs and other payment programs, due on or before the date hereof, all of which are complete and correct in all material respects. There are no actions, claims, complaints, investigations, reviews or other proceedings commenced, brought, heard or, to the Seller’s Knowledge, threatened by or before any Governmental Authority or any Medicare or Medicaid intermediary or carrier, the Provider Reimbursement Review Board, the Centers for Medicare and Medicaid Services, or other Governmental Authority, with respect to any Government Program claims filed by the Indirect Purchased Entities on or before the date hereof. No validation review, program integrity review, payor audit or other investigation related to the Indirect Purchased Entities Ventures has been conducted by any Governmental Authority or other payment program, and no such reviews or investigations are scheduled, pending, or threatened against or affecting the Indirect Purchased Entities and, to the Seller’s Knowledge, there is no basis for same.
(iii)    Neither the Purchased Entity nor the Indirect Purchased Entities have received any notice of any threatened or pending investigation of any civil, administrative or criminal action relating to their participation in Government Programs or commercial insurance companies providing third-party payment. All claims submitted or caused to be submitted by the Purchased Entity or any of the Indirect Purchased Entities have been for medically necessary services, are in accordance with all Government Program and other payment program requirements and applicable Law, and are not subject to recoupment by any Government Program or other payment program. Neither the Purchased Entity nor any Indirect Purchased Entity has submitted to any Government Program or other payment program any false or fraudulent claim for payment, and all cost reports submitted to any Government Program or other payment program for periods prior to the date hereof have been accurately completed and timely filed in all material respects. Neither the Purchased Entity nor any Indirect Purchased Entity has any liability with respect to any Government Program or other payment program, except that liability which would not reasonably be expected to have, individually or in the aggregate, a Facility Material Adverse Effect. No fine, penalty or sanction is outstanding in connection with any Government Program or other payment program by any Governmental Authority or other payor on the Purchased Entity or any Indirect Purchased Entity.
(iv)    No current or former member, officer, manager or employee of the Purchased Entity or any of the Indirect Purchased Entities or, to the Seller’s Knowledge, no Manager has at any time (i) been suspended or excluded from participation in Medicare, Medicaid or any other state or federal health care program, (ii) been convicted of a criminal offense related to any Health Care Law, or (iii) been convicted of a criminal offense relating to fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a Government Program or other payment program.
(v)    Neither the Purchased Entity nor any Indirect Purchased Entities have offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in-kind, to or from any physician or any other actual or potential referral source (including any family member of a physician or other actual or potential referral source), or an entity in which a physician or any other actual or potential referral source (or a family member of a physician or any other actual or potential referral source) has an ownership or investment interest in the Purchased Entity or any Indirect Purchased Entity. Neither the Purchased Entity nor the Indirect Purchased Entities have any financial relationship with any Person from whom the Purchased Entity or Indirect Purchased Entities receives referrals to which it makes referrals, including without limitation, physicians, home health agencies, hospices and hospitals.
(vi)    The Purchased Entity and the Indirect Purchased Entities are in compliance with all applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, HITECH and any comparable state Laws in all material respects. The Purchased Entity and the Indirect Purchased Entities have established and implemented such policies, programs, procedures, and systems as are necessary to comply with HIPAA and HITECH in all material respects. There has been no material misuse, improper disclosure, breach of confidentiality, or a security incident by the Purchased Entity, the Indirect Purchased Entities, or any of their agents, employees or contractors.
(l)    No Litigation. Except as set forth on Schedule 3.02(k) hereto, as of the Effective Date, there is no litigation, action, suit, charge, grievance, hearing or other proceeding currently pending, or to the Seller’s Knowledge, threatened against or affecting the Purchased Entity or any Indirect Purchased Entity or the Other Facility Sellers (as it relates to the Other Facilities), or affecting any of their respective assets or the Facilities, at law or in equity, or before any federal, state, municipal, local or other Governmental or quasi-Governmental Authority, or before any official or arbitrator and, to Seller’s Knowledge, there is no reasonable basis or any of the foregoing. There is no pending or, to the Seller’s Knowledge, threatened investigation of the Purchased Entity or any Indirect Purchased Entity or any Other Facility Sellers (as it relates to the Other Facilities) and/or in respect of the Facilities or the CIT Business by any Governmental or quasi-Governmental Authority. None of the Purchased Entity or any Indirect Purchased Entity or the Other Facility Sellers (as it relates to the Other Facilities) is subject to any judgment, injunction, order, corporate integrity agreement, writ or decree of any court or other Governmental Authority or agency relating specifically to the Purchased Entity or any Indirect Purchased Entity or any Other Facility Sellers (as it relates to the Other Facilities) or to the ownership, operation or management of the Facilities and/or the operating of the CIT Business.
(m)    Regulatory Matters; Permits. The Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities) is in possession of, and in compliance with, all material authorizations, licenses, permits, certificates of need, billing privileges, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities) to own, lease and, to the extent applicable, operate the Facilities, bill the Government Programs and any other payment programs for services or to carry on its respective business substantially as it is being conducted as of the date hereof in all material respects (the “Permits”) and all such Permits are valid and in full force and effect. All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Authority (and there is no basis for believing that such Permit will not be renewable upon expiration), and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority. Neither the Seller, the Purchased Entity nor any Indirect Purchased Entity nor any Other Facility Seller has received any claim or notice nor has any Knowledge indicating that the Purchased Entity or any Indirect Purchased Entity or Other Facility Seller is currently not in compliance with the terms of any such Permits. All of such Permits will be available for use by the Purchased Entity or the Indirect Purchased Entities or by the Other Facility Seller, as applicable, immediately after the Closing.
(n)    Indebtedness; Liabilities. Except as set forth on Schedule 3.02(n) hereto, neither the Purchased Entity nor any of the Indirect Purchased Entities has, nor as a result of the transactions contemplated by this Agreement or the Transaction Agreements, will have:
(i)    any indebtedness, claim, liability or obligation of any nature (whether known or unknown, absolute, accrued, fixed, liquidated, unliquidated, unasserted or otherwise and whether due or to become due) that is not reflected on the face of the Interim Financial Statements, or incurred in the ordinary course of business consistent with past practice since September 30, 2017 (none of which is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit);
(ii)    any outstanding bonds, debentures, notes, mortgages, trust indentures, loan agreements or other indebtedness or liabilities for borrowed money (which, for greater certainty, excludes capital leases, trade indebtedness and Taxes incurred in the ordinary course); or
(iii)    any liabilities under guaranty, letter of credit, comfort letter, surety bond and/or other credit support provided by the Purchased Entity or any Indirect Purchased Entity in support of any liability of any Person (other than the Purchased Entity or any Indirect Purchased Entity) in excess of $100,000 or, with respect to such items of credit support that do not involve any financial obligation, a value of $100,000.
(o)    Financial Statements. Attached as Schedule 3.02(o), are the following financial statements (including a company reviewed balance sheet and income statement): fiscal years ended December 31, 2015 and 2016 (the “Annual Financial Statements”) and the nine months ended September 30, 2017 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Each of the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, are correct and complete in all material respects, is consistent with the book and records of the Purchased Entity (which, in turn, are true and accurate and complete in all material respects) and present fairly, in all material respects, the consolidated assets, liabilities (whether accrued, absolute, contingent, or otherwise) and financial position of the Purchased Entity and the Care Facilities, as of their respective dates and the consolidated earnings and results of operations of the Purchased Entity and the Care Facilities, for the periods covered by the Financial Statements.
(p)    No Change. Except as may be contemplated by this Agreement, the Transaction Agreements, Section III of the Working Capital Schedule or as set forth on Schedule 3.02(p) hereto, since the date of the Interim Financial Statements, each of the Purchased Entity and the Indirect Purchased Entities and the Other Facility Sellers (as it relates to the Other Facilities) has carried on its business and conducted its operations and affairs in a commercially reasonable manner and in the ordinary course consistent with past custom and practice, and there has not been:
(i)    any Material Adverse Effect on the Purchased Entity, any Indirect Purchased Entity or the Facilities;
(ii)    any damage, destruction or loss (whether or not covered by insurance) affecting the property or physical assets of the Purchased Entity, any Indirect Purchased Entity or the Facilities in excess of $100,000 individually or $1,000,000 in the aggregate;
(iii)    any issuance or sale by the Purchased Entity or any Indirect Purchased Entity or any contract entered into by the Purchased Entity or any Indirect Purchased Entity for the issuance or sale by it of its securities or securities convertible into or exercisable for its securities;
(iv)    any write-down or write-off of any assets or any portion thereof of the Purchased Entity or any Indirect Purchased Entity or the Other Facility Sellers (as it relates to the Other Facilities) in excess of $100,000 individually or $1,000,000 in the aggregate;
(v)    any cancellation of any Debts or claims or any amendment, termination or waiver of any rights of value to the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller (as it relates to the Other Facilities);
(vi)    any sale, assignment, transfer or abandonment of any material Permit;
(vii)    any notice received of any threatened or pending investigation by any Governmental Authority;
(viii)    any notice received in respect of a material adverse change in the operation or management of any of the Facilities;
(ix)    any capital expenditures or outstanding commitments not accrued and reflected on the face of the Interim Financial Statements;
(x)    any change, made or proposed, in the accounting principles, practices or methods of the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller (as it relates to the Other Facilities), including its practices or terms relating to accounts payable or accounts receivable or any change, made or proposed, in any policy or practice relating to pricing, investments, credit, bad Debt, contingency or other reserves, except for such changes which are required by GAAP or any Laws;
(xi)    any sale, transfer or lease of any real property or other material asset to any other Person;
(xii)    any entering into of any employment contract or commitment (whether oral or written) or compensation arrangement with any officer or director, or Benefit Plan, or any material change or commitment to change (including any change pursuant to any bonus, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of its officers, directors, agents or consultants, or any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution made, except as in the ordinary course of business or required by applicable law or the terms of an existing Benefit Plan; or
(xiii)    commit to, or agree to take, any of the foregoing actions.
(q)    Taxes.
(i)    The Purchased Entity and each Indirect Purchased Entity (including any predecessors of the Purchased Entity and each Indirect Purchased Entity) have filed when due with the appropriate Governmental Authority (or have received filing deadline extensions for) all material Tax Returns with respect to the business required to be filed by it. All material Taxes and related interest and penalties owed with respect to the Purchased Entity, the Indirect Purchased Entities or any of their respective assets have been paid when due. There are no liens for Taxes (other than Permitted Liens) against the assets of the Purchased Entity or any Indirect Purchased Entity. The Purchased Entity and each Indirect Purchased Entity has withheld all material Taxes required to be held under applicable Laws and regulations, and such withholdings have been paid to the proper Governmental Authority or set aside in accounts for such purpose or accrued, reserved against and set forth on the face of the Interim Financial Statements. There is no written notice of any Tax deficiency outstanding or assessed or, to the best of the Seller’s Knowledge, proposed against the Purchased Entity or any Indirect Purchased Entity that is not reflected as a liability on the face of the Interim Financial Statements nor has the Purchased Entity or any Indirect Purchased Entity executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is still in effect. Neither the Purchased Entity nor any Indirect Purchased Entity has applied for a ruling relating to Taxes which will be binding after Closing or entered into a “closing agreement” as described in Section 7121 of the Code (or any similar agreement described in any comparable or similar provision of state, local or foreign Law) with any Governmental Authority. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Purchased Entity or any Indirect Purchased Entity. Neither the Purchased Entity nor any Indirect Purchased Entity is liable for the Taxes of any other Person, whether pursuant to Law or by contract. The Purchased Entity is treated as a disregarded entity for U.S. federal income tax purposes, and each Indirect Purchased Entity is treated as either a disregarded entity or a partnership for U.S. federal income tax purposes. Schedule 3.02(q) hereto sets forth a list of jurisdictions in which Tax returns have been filed by or on behalf of the Purchased Entity or any Indirect Purchased Entity for the taxable periods ending December 31, 2016.
(ii)    There are no material sales Taxes, use Taxes, or the equivalent required to be paid by the Seller, the Purchased Entity, any Indirect Purchased Entity or, to the Seller’s Knowledge, the Managers with respect to any Facility, or state unemployment compensation contributions or other Taxes required to be paid by the Seller, the Purchased Entity, any Indirect Purchased Entity or, to the Seller’s Knowledge, the Managers as an employer with respect to such Facility (collectively, the “Specified Taxes and Contributions”), that are delinquent, and any such Specified Taxes and Contributions (including any interest or penalties thereon, if any) have been collected and paid to the appropriate Governmental Authority.
(iii)    The representations and warranties in this Section 3.02(q) and in Section 3.02(r) and Section 3.02(y)(x)(a) constitute the sole and exclusive representations and warranties of the Seller relating to Tax matters. Nothing in this Section 3.02(q) or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, tax credit carryover or other Tax asset or attribute of the Purchased Entity or its Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date.
(r)    Employee Benefit Matters.
(i)    The Purchased Entity does not, and is not required to, and has not and has never been required to, maintain, sponsor or contribute to any Benefit Plans. None of the Purchased Entity or Indirect Purchased Entities has incurred any obligation or liability with respect to or under any Benefit Plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits), which has created or will create any obligation with respect to, or has resulted in or will result in any liability to the Partnership or MHI Inc. or any of their respective Subsidiaries.
(ii)    (i) each Equity Plan has been maintained and administered in compliance in all material respects with its terms and with applicable Law, including the Code to the extent applicable thereto; (ii) all contributions or other amounts payable by the Purchased Entity or any Indirect Purchased Entity as of the date hereof with respect to each Equity Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); and (iii) there are no pending, threatened or, to the Seller’s Knowledge, anticipated claims (other than non-material claims for benefits in accordance with the terms of the Equity Plans and appeals of such claims) by, on behalf of or against any of the Equity Plans or any trusts related thereto that could reasonably be expected to result in any liability of the Purchased Entity or any Indirect Purchased Entity.
(iii)    The consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Purchased Entity to severance pay, bonus pay, or any other payment from the Purchased Entity, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such employee, consultant or officer.
(iv)    None of the Purchased Entity or any Indirect Purchased Entity or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).
(v)    No amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated hereby (alone or in combination with a termination of employment) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(vi)    The Purchased Entity does not have any indemnity obligation with respect to the Equity Plans for any Taxes imposed under Section 4999 or 409A of the Code.
(vii)    Except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, each Equity Plan has been operated and administered in compliance with Section 409A of the Code.
(viii)    The Equity Plans are not mandated by a government other than the United States and are not subject to the Laws of a jurisdiction outside of the United States.
(s)    Employment Matters.
(i)    Neither the Seller, the Purchased Entity nor, to the Seller’s Knowledge, any Manager of an Indirect Purchased Entity is a party to any collective bargaining agreement with any labor union relating to the Facilities. All employees employed at each Facility are employees of the applicable Manager or its affiliate and none of Indirect Purchased Entities have any employees.
(ii)    Neither the Seller, the Purchased Entity, an Indirect Purchased Entity nor, to the Seller’s Knowledge, any Manager is subject to any strike, lock-out, work stoppage or other labor dispute. Neither the Seller nor the Purchased Entity nor, to the Seller’s Knowledge, any Manager of an Indirect Purchased Entity has been subject to a strike, lock-out, work stoppage or other labor dispute in the last five years. Neither the Seller, the Purchased Entity, nor, to the Seller’s Knowledge, any Manager is currently subject to any recognition picketing or organizing activities by any labor organization. There is no petition or other proceeding currently pending with the National Labor Relations Board or any other federal, state or local government agency with jurisdiction over labor relations matters seeking certification as the representative of any employees of the Seller, the Purchased Entity, nor, to the Seller’s Knowledge, any Manager of an Indirect Purchased Entity.
(iii)    To the Seller’s Knowledge, the Seller, the Purchased Entity and the Managers are not engaged in any labor or employment practices in violation of any applicable federal, state and local labor and employment laws. All individuals characterized and treated by the Seller, the Purchased Entity and, to the Seller’s Knowledge, any Manager, as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Seller, the Purchased Entity and, to the Seller’s Knowledge, any Manager, classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.
(iv)    Within the last 90 days, neither the Seller, the Purchased Entity nor, to the Seller’s Knowledge, any Manager have taken any employment action that could create a “plant closing” or “mass lay-off” within the definition of the Worker Adjustment and Returning Notification Act (“WARN Act”) or any state plant closing laws.
(v)    The Seller has delivered or made available to the Partnership and MHI Inc. the names and titles of each of the management staff of the Seller and the Purchased Entity and the base compensation and bonus paid to, and any loans or advances of money to, each such person for the last three calendar years.
(vi)    To Seller’s Knowledge, there is no material dispute between the Seller, the Purchased Entity, any Indirect Purchased Entity and any of their employees or consultants related to employment, compensation, severance pay, vacation benefits, pension benefits, or discrimination.
(t)    Material Contracts. Except as set forth on Schedule 3.02(t) hereto, as of the date hereof, neither the Purchased Entity nor any Indirect Purchased Entity nor any Other Facility Seller (as it relates to the Other Facilities) is a party to or bound by:
(i)    Since July 1, 2013, any Contract for the purchase, sale or lease of real property in excess of $100,000 that has not been previously terminated;
(ii)    any partnership, joint venture, franchise or other similar Contract;
(iii)    any Contract involving the sharing of revenue or profits or providing for payments based on revenue or profits;
(iv)    any Contract or instrument that provides for, or relates to, the incurrence by the Purchased Entity or any Indirect Purchased Entity of any Indebtedness;
(v)    any guarantee of the obligations of officers, directors, employees or others;
(vi)    any Contract that limits or restricts where the Purchased Entity or any Indirect Purchased Entity may conduct business or any Contract containing any covenant or provision prohibiting the Purchased Entity or any Indirect Purchased Entity from engaging in any line or type of business except as set forth on Schedule 3.02(t)(viii);
(vii)    any Contract that provides a Person with the right or option to purchase any of the Facilities;
(viii)    any Contract that provides for, or relates to, any non-competition arrangement with any Person, including any current or former officer or employee of the Purchased Entity or any Indirect Purchased Entity, except for as set forth on Schedule 3.02(t)(viii);
(ix)    any Contract with any Governmental Authority, except for those Contracts entered into in connection with participation in Medicare, Medicaid or any other state or federal health care program that are set forth on the list provided under Section 6.22(c);
(x)    any Contract pursuant to which the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller (as it relates to the Other Facilities) has any material continuing contractual obligation (i) for indemnification or otherwise under any agreements relating to the sale of real estate, or any other business or material assets, previously owned, whether directly or indirectly, by the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller (as it relates to the Other Facilities), or (ii) to make payments on account of or arising out of prior acquisitions or sales of any of the Facilities, in the case of each of clause (i) and (ii), in excess of $100,000 in the aggregate;
(xi)    operating leases of tangible personal property requiring payment by the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller (as it relates to the Other Facilities) in excess of $200,000 individually in any calendar year remaining in its term;
(xii)    Contracts providing for the management and/or operation of any Facility with a Person not affiliated with the Purchased Entity or any Indirect Purchased Entity; or
(xiii)    Contracts involving swaps, forwards, futures, options, caps, floors or collar financial contracts, or any other interest-rate or foreign currency hedge or protection contract; or Contracts with any labor union or other labor organization with respect to any employees of the Purchased Entity or any Indirect Purchased Entity.
(u)    Status of Material Contracts. Each of the Contracts listed or required to be listed on Schedule 3.02(t) (collectively, the “Material Agreements”) constitutes a valid and binding obligation of the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller that is a party thereto and, to the Seller’s Knowledge, the other parties thereto. Each of the Purchased Entity and Indirect Purchased Entities and the Other Facility Seller, as applicable, has fulfilled and performed in all material respects its obligations required to be performed under each of the Material Agreements as of the date hereof and the Closing Date, as applicable, and none of the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller is in, or alleged to be in, material breach or material default under, any of the Material Agreements and, except as set forth on Schedule 3.02(u), to the Seller’s Knowledge, no other party to any of the Material Agreements has materially breached or materially defaulted thereunder and no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any such Material Agreement. Neither the Purchased Entity nor any Indirect Purchased Entity nor any Other Facility Seller is, as of the date hereof, paying liquidated damages in lieu of performance under any of the Material Agreements or currently renegotiating any of the Material Agreements. Complete and correct copies of each of the Material Agreements, together with all amendments, waivers or changes thereto, have heretofore been delivered to the Partnership and MHI Inc.
(v)    Insurance. The Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities) maintains policies of fire and casualty, liability (general, products and other liability), workers’ compensation, rent loss and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business as the Purchased Entity or each Indirect Purchased Entity or any Other Facility Seller (as it relates to the Other Facilities) of a size, and with assets and resources, comparable to the Purchased Entity and each Indirect Purchased Entity and Other Facility Seller (as it relates to the Other Facilities), respectively. Schedule 3.02(v) hereto sets forth a list of all material policies of insurance maintained, owned or held by the Purchased Entity, each Indirect Purchased Entity and the Other Facility Sellers (as it relates to the Other Facilities) on the date hereof (the “Insurance Policies”). Except as set forth on Schedule 3.02(k) hereto, there is no claim in excess of $100,000 by the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller (as it relates to the Other Facilities) that is pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. (i) All premiums payable under all such policies and bonds have been timely paid, (ii) the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller have complied in all material respects with the terms and conditions of all such policies and bonds, (iii) such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since the respective dates of acquisition of the properties by the Purchased Entity or Indirect Purchase Entity or the Other Facility Seller and/or have been renewed at expiration and remain in full force and effect as of the date hereof, (iv) such policies and bonds, in the aggregate, cover all of the material assets of the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities), (v) such policies and bonds are sufficient for compliance in all material respects with all requirements under any agreements to which the Purchased Entity or any Indirect Purchased Entity or Other Facility Seller (as it relates to the Other Facilities) is party to or requirements of Law, or to which any of the applicable insured assets of the Purchased Entity or Indirect Purchased Entity, or Other Facility Seller (as it relates to the Other Facilities) is subject, (vi) neither the Seller nor any Indirect Purchased Entity nor Other Facility Seller has received written notice of any threatened termination of any such policies or bonds, and (vii) there is no reason to believe that any of the Insurance Policies will not be renewed on similar terms by the insurer upon the scheduled expiry of the policy.
(w)    Intellectual Property.
(i)    All Intellectual Property owned by or licensed to the Purchased Entity or any Indirect Purchased Entity in connection with its respective business is set forth on Schedule 3.02(w)(i) hereto and is in force, in good standing and has been properly maintained and renewed, in all material respects, including the timely payment of all maintenance fees, in accordance with all applicable Law.
(ii)    All material unregistered Trademarks owned by the Purchased Entity and each Indirect Purchased Entity are set forth on Schedule 3.02(w)(ii) hereto.
(iii)    The Purchased Entity and each Indirect Purchased Entity owns or has a valid license interest in the Intellectual Property without any infringement upon or misappropriation of the intellectual property rights of any third Person. No royalties or fees are payable by the Purchased Entity or any Indirect Purchased Entity to any Person by reason of the use, ownership or license of any of the Intellectual Property. Neither the Purchased Entity nor any Indirect Purchased Entity has entered into any licenses, sublicenses or agreements relating to the use by any other Person of any of the Intellectual Property.
(iv)    To the Seller’s Knowledge, no other Person is infringing in any material respect or misappropriating in any material respect any Intellectual Property used, owned by or licensed to the Purchased Entity or any Indirect Purchased Entity. No material charge or material claim is pending or, to the Seller’s Knowledge, threatened, nor has any such charge or claim been made against the Purchased Entity or any Indirect Purchased Entity, nor does the operation of the business of the Purchased Entity or any Indirect Purchased Entity, infringe upon or misappropriate in any material respect any intellectual property owned or held by any other Person.
(x)    No Brokerage Obligations. Other than Cantor Fitzgerald, L.P. (the fees of which shall be incurred by the Seller), there is no Person acting at the request of the Seller, its Affiliates, the Purchased Entity or any of the Indirect Purchased Entities or any Other Facility Seller who is entitled to any brokerage or agency fee in connection with the transactions contemplated under this Agreement or the Transaction Agreements or in connection with any pending or completed acquisition or disposition of any properties.
(y)    Facilities.
(i)    Schedule 3.02(y)(i) sets forth a complete and correct list of (A) the Facilities or Land owned directly or indirectly by each Indirect Purchased Entity or Other Facility Seller, as applicable, (B) the city and state of each Facility, (C) the licensed capacity of each Facility and (D) which of the Indirect Purchased Entities or Other Facility Seller, as applicable, owns, leases or subleases the Real Property with respect to each such Facility. Each parcel of Real Property or condominium unit, as applicable, is owned in fee simple by the Indirect Purchased Entity or Other Facility Seller, as applicable. No Facility (or any portion thereof) is subject to any leases, subleases or other occupancy arrangement by any third party other than (I) the Operating Lease relating to such Facility (II) (A) to one or more residents in their capacity as such pursuant to the terms of the Occupancy Agreements, or (B) to one or more commercial tenants that provide services to residents at a Facility under a commercial lease or occupancy agreement, which, in the case of each such lease, sublease, or occupancy agreement, would be permitted under or pursuant to the terms of the respective master lease agreement, if effective (the “Permitted Lease Agreement Subleases”), (III) cellular towers, oil-and-gas leases, and similar leases, subleases or occupancy agreements which are disclosed on the public record and that would not reasonably be expected to have a Facility Material Adverse Effect. Seller has made available to Buyer a full, complete and accurate rent roll with respect to the Operating Leases (if available), and a rent roll for each Facility showing all other leases with respect to the Facility, all of which are true, accurate and complete, setting forth the name of each tenant, term of lease, rent payable and any defaults thereunder. Except as set forth in (I), (II) and (III) above, there are no parties in possession of any part of the Real Property, and there are no other rights of possession which have been granted to any third party or parties, except for licenses to use space which are cancelable by the Indirect Purchased Entity on thirty (30) days or less notice. Except as set forth on Schedule 3.02(y)(i), none of the Operating Leases, Occupancy Agreements, Permitted Lease Agreement Subleases or the agreements described in (III) above contain any purchase options, rights of first offer or rights of first refusal to purchase or lease any Facility or portion thereof.
(ii)    Each entity designated on Schedule 3.02(y)(i) as an owner, leaseholder, or subleaseholder of any Real Property is the record owner, leaseholder, or subleaseholder of such Real Property and has good and insurable fee simple title to, or holds a valid leasehold interest in, such Real Property, in each case free and clear of all Encumbrances (except for Permitted Encumbrances). Except as set forth on Schedule 3.02(y)(ii), each Indirect Purchased Entity’s or Other Facility Seller’s, as applicable, fee simple or leasehold title in its Real Property is insured pursuant to an existing title policy (“Existing Title Policy”) and, to the Seller’s Knowledge, (i) each such Existing Title Policy is in full force and effect upon the consummation of the transactions set forth herein, and (ii) no claim has been made thereunder. The Seller has delivered to the Partnership and MHI Inc. an accurate copy of each Existing Title Policy and all surveys, in each case, that are in the Seller’s possession.
(iii)    Except as set forth on Schedule 3.02(y)(iii), each Facility:

(a)	is supplied with utilities adequate for the operation of such Facilities in the same manner as such Facilities are currently being operated;

(b)
to the Seller’s Knowledge, is in working order sufficient for the ordinary course operation of such Facility for its current uses by its tenant or fee owner (as applicable), consistent with past practice, subject only to normal wear and tear, and, to the Seller’s Knowledge, is free from any material structural defect, which would cost in excess of $75,000 to repair;

(c)	has sufficient access to and from publicly dedicated streets or valid easements for its current use and operations;

(d)	to the Seller’s Knowledge, is in compliance in all material respects with applicable Laws and any Permitted Encumbrances;

(e)	to the Seller’s Knowledge, is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels;

(f)
except as shown on the surveys, to the Seller’s Knowledge, is located wholly within the boundaries of the Real Property related to such Facility and any setback related thereto, and does not encroach upon the property of or otherwise conflict with the property rights of any other Person, and the property of no other Person encroaches upon such Real Property or otherwise conflicts with the property rights of the Real Property’s owner; and

(g)	is not the subject of a real estate tax protest or proceeding.
(iv)    There are no pending or, to the Seller’s Knowledge, threatened condemnation proceedings relating to any Real Property that reasonably would be expected to have a Facility Material Adverse Effect. Except as set forth on Schedule 3.02(y)(i) hereto, there are no outstanding agreements, contracts, commitments, options, or rights of first refusal granted to third parties to purchase any Facility, or any portion thereof of interest therein. There are no pending proceedings initiated by or on behalf of the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller to change or redefine the zoning or land use classification for all or any portion of any Facility. None of the Seller, the Purchased Entity or, to the Seller’s Knowledge, any Indirect Purchased Entity has received written notice that any buildings or improvements constituting the Facilities are in violation of any applicable zoning ordinances and other municipal land use requirements. None of the Seller, the Purchased Entity, or Other Facility Seller or, to the Seller’s Knowledge, any Indirect Purchased Entity has received written notice of, and, to the Seller’s Knowledge, there is no proposed or threatened proceeding of such kind in each case that reasonably would be expected to have a Facility Material Adverse Effect.
(v)    Schedule 3.02(y)(v) lists, as of the date of this Agreement, (i) each material renovation or construction project with aggregate projects in excess of $100,000 currently being performed at any Facility (the “Construction Projects”) and (ii) the budgeted cost to complete each Construction Project. None of the Seller, the Purchased Entity or any Indirect Purchased Entity or Other Facility Seller has received written notice of material default by it of any obligation with respect to the Construction Projects and, to the Seller’s Knowledge, the general contractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations.
(vi)    Except for FF&E and Tangible Personal Property owned by tenants under the Operating Leases, and subject to the terms and conditions of the respective Operating Leases, the applicable Indirect Purchased Entity or Other Facility Seller has valid title to all material FF&E and Tangible Personal Property included in the assets of the Purchased Entity or Facility, as applicable, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances that are immaterial or related to debt and Encumbrances which do not materially detract from the value of such personal property.
(vii)    Except for FF&E and Tangible Personal Property owned by tenants under the Operating Leases, and subject to the terms and conditions of the respective Operating Leases, on Closing, the Real Property and FF&E and Tangible Personal Property will constitute all of the assets, properties and rights reasonably necessary for the Purchased Entity and Indirect Purchased Entities to own and lease such assets in a manner consistent in all material respects with the current ownership and lease of such assets by the Purchased Entity and Indirect Purchased Entities as of the date hereof.
(viii)    On Closing, the Real Property and FF&E and Tangible Personal Property will constitute all of the assets, properties and rights in respect of the Other Facilities reasonably necessary for the Partnership to own and lease such assets in a manner consistent in all material respects with the current ownership and lease of such assets by the Other Facility Sellers as of the date hereof.
(ix)    Except for Permitted Encumbrances, none of the Facilities is subject to any Encumbrance that is a mortgage, charge, lien, debenture, hypothecation, trust deed, assignment by way of security or other security interest that secures borrowed money indebtedness. All accounts due for work and services performed or materials placed or furnished upon or in respect of construction at the Facilities shall have been fully paid by or adjusted for on Closing and no one shall be entitled on Closing to validly claim a lien under any state statute relating to mechanic’s liens or materialman’s liens for work performed by or on behalf of or materials delivered to the Seller, the Purchased Entity or any Indirect Purchased Entity or the Other Facility Sellers (as to the Other Facilities), which individually or collectively could have a Material Adverse Effect.
(x)    As to the Other Facilities:

(a)	there are no material delinquent federal, state or local Taxes or assessments which are related to the Other Facilities;

(b)
all covenants, obligations, conditions, agreement and restrictions affecting the Other Facilities have been duly performed and observed in all material respects and neither the Seller nor the Other Facility Sellers have received notice of any outstanding or alleged breach or failure to perform;

(c)	Seller has delivered to the Partnership true, accurate and complete copies of all operating leases in respect of the Other Facilities (the “Other Facility Leases”);

(d)
except as set forth on Schedule 3.02(y)(x)(d), (i) the Other Facility Leases and any guarantees thereof are in full force and effect, (ii) no rent has been prepaid under the Other Facility Leases, (iii) neither landlord nor, to the Seller’s Knowledge, tenant, is in default under the Other Facility Leases, nor has Seller received any written notice regarding a default and (iv) all improvement required to be constructed under any Other Facility Lease has been constructed.

(z)    Leases.
(i)    The Operating Leases are valid and in full force and effect and the copies delivered by Seller to Partnership are true, accurate and complete copies thereof.
(ii)    To the Seller’s Knowledge, except as set forth on Schedule 3.02(z) hereto, neither any tenant under any Operating Lease nor the applicable Indirect Purchased Entity nor the applicable Other Facility Seller is in default of its obligations under the applicable Operating Lease and no event has occurred or condition exists which, with the giving of notice or lapse of time or both, individually or collectively, would be expected to result in a material default under any of the Operating Leases or otherwise; nor to the Seller’s Knowledge are there any facts or circumstances, which individually or collectively could result in a material default, in respect of which a reasonable and prudent landlord of a similar building or property, which was not being sold or for sale, would issue a notice to any tenant of a Facility that such tenant was in default of its obligations under its Operating Lease.
(iii)    The tenants under the Operating Leases are in possession of the leased premises under the Operating Leases and are paying rent as required under their applicable Operating Leases.
(iv)    To the Seller’s Knowledge, no defense, right to set-off or litigation or counterclaim has been asserted against it by any tenant under any Operating Lease.
(v)    (x) No tenant under any Operating Lease has prepaid rent or deposited security in excess of one month’s rent and any such prepaid rent and deposited security are reflected on the face of the Interim Financial Statements and (y) there are no rent-free periods.
(vi)    Neither the Purchased Entity nor any Indirect Purchased Entity nor any Other Facility Seller is in default of its obligations under the applicable Operating Lease and, to the Seller’s Knowledge, except as set forth on Schedule 3.02(z) hereto, no event has occurred or condition exists which, with the giving of notice or lapse of time or both, individually or collectively, would result in a material default; nor to the Seller’s Knowledge are there any facts or circumstances, which individually or collectively, with the passage of time, would be reasonably likely to result in a material default by the Purchased Entity (or any Indirect Purchased Entity) under any applicable Operating Lease. The Operating Leases are in full force and effect, and have not been amended or modified in any material respect, except as set forth on Schedule 3.02(t).
(aa)    Environmental Matters. Except as disclosed on Schedule 3.02(aa) hereto, to the Seller’s Knowledge:
(i)    no areas exist on the Facilities where Hazardous Materials have been generated, disposed of, released, stored, migrated or found in violation of any Environmental Laws, and none of the Seller, the Purchased Entity, Indirect Purchased Entities or Other Facility Sellers have received written notice of the existence of any such areas for the generation, storage or disposal of any Hazardous Materials on the Facilities in violation of any Environmental Laws;
(ii)    neither the Seller, the Purchased Entity, any of the Indirect Purchased Entities, any of the Other Facility Sellers, nor any of their respective agents has violated in any material respect any of the applicable Environmental Laws relating to or affecting any of the Facilities;
(iii)    the Facilities have been and are presently in compliance in all material respects with all Environmental Laws;
(iv)    the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller has obtained all material licenses, permits and/or other governmental or regulatory approvals necessary to comply with Environmental Laws relating to its use of any of the Facilities, and the Purchased Entity, each Indirect Purchased Entity and each Other Facility Seller has been and is in compliance in all material respects with the terms and provisions of all such licenses, permits and/or other governmental or regulatory approvals;
(v)    no underground storage, aboveground storage or septic tanks are currently located on any of the Facilities;
(vi)    none of the Facilities have been previously used as a landfill or as a dump for garbage, refuse or Hazardous Materials;
(vii)    no asbestos containing material, mold, urea formaldehyde foam insulation or lead based paint are present in any structures located on any of the Facilities;
(viii)    there are no writs, injunctions, decrees, orders, lawsuits, judgments or proceedings relating to compliance with or liability under any Environmental Laws;
(ix)    there have been no environmental assessments, inspections or audits conducted by the Seller, the Purchased Entity, Indirect Purchased Entities, the Other Facility Sellers, any Governmental Authority or any other Person regarding any of the Facilities, other than those with respect to which copies of the assessment, inspection or audit reports have been delivered to MHI Inc. or the Partnership; and
(x)    no property or facility to which the Seller, the Purchased Entity and Indirect Purchased Entities transported or arranged for disposal of Hazardous Materials is listed or proposed for listing as a site requiring investigation, cleanup or remediation or is otherwise the source of liability under Environmental Laws.
(bb)    Mortgages. Schedule 3.02(bb) lists, (i) each loan included in the Mortgage Debt and for which a mortgage, deed of trust or similar instrument, executed and delivered by an Indirect Purchased Entity, encumbers any Facility or Facilities. As to each loan, (i) the principal balance, (ii) the maturity date, (iii) the holder and servicer, if any, (iv) the extent to which the loan is cross-defaulted or cross-collateralized with any other loan(s) and (v) the balance in any reserves maintained pursuant to the loan Documents all are as stated on Schedule 3.02(n). There are no outstanding amounts past-due that are owed to the lender under any of the loan documents and, except as set forth on Schedule 3.02(n) hereto, neither Seller nor any applicable Indirect Purchased Entity nor any Other Facility Seller which is a party to any loan document(s) related to any loan is in material default of its obligations under the applicable loan documents and, to the Seller’s Knowledge, no event has occurred or condition exists which, with the giving of notice or lapse of time or both, individually or collectively, would constitute a default or an event of default (as defined in any such loan documents). There are no mortgages in respect of the Other Facilities.
(cc)    Work Orders. None of the Seller, the Purchased Entity, the Indirect Purchased Entities or the Other Facility Sellers (as it relates to the Other Facilities) have received any written notification from any Governmental Authority, which remains in effect, open or uncured, that any work, repairs, construction or capital expenditures are required to be made in respect of any of the Facilities including, without limitation, matters within the jurisdiction of the applicable fire and health departments or any part thereof as a condition of continued compliance with any applicable Laws or any Permit issued thereunder.
(dd)    No Notices from Regulatory Authorities. No written notice or direction has been received in respect of the Seller, the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller which remains outstanding from any Governmental Authority advising of any defects in the construction of any improvements located on any of the Facilities owned by it or any installations therein, or relating to any work order, deficiency, non-compliance or other written notice with any improvements located on any of the Facilities, restrictions, zoning by-laws, fire codes, environmental protection legislation, or other law or regulation or noncompliance with any development or similar agreement, which individually or collectively would have a Material Adverse Effect. To the Seller’s Knowledge, neither the Seller, the Purchased Entity or any Indirect Purchased Entity or any Other Facility Seller has received from any Governmental Authority any written notice of any proceeding with respect to or in connection with the expropriation, condemnation or re-zoning of any of the Facilities (or any part thereof).
(ee)    Title to Assets. The Purchased Entity or an Indirect Purchased Entity or an Other Facility Seller has legal and beneficial title to all of the assets reflected on the face of the balance sheet forming part of the Interim Financial Statements, free and clear of all Encumbrances, except for Permitted Encumbrances and except for assets used pursuant to leases. Except as disclosed in the Reports, the assets used in connection with the CIT Business are in good operating condition and repair having regard to their use and age and suitable for the uses to which they are being put.
(ff)    Transactions with Affiliates. Except for employment relationships and compensation and benefits in the ordinary course of business or as set forth on Schedule 3.02(ff), neither the Purchased Entity nor any Indirect Purchased Entity is a party to any agreement with, or involving the making of any payment or transfer of assets to, the Seller, or any shareholder, officer, member, partner or director of the Seller or any Affiliate of the Seller or other related party.
(gg)    Canadian Competition Act. The aggregate value of the assets in Canada of the Purchased Entity and its Subsidiaries and the gross revenues from sales in or from Canada generated from the assets in Canada of the Purchased Entity and its Subsidiaries, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder, do not exceed CAD$88 million.
(hh)    HSR Act. Seller has provided to MHI Inc. information regarding the nature of the business activities conducted at the Purchased Assets and represents that, based on its understanding of 16 C.F.R. 802.2(d) and related Federal Trade Commission interpretations, those Purchased Assets offering senior apartments, independent living, assisted living, and memory care beds constitute “residential property” within the meaning of 16 C.F.R. 802.2(d) as Seller understands that term. Seller has also provided MHI Inc. information concerning the lease of certain Purchased Assets to persons not controlled by Seller, and represents that, based on its understanding of 16 C.F.R. 802.5, those Purchased Assets constitute “investment rental property assets” as Seller understands that term, provided MHI Inc. intends to continue to lease such properties to parties not controlled by MHI Inc.
(ii)    Representations and Warranties. No representation or warranty or other statement made by the Seller in this Agreement, the Schedules hereto, any certificates delivered pursuant to Section 7.01 or otherwise in connection with the Transaction contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
ARTICLE 4

SURVIVAL OF REPRESENTATIONS AND WARRANTIES
Section 4.01    Survival of Representations and Warranties. The representations and warranties of each party contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing, except that:
(a)    the representations and warranties set out in Section 3.01(a) (Organization and Status) , Section 3.01(b) (Power and Due Authorization), Section 3.01(f) (Bankruptcy, Insolvency), Section 3.02(a) (Organization and Status), Section 3.02(c) (Authorized and Issued Capital), Section 3.02(d) (Ownership of Purchased Interests), Section 3.02(e) (No Obligation to Issue Securities) and Section 3.02(i) (Bankruptcy, Insolvency) (collectively, the “Seller Fundamental Representations”) shall survive the Closing and continue in full force and effect for a period of five (5) years;
(b)    the representations and warranties contained in Section 3.02(q) (Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereof);
(c)    the representations and warranties contained in Section 3.02(r)(iv) shall survive the Closing and shall continue in full force and effect for a period of 72 months after the Closing;
(d)    the representations and warranties contained in Section 3.02(k) (Compliance with Laws) and Section 3.02(m) (Regulatory Matters; Permits) shall survive the Closing and shall continue in full force and effect until sixty (60) days after the expiration of the applicable limitation periods imposed by Laws;
(e)    any representations and warranties contained in the limited warranty deed delivered pursuant to Section 7.04(a)(vii)(a) shall survive indefinitely;
(f)    a claim for any breach of any of the representations and warranties contained in this Agreement or the Transaction Agreements involving fraud or fraudulent misrepresentation may be made at any time subject only to applicable limitation periods, if any, imposed by Laws; and
(g)    no claim for breach of a representation or warranty (other than those referenced in Section 4.01(a)) shall be valid unless the party against whom such claim is made has been given written notice in accordance with Section 9.01 before the expiration of the applicable period set forth in this Section 4.01.
ARTICLE 5

INDEMNIFICATION
Section 5.01    Indemnification of the Partnership and MHI Inc. by the Seller. The Seller indemnifies and saves harmless the Partnership and MHI Inc., and each of their respective current and former managers, members, successors, assigns, directors, shareholders, and officers and each of their respective Representatives (collectively, the “Partnership Indemnified Parties”) from and against any and all Losses suffered by, imposed upon or asserted against any such Partnership Indemnified Party as a result of, in respect of, connected with, or arising directly or indirectly out of, under or pursuant to:
(a)    any breach or non-performance by the Seller to perform or fulfill any covenant to be performed by it under this Agreement or any Transaction Agreement;
(b)    any breach or inaccuracy of any representation or warranty given by the Seller in this Agreement or any Transaction Agreement;
(c)    any Taxes for which the Purchased Entity and its Subsidiaries are liable for any Pre-Closing Tax Period (determined consistently with Section 6.19(b));
(d)    any liability related to any actual or alleged violation or liability arising under any Health Care Law occurring on or prior to the Closing;
(e)    any releases, prior to the Closing, of any Hazardous Material on, to, from or under the Real Property; and
(f)    (i) any Misrepresentation in any information (including financial statements and other financial information) relating to the Seller, Tiptree and its Subsidiaries or the CIT Business provided by the Seller, Tiptree or its Subsidiaries for inclusion in the Meeting Materials or any other Disclosure Document and (ii) any order made, or any inquiry, investigation or proceeding by any Governmental Authority based on any Misrepresentation or any alleged Misrepresentation in any information relating to the Seller, Tiptree and its Subsidiaries or the CIT Business provided by any of the Seller, Tiptree or its Subsidiaries for inclusion in the Meeting Materials or any other Disclosure Document.
These indemnities shall survive Closing, subject to Article 4 and Section 5.03 and Section 5.04.
Section 5.02    Indemnification of the Seller by the Partnership and MHI Inc.. The Partnership and MHI Inc. shall jointly and severally indemnify and save harmless the Seller and each of its respective current and former managers, members, successors, assigns, directors, shareholders and officers and each of their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against any Losses suffered by, imposed or asserted against any such Seller Indemnified Party, as a result of, in respect of, connected with, or arising directly or indirectly out of, under or pursuant to:
(a)    any breach or non-performance by the Partnership to perform or fulfill any covenant to be performed by it under this Agreement or any Transaction Agreement;
(b)    any breach or inaccuracy of any representation or warranty given by the Partnership in this Agreement or any Transaction Agreement; and
(c)    (i) any Misrepresentation in the Meeting Materials (other than information relating to the Seller, Tiptree and its Subsidiaries or the CIT Business provided by the Seller, Tiptree or its Subsidiaries for inclusion in the Meeting Materials) or (ii) any order made, or any inquiry, investigation or proceeding by any Governmental Authority based on any Misrepresentation or any alleged Misrepresentation in the Meeting Materials (other than any information relating to the Seller, Tiptree and its Subsidiaries or the CIT Business provided by any of the Seller, Tiptree or its Subsidiaries for inclusion in the Meeting Materials).
These indemnities shall survive Closing, subject to Article 4 and Section 5.03 and Section 5.04.
Section 5.03    Procedure for Indemnification – Direct Claims. A claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”) may be asserted by notice from a party (for the purposes of Section 5.03, the “Indemnified Party”) to the party from whom indemnification is sought (for the purposes of this Section 5.03, the “Indemnifying Party”), which notice shall set forth in detail the facts and circumstances with respect to the subject matter of such Direct Claim and shall indicate the amount of Losses (estimated, to the extent that Losses in respect of such Direct Claim are reasonably capable of being estimated). With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Direct Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the agreed upon amount of the Direct Claim. If agreement cannot be reached prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof), then either the Indemnified Party or the Indemnifying Party may resort to other legal remedies to pursue and enforce their respective indemnification rights, subject to the terms of this Article 5. Notwithstanding any other provision of this Agreement, no Direct Claim may be asserted or pursued against any party hereto, or any action, suit or other proceeding commenced or pursued, for or in respect of any breach of any representation or warranty (other than a breach of a Seller Fundamental Representations) made by such party in this Agreement unless written notice of such Direct Claim is received by such party complying with the provisions of this Section 5.03 on or prior to the last day of the applicable survival period pursuant to Article 4, and upon the expiration of the applicable survival period pursuant to Article 4 all such representations and warranties shall cease to have any effect except to the extent a written notice of a Direct Claim has been previously given in respect thereof in accordance with this Section 5.03.
Section 5.04    Procedure for Indemnification – Third Party Claims.
(a)    Promptly after receipt by a Partnership Indemnified Party or a Seller Indemnified Party (for the purposes of Section 5.04, an “Indemnified Party”) of a Third Party Claim, the Indemnified Party shall, if a claim is to be made against an indemnifying party (for the purposes of this Section 5.04, an “Indemnifying Party”) under Section 5.01 or Section 5.02, give notice to the Indemnifying Party of the commencement of such claim, which notice shall set forth in detail the facts and circumstances with respect to the subject matter of such Third Party Claim and shall indicate the amount of Losses (estimated, to the extent that Losses in respect of such Third Party Claim are reasonably capable of being estimated). The failure to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such prompt notice, and then only to the extent of such prejudice.
(b)    If a Third Party Claim is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the Third Party Claim as set forth in Section 5.04(a), the Indemnifying Party shall be entitled to participate in the Third Party Claim as hereinafter provided. Subject to the following sentence, to the extent that the Indemnifying Party wishes to assume the defense of the Third Party Claim with counsel satisfactory to the Indemnified Party, it may do so provided it reimburses the Indemnified Party for all of its out-of-pocket expenses (including attorneys’ fees and disbursements) arising prior to or in connection with such assumption. The Indemnifying Party may not assume defense of the Third Party Claim if (i) the Indemnifying Party is also a party to the Third Party Claim and the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third Party Claim as against the Indemnified Party, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 5.04 in connection with the defense of the Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third Party Claim as against the Indemnified Party, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense and no Third Party Claim shall be settled, compromised or otherwise disposed of without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, provided that consent may be withheld in the sole discretion of the Indemnified Party if the settlement would require any performance or admission by the Indemnified Party. If for any reason an Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnifying Party shall nevertheless be entitled to participate in the negotiation and settlement of any Third Party Claim and consent to any compromise or settlement, such consent not to be unreasonably withheld or delayed. Such consent (x) shall not be unreasonably withheld, conditioned or delayed by the Indemnifying Party if the settlement would require only the payment of money by the Indemnifying Party.
(c)    Where the defense of a Third Party Claim is being undertaken and controlled by the Indemnifying Party, at the request of the Indemnifying Party, the Indemnified Party shall use its commercially reasonable efforts to make available to the Indemnifying Party those employees, officers and directors whose assistance, testimony or presence is necessary to assist the Indemnifying Party in defending any such claims. However, the Indemnifying Party shall be responsible for the reasonable out-of-pocket expenses associated with any employees, officers and directors made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 5.04(c).
(d)    With respect to any Third Party Claim, at the request of the Indemnifying Party, the Indemnified Party shall make available to the Indemnifying Party or its Representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defense of such claim.
Section 5.05    Exclusion of Other Remedies. Except as provided in this Section 5.05 or Section 1.05 (which shall be governed exclusively by Section 1.05) or Section 6.16 (which shall be governed exclusively by Section 6.16), the indemnities provided in Article 5 shall constitute the only remedies of a party against another party in the event of any breach of a representation, warranty, covenant or agreement of such party contained in this Agreement. The parties may also exercise against the party committing them any remedies available for claims based on fraudulent acts or fraudulent misrepresentation and any equitable remedies. The parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement or any Transaction Agreement would give rise to an irreparable injury to a party inadequately compensable in damages. Accordingly, a party shall be entitled to seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction in accordance with Section 9.05.
Section 5.06    Limitations on Liability.
(a)    Notwithstanding any other provision in this Agreement, no claim shall be made by the Partnership Indemnified Parties at any time under Section 5.01(b) unless the Losses suffered by any or all of the Partnership Indemnified Parties in respect of breaches or inaccuracies of the Seller’s representations and warranties exceeds, in the aggregate, an amount equal to Two Million Dollars ($2,000,000), other than (i) claims for Losses with respect to the Seller Fundamental Representations, (ii) claims for Losses based on fraud or fraudulent or intentional misrepresentation, and (iii) claims for Losses with respect to a breach of the representations and warranties set out in Section 3.02(q) (Taxes), Section 3.02(k) (Compliance with Laws), Section 3.02(m) (Regulatory Matters; Permits) and/or Section 3.02(r)(iv) ((i), (ii) and (iii) collectively, the “General Indemnity Exceptions”), which General Indemnity Exceptions shall not be subject to the limitations contained in this Section 5.06(a). The parties acknowledge that the limitations in this Section 5.06(a) are not a deductible and the Partnership Indemnified Parties shall be entitled to (subject to clause (b) below) seek recovery of the full amount of all Losses once the threshold described in the preceding sentence has been exceeded.
(b)    Notwithstanding any other provision in this Agreement, the maximum liability of the Seller under Section 5.01(b) shall be limited to an amount equal to Thirty Million Dollars ($30,000,000), other than the General Indemnity Exceptions, which General Indemnity Exceptions shall not be subject to the limitations contained in this Section 5.06(b).
(c)    Notwithstanding any other provision in this Agreement, any indemnification claims for Taxes with respect to a breach of the representations and warranties set forth in Section 3.02(q) (Taxes), Section 3.02(r) (Employee Benefit Matters) or Section 3.02(y)(x)(a) (Other Facilities) shall be limited to Taxes attributable to the Pre-Closing Tax Period.
(d)    Notwithstanding any other provision in this Agreement, the maximum liability of the Partnership and MHI Inc. under Section 5.02(b) shall be limited to an amount equal to Thirty Million Dollars ($30,000,000).
Section 5.07    Materiality. For purposes of (i) determining whether there has been a breach of a representation or warranty or a failure to perform a covenant under Section 5.01; and (ii) calculating the amount of any Losses that are the subject matter of a Claim under such section, any reference to “materiality”, “Material Adverse Effect”, “Facility Material Adverse Effect”, or other similar qualification or limitation that is contained in or is otherwise applicable to such representation or warranty or claim for indemnification will be disregarded.
Section 5.08    Payment. In the event a claim for indemnification under this Article 5 has been finally determined and the Seller is the Indemnifying Party, the amount of such final determination shall be paid by the Seller to the Indemnified Party, on demand, at the Seller’s option (which shall be delivered to the Indemnified Party in writing), by delivering (i) a wire transfer of immediately available funds and/or (ii) such number of Shares as is calculated by dividing the indemnification amount by the volume weighted average trading price of the common shares of MHI Inc. on the TSX, for the ten trading days ending on the date such claim for indemnification is finally determined, or the fair market value of the Shares, in the event the common shares of MHI Inc. are no longer listed on the TSX; provided, however, that if Seller elects to deliver Shares pursuant to (ii) above, at the request of the Indemnified Party given in writing to the Seller within five (5) Business Days following the date on which the notice above is provided by the Seller, the Seller shall sell such Shares on the TSX (or other exchange on which the Shares are trading) and the proceeds shall be paid to the Indemnified Party (in lieu of delivering the Shares) and all costs and expenses incurred by the Seller in connection with the sale of such Shares on the TSX (or such other exchange) shall be paid by the Partnership and MHI Inc. In the event a claim for indemnification under this Article 5 has been finally determined and MHI Inc. and/or the Partnership is the Indemnifying Party, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party, on demand by wire transfer of immediately available funds.
ARTICLE 6

COVENANTS AND OTHER AGREEMENTS
Section 6.01    Access to the Facilities. Upon reasonable notice to the Seller, the Partnership and its Representatives, at the Partnership’s sole cost and expense, shall have the right, during the term of this Agreement, to enter onto the Facilities and to inspect and review the physical condition and all other reasonable matters relating to the Facilities (the “Facility Investigation”). Upon the Partnership’s reasonable request, the Seller shall make available to the Partnership the non-confidential Books and Records and other property documents with respect to the applicable Facility in the actual possession of the Seller. In connection with any Facility Investigation, the Partnership, at its sole cost and expense, shall also have the right to make such non-invasive inspections, investigations and tests as the Partnership may elect to make or obtain, upon at least 24 hours prior notice to the Seller.
Section 6.02    Access to Information. The Seller shall cause the Purchased Entity and the Indirect Purchased Entities to afford to the officers, employees and authorized Representatives of the Partnership (including financial advisors and environmental consultants) reasonable access upon reasonable notice during normal business hours to the offices, properties, appropriate employees and business and financial records of the Purchased Entity and the Indirect Purchased Entities to the extent the Partnership shall reasonably deem necessary or desirable and shall furnish to the Partnership or its authorized Representatives such additional information concerning the Purchased Entity and the Indirect Purchased Entities as shall be reasonably requested, including all such information as shall be necessary to enable the Partnership or its Representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 7 have been satisfied. The Partnership and MHI Inc. agree that such investigation shall be conducted in such a manner as to not interfere unreasonably with the normal operations of the Purchased Entity and the Indirect Purchased Entities. No investigation made by the Partnership or its Representatives hereunder shall affect the representations and warranties of the Seller hereunder.
Section 6.03    Confidentiality.
(a)    Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement and the Transaction Agreements (whether obtained before or after the date hereof), the investigation provided for herein and the preparation of this Agreement and the Transaction Agreements, and, in the event the transactions contemplated hereby and thereby shall not be consummated, each party will return to the other parties all copies of non-public documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of the Partnership and MHI Inc., to its counsel, accountants, financial advisors, lenders or Affiliates, and in the case of the Seller, to its counsel, accountants, financial advisors, lenders, operating partners, Tiptree or its Affiliates). The receiving party will inform its representatives of its obligations under this provision and will be responsible for any breach of this provision by any of the recipient’s representatives. No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the transactions contemplated by this Agreement and the Transaction Agreements; provided, however, that all documents, materials and other information in respect of the Purchased Entity, any of its Subsidiaries, the Facilities, or the CIT Business (including such documents, materials and information provided by the Seller or its representatives to the Partnership and its representatives) shall effective as of the Closing be deemed to be the proprietary and confidential information of the Partnership and shall be deemed to constitute confidential information of the Partnership and the Partnership shall be deemed to be the disclosing party in respect of such Confidential Information following the Closing. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party or its agents, (b) is or becomes available to the public other than as a result of disclosure by such party or its agents, (c) is required to be disclosed under applicable Law or judicial process, but only to the extent it must be disclosed and after prior notice has been given to the other party or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby, but only after prior notice has been given to the other party.
Section 6.04    Transaction Agreements. Concurrently with the Closing, the parties to this Agreement shall enter into the Transaction Agreements to which they are a party (which have not been previously entered into) in the form agreed to by such parties.
Section 6.05    Resignations.
(a)    The Seller shall cause to be delivered to the Partnership on the Closing Date such resignations of all of the board of directors and officers of the Purchased Entity and its Subsidiaries, such resignations to be effective concurrently with the Closing. The Seller shall also cause the replacement of all of its representatives on the various governing or managing boards of its joint venture entities with those representatives of the Partnership set forth on such schedule, to be effective concurrently with the Closing.
Section 6.06    MHI Inc. Shareholder Consent.
(a)    MHI Inc. shall, as promptly as reasonably practicable, seek the consent of the shareholders of MHI Inc. with regards to the Transaction, pursuant to section 604(d) of the TSX Company Manual (the “Shareholder Consent”).
Section 6.07    MHI Inc. Shareholder Meeting.
(a)    The provisions of this Section 6.07 (other than this Section 6.07(a)) shall apply if MHI Inc. does not obtain the Shareholder Consent on or before the date that is thirty (30) days from the Effective Date (the “Meeting Determination Date”); provided, however, that if the Shareholder Consent is obtained at any time following the Meeting Determination Date, the provisions of this Section 6.07 (other than this Section 6.07(a)) shall no longer apply as of such time.
(b)    MHI Inc. shall:
(i)    as promptly as reasonably practicable following the Meeting Determination Date, establish a record date for, duly call, give notice of the Meeting and as promptly as reasonably practicable convene and hold the Meeting;
(ii)    solicit from Shareholders proxies in favour of approval of the issuance of the Share Consideration and use commercially reasonable efforts to obtain the Requisite Shareholder Approval; and
(iii)    after having called the Meeting, not adjourn, postpone or cancel (or propose adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Seller except as required by applicable Laws or in the case of adjournment, as may be required by Shareholders as expressed by majority resolution.
(c)    MHI Inc. shall, following the Meeting Determination Date, proceed diligently to prepare the Circular together with any other documents or exemption orders required by applicable Laws in connection with the Meeting (the “Meeting Materials”). MHI Inc. will file the Meeting Materials and any other documentation required to be filed under applicable Laws in all jurisdictions where such documents are required to be filed by MHI Inc. and send or cause to be sent the Meeting Materials and any other documentation required to be sent under applicable Laws to the Shareholders, the Board, the auditors of MHI Inc. and any other required Person within the time periods required by applicable Laws.
(d)    MHI Inc. shall furnish to the Seller drafts of the Meeting Materials (and any amendments or supplements thereto) and shall provide the Seller with a reasonable opportunity to review and comment on such drafts (and to approve those portions of such drafts where the disclosure describes the Seller, Tiptree and its Subsidiaries or the CIT Business (as defined below), provided that such approval shall not be unreasonably withheld or delayed), and MHI Inc. shall consider all such comments, provided that whether or not such comments are accepted or appropriate shall be determined by the Board in its discretion, acting reasonably, prior to each filing of any such documents or materials in accordance with applicable Laws, and shall provide to the Seller a copy of all such filings.
(e)    The Seller shall ensure that the portions of the Meeting Materials that describes the Seller, Tiptree and its Subsidiaries or the CIT Business are true and correct in all respects and comply with all applicable Laws in all material respects, provided that the Seller has been provided with a reasonable opportunity to review and comment upon the Meeting Materials, and to approve all disclosure that describes the Seller, Tiptree and its Subsidiaries or the CIT Business all in accordance with (d) above. The Seller will assist MHI Inc. with the preparation of the Meeting Materials to the extent reasonably required by MHI Inc. and shall proceed diligently to prepare and provide on a timely basis all information regarding the Seller, Tiptree and its Subsidiaries or the CIT Business that must be included in the Circular under applicable Laws including all required financial statements and financial information. The Seller represents and warrants to MHI Inc. that none of the information relating to the Seller, Tiptree and its Subsidiaries or the CIT Business that it or any of its Representatives provides to MHI Inc. for inclusion in the Circular will contain a Misrepresentation. The Seller represents that the financial statements which are to be included in the Circular will be prepared in accordance with IFRS and that they will present in all material respects the consolidated financial position and results of operations and cashflows of the CIT Business as of their respective dates and for the periods indicated.
(f)    Each of the parties to this Agreement shall promptly notify the other parties if, at any time before the date of the Meeting, it becomes aware that the Meeting Materials contain a Misrepresentation or that an amendment or supplement to the Meeting Materials is otherwise required. In any such event, MHI Inc. shall, in cooperation with the Seller, prepare any supplement or amendment to the Meeting Materials that MHI Inc. determines is required to correct the Misrepresentation or that is otherwise required under applicable Laws, and MHI Inc. shall cause the same to be distributed to the Shareholders, the Board, the auditors of MHI Inc. and any other required Persons and filed as required under applicable Laws.
Section 6.08    TSX Approval. MHI Inc. shall use commercially reasonable efforts to obtain the TSX Approval. The Seller shall cooperate with MHI Inc. in obtaining the necessary approval of the TSX, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approval, including any “personal information form” that is required by the TSX in respect of the Seller (or its directors or officers) or the Tiptree Nominee, as applicable.
Section 6.09    Seller Financial Statements and Related Matters.
(a)    If requested by MHI Inc. at any time before or after Closing, the Seller agrees to, in a timely manner so as to permit MHI Inc. to comply with applicable Securities Laws: (i) provide or cause to be provided to MHI Inc. all audited annual and unaudited reviewed interim financial statements required under applicable Canadian Securities Laws to be included in the Circular, the business acquisition report required to be filed by MHI Inc. pursuant to Part 8 of National Instrument 51-102 Continuous Disclosure Obligations (the “BAR”) or any future offering memorandum, information circular, prospectus, take-over bid circular, business acquisition report, press release or other document, the form and content of which are subject to or prescribed by applicable Securities Laws (each, a “Disclosure Document”), (ii) provide or cause to be provided to MHI Inc. and/or MHI Inc.’s auditors with any information regarding the Seller, the Purchased Entity, the Indirect Purchased Entities, the Facilities and/or the “business” (as defined in Part 8 of National Instrument 51-102 – Continuous Disclosure Obligations) acquired by the Partnership pursuant to this Agreement and the transaction contemplated hereby (the “CIT Business”), in each case, reasonably requested by MHI Inc. and/or MHI Inc.’s auditors, (A) to allow MHI Inc. or MHI Inc.’s auditors to prepare pro forma financial statements of MHI (including the CIT Business), including for inclusion in the Circular, the BAR and any Disclosure Document, (ii) make available to MHI Inc. and/or MHI Inc.’s auditors on reasonable notice all Books and Records related to the Facilities and/or the CIT Business acquired by MHI Inc. pursuant to this Agreement and the transaction contemplated hereby; (iii) provide reasonable access to the Seller’s financial personnel for the purposes of fulfilling the Seller’s obligations under this Section 6.09(a); (iv) use best efforts to procure, at MHI Inc.’s cost, relevant personnel of the Seller’s auditor or accounting advisors for the purposes of fulfilling the Seller’s obligations under this Section 6.09(a); (v) cooperate with MHI Inc. and MHI Inc.’s auditors, upon reasonable request of MHI Inc., with respect to information as is required in connection with public disclosure requirements of MHI Inc.; (vi) provide the Seller’s auditor and MHI Inc.’s auditor with customary management representation letters that may be required by the Seller’s auditor and/or MHI Inc.’s auditor in the preparation and review of financial statements, reports and other documentation to be delivered in connection with this Section 6.09(a); and (vii) cause the Seller’s auditors to comply with the provisions of this Section 6.09(a) and Section 6.09(c), including, for greater certainty, providing any necessary consents or comfort letters in connection with a Disclosure Document, a public offering of securities of MHI Inc. or the public disclosure requirements of MHI Inc.
(b)    Notwithstanding anything herein to the contrary, the Seller hereby (i) consents to the inclusion or incorporation by reference of the information (including financial statements) described in Section 6.09(a) (or any part thereof) in any public or private document of MHI Inc., including, without limitation, the Circular, the BAR and any Disclosure Document and (ii) acknowledges and agrees that MHI Inc. may utilize such information in the preparation of annual or interim financial statements with respect to the Facilities, the CIT Business, pro forma financial statements of MHI Inc. or for any other purpose whatsoever.
(c)    The Seller hereby consents and irrevocably authorizes and directs its auditor to provide to MHI Inc., (i) no later than 30 days after the Closing, an unqualified audit opinion from the Seller’s auditor of the financial information described in Section 6.09(a), as required by National Instrument 52-107 Acceptable Accounting Principles and Auditing Standards for the BAR, and (ii) from time to time such comfort, assurances, representations or consents in respect of the matters referred to in this Section 6.09(c) as may be required by MHI Inc., (including a foreign auditors’ letter regarding expertise in matters of Canadian Generally Accepted Accounting Principles and Canadian Generally Accepted Auditing Standards, a consent letter or a “comfort letter” (including in connection with any public offering of securities by MHI Inc.), and reconciliations to Canadian Generally Accepted Accounting Principles to be included in a note to financial statements for purposes of the BAR and any Disclosure Document).
Section 6.10    Reasonable Efforts by the Parties. The parties hereto shall use reasonable best efforts in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits, license transfers or amendments,  or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.  The Partnership agrees to assist and cooperate with Seller’s efforts to obtain any such consents, approvals, waivers, permits, license transfers or amendments, or authorizations, provided that all costs and expenses associated with obtaining Required Consents shall be borne by the Seller.
Section 6.11    Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.
Section 6.12    Discharge Encumbrances. The Seller shall discharge or cause the Purchased Entity and the Indirect Purchased Entities to discharge all Encumbrances other than Permitted Encumbrances on or prior to the Closing, except to the extent provided for herein.
Section 6.13    Conduct of the Business.
(a)    Except as expressly contemplated by this Agreement, the Seller shall cause the Purchased Entity and its Subsidiaries to operate and carry on their respective businesses only in the ordinary course consistent with past business practices and substantially as currently operated. Consistent with the foregoing, the Seller shall cause the Purchased Entity and its Subsidiaries to use commercially reasonable efforts to keep and maintain, and require the tenants under the Operating Leases to keep and maintain, their assets and properties in good operating condition and repair and shall use commercially reasonable efforts consistent with past business practices to maintain their respective business organizations intact and to preserve the goodwill of the suppliers, contractors, licensors, licensees, employees, tenants, customers, distributors, resellers and others having business relations with the Purchased Entity or any of its Subsidiaries (except, in each case, with the express prior written approval of the Partnership, which approval shall not be unreasonably withheld, conditioned or delayed);
(b)    The Seller shall, and shall cause the Purchased Entity and its Subsidiaries, and all tenants under the Operating Leases, as applicable, to comply with all applicable Laws, all of their respective duties, obligations and liabilities under the Operating Leases and any obligations under any Contracts relating to the Indebtedness of the Purchased Entity and its Subsidiaries;
(c)    Except as expressly required by this Agreement, Section III of the Working Capital Schedule or with the express prior written approval of the Partnership (which approval shall not be unreasonably withheld, conditioned or delayed), the Seller shall not permit the Purchased Entity or any of its Subsidiaries to:
(i)    (A) split, combine or reclassify any of its membership interests or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for membership interests, or (B) purchase, redeem or otherwise acquire any membership interests of the Purchased Entity or any other securities thereof;
(ii)    make any change in its line of business;
(iii)    (iii) (A) issue, grant, sell or encumber, any membership interests of the Purchased Entity or (B) issue, grant, sell or encumber, or redeem or repurchase for anything other than cash, any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any membership interests of the Purchased Entity or make any other changes in the equity capital structure of the Purchased Entity;
(iv)    create, incur or assume, or agree to create, incur or assume, any Indebtedness, in an amount not to exceed $100,000 in the aggregate, except as set forth on Schedule 3.02(p);
(v)     make any material change in the accounting principles and practices used by the Purchased Entity applied in the preparation of the Financial Statements, except as required by GAAP;
(vi)    fail to duly and timely file any material Tax Returns required to be filed with any tax authority;
(vii)    prepare or file any material Tax Return inconsistent with past business practices or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, to the extent such position, election, or adoption could reasonably be expected to materially increase the liability for Taxes of the Purchased Entity and its Subsidiaries in any period ending after the Closing Date;
(viii)    amend any of their organization documents;
(ix)    make any capital expenditure in excess of $100,000 individually or $1,000,000 in the aggregate or enter into any Contract or commitment therefor, except as set forth on Schedule 3.02(p);
(x)    enter into any Contract which would have been required to be set forth on Schedule 3.02(t) if in effect on the date hereof, or enter into any Contract which requires the giving of notice to, or the consent or approval of, any third party to consummate the transactions contemplated by this Agreement;
(xi)    materially amend or terminate any agreement listed on Schedule 3.02(t);
(xii)    enter into any Contract for the purchase, lease (as lessee) or other occupancy of real property or exercise any option to purchase real property;
(xiii)    materially amend or modify or terminate any of the Permitted Encumbrances or Contracts affecting any Facility (including the Operating Leases and the Other Facility Leases);
(xiv)    sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of the Purchased Entity, or any interest in such assets or properties, other than minor amounts of personal property sold or otherwise disposed of for fair value or residential leases, in either case in the ordinary course of business consistent with past business practices and other than Permitted Encumbrances;
(xv)    cancel any debts owed to or claims held by the Purchased Entity or any Subsidiary (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past business practices;
(xvi)    accelerate or delay collection of any notes or accounts receivable more than 30 days in advance of or beyond their regular due dates or the dates when the same would have been collected, other than in the ordinary course of business consistent with past business practices;
(xvii)    delay or accelerate payment of any account payable or other liability beyond or in advance of its due date (or, in the case of an acceleration, 30 days in advance of its due date), or the date when such liability would have been paid or the dates when the same would have been collected, other than in the ordinary course of business consistent with past business practices;
(xviii)    institute any increase (other than increases in the ordinary course of business consistent with past business practices in any compensation payable to any officer, manager, independent contractor or consultant of the Purchased Entity or any Subsidiary or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to officers, managers, independent contractors or consultants of the Purchased Entity or any Subsidiary, or enter into any new Contract with any officer, manager, independent contractor or consultant of the Purchased Entity or any Subsidiary;
(xix)    (A) alter the compensation of any employees of the Purchased Entity or any Subsidiary, (B) alter any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Purchased Entity or any Subsidiary, or (C) enter into a new Contract with any employee of the Purchased Entity or any Subsidiary with respect to such compensation or benefits;
(xx)    fail to maintain or enforce any Purchased Entity Intellectual Property or any licensed intellectual property rights for which any Purchased Entity has the contractual right to maintain or enforce;
(xxi)    enter into any Contract or commitment to take any action prohibited by this Section 6.13;
(xxii)    fail to enforce the obligations, duties and liabilities of the tenants under the Operating Leases;
(xxiii)    fail to maintain, or fail to cause to be maintained, the existing casualty, liability and other insurance policies relating to the Facilities that are currently maintained by Seller, its Subsidiaries or any tenant under the Operating Leases; or
(xxiv)    alter, modify or make additions to, or permit any of the foregoing to be done, to any Facility, except in the nature of ordinary maintenance, repair or replacement, without the Partnership’s consent, which consent shall not be unreasonably withheld.
Section 6.14    Pre-Closing Internal Reorganizations. The Seller shall use commercially reasonable efforts to consummate the Pre-Closing Internal Reorganizations prior to the Closing.
Section 6.15    Notification of Certain Matters. Each Party shall give prompt written notice to the other Party of any of the following which occurs, or of which it becomes aware, following the date hereof: (a) any notice of an investigation by any Governmental Authority or potential non-compliance with any Law, or other communication relating to (i) a violation of Laws with respect to a Facility, or (ii) a default under any loan agreement or financial covenant under any lease or management agreement; (b) the occurrence or existence of any fact, circumstance or event which would reasonably be expected to result in: (i) any representation or warranty made by such Party in this Agreement or in any Schedule, Exhibit or certificate delivered herewith, to be untrue or inaccurate in any material respect or (ii) the failure of any condition precedent to either party’s obligations; and (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.
Section 6.16    Damage Before Closing.
(a)    The Seller shall promptly give the Partnership and MHI Inc. written notice of any damage in excess of $250,000 to a Facility or $1,000,000 to the Facilities, in the aggregate, describing such damage, stating whether and to what extent such damage and loss of rents is covered by insurance, any applicable deductibles, retentions or self-insurance amounts, and the estimated cost and timing of repairing such damage and any injuries to persons or damage to other Person’s property, attaching a copy of the relevant insurance policy to such notice.
(b)    If loss or damage to a Facility occurs at any time after the date hereof and before Closing, then:

(i)
if the cost of repair or restoration exceeds an amount equal to 10% of the value allocated to such Facility in Schedule 6.16(b) (such damage being referred to herein as “Material Damage” and such Facility so affected being referred to as “Materially Damaged Facility”), then, following a thirty (30) Business Day period during which the Seller shall have the opportunity to repair such Material Damage to a condition that such Facility is no longer considered a Materially Damaged Facility, the Partnership, at its sole option, may by notice to the Seller within ten (10) Business Days after the receipt of the Seller’s notification in respect of such damage, either:

(a)
elect to terminate this Agreement in respect of such Materially Damaged Facility and in such event the Seller shall take such steps as are necessary to cause the Purchased Entity (or, if applicable, the Indirect Purchased Entity) to transfer the Facility to the Seller or its Affiliates (other than the Purchased Entity or its Subsidiaries) or otherwise dispose of the Facility prior to Closing and, accordingly, the Purchase Price shall be reduced by that portion of the Purchase Price allocated to said Materially Damaged Facility, which allocation is set forth on Schedule 6.16(b); or

(b)
elect to complete the Transaction, including with respect to said Materially Damaged Facility, and (i) all proceeds of insurance relating to said Material Damage pursuant to the insurance policies of the Purchased Entity (or applicable Indirect Purchased Entity) shall be paid to the Partnership, upon receipt and (ii) the Seller and the Partnership shall complete this Transaction in accordance with its terms and the Partnership shall receive a credit to the Purchase Price for any unpaid deductible amount pursuant to said policies of insurance at Closing.

(c)
If the Partnership does not provide the Seller with notice of its election prior to the expiry of said ten (10) Business Day period, then the Partnership shall be deemed to have elected to complete the Transaction in accordance with Section 6.16(b)(i)(b).

(ii)
if such loss or damage does not represent Material Damage, then no party hereto shall have any right to terminate this Agreement by virtue thereof, and the Seller shall (i) repair any such loss or damage and return the Facility to substantially the same condition as it was prior to such damage at its expense prior to the Closing or (ii) elect to pay all proceeds of insurance relating to the damage pursuant to the insurance policies of the Purchased Entity or applicable Indirect Purchased Entity to the Partnership and provide Partnership a credit to the Purchase Price at Closing in the amount of any applicable deductible that has not been expanded by the Seller and the parties shall complete the Transaction.

(iii)
if the damage or destruction occurs at such time that there is insufficient time for the Seller or the Partnership to make its election hereunder, the Closing Date shall be postponed to a date which is ten (10) Business Days after the earlier of the date such election is made or the period for making such election has expired, or if such date is not a Business Day, then the next Business Day thereafter.

(c)    Nothing in this Section 6.16 shall be construed in any way as limiting the rights of the Partnership and MHI to terminate this Agreement pursuant to Article 8 as a result of Material Damage.
Section 6.17    Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the other Transaction Agreements shall be paid by the Party incurring such costs and expenses. For greater certainty, except as otherwise provided in this Agreement, any costs and expenses incurred by the Purchased Entity or Indirect Purchased Entity in connection with this Agreement and the other Transaction Agreements shall be paid by the Seller, unless such costs and expenses are reflected as a Current Liability in the Final Working Capital.
Section 6.18    Post-Closing Sale of Specified Portfolio. In the event that MHI Inc. or its Subsidiaries enter into an agreement to sell, transfer or otherwise dispose of the Specified Portfolio (other than to an Affiliate of MHI Inc.) within three years of the Closing Date and MHI Inc. (directly or indirectly through a wholly-owned Subsidiary) receives aggregate net proceeds from such sale, transfer or disposition at least equal to the Hurdle Amount in cash, securities or a combination thereof, MHI Inc. and its Subsidiaries shall cause a payment equal to 50% of the value of such net proceeds to be paid in cash to the Seller within three Business Days of the consummation of the sale, transfer or disposition of the Specified Portfolio.  For greater certainty, aggregate net proceeds shall be computed after the application of proceeds to pay any accrued and unpaid interest or other outstanding payables in respect of the Specified Portfolio, the repayment of Indebtedness owing in respect of the Specified Portfolio, any transaction expenses incurred in connection with such sale, transfer or disposition and any amounts payable or distributable to non-Seller joint venture partners.
Section 6.19    Taxes.
(a)    Filing Tax Returns. The Seller shall prepare and timely file (including allowable extensions), or cause to be prepared and timely filed (including allowable extensions), all Tax Returns required to be filed by or with respect to the Purchased Entity and the Indirect Purchased Entities for taxable periods ending on or prior to the Closing Date. The Partnership shall prepare and timely file (including allowable extensions), or cause to be prepared and timely filed (including allowable extensions) all other Tax Returns that are required to be filed by or with respect to the Purchased Entity and the Indirect Purchased Entities (each, a “Partnership Prepared Return”). With respect to any Partnership Prepared Return that relates to a Pre-Closing Tax Period or Straddle Period, the Partnership will provide a draft of such Tax Return to the Seller for its review and comment at least thirty (30) days prior to the applicable due date of the Tax Return (or, if required to be filed within forty (40) days after the end of the relevant taxable period, as soon as reasonably practicable following the end of such taxable period), together with a detailed statement (a “Pre-Closing Tax Statement”) allocating the appropriate portion of Taxes due on such Tax Return to the Pre-Closing Tax Period and describing how such allocations were determined. The Seller shall have ten (10) days to review such Partnership Prepared Return. If the Seller disagrees with the allocation of Taxes shown on the Pre-Closing Tax Statement, the Seller may, within such 10-day review period, deliver a notice to the Partnership specifying those items as to which the Seller disagrees and setting forth the Seller’s reason(s) for such disagreement. If such notice of disagreement is timely delivered to the Partnership, the Seller and the Partnership shall use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of Taxes. If the Seller and the Partnership are unable to agree on the allocation of the Taxes, such dispute shall be resolved by the Accounting Firm in accordance with Section 1.05, applied mutatis mutandis to the dispute arising under this Section 6.19(a). If any dispute with respect to a Partnership Prepared Return is not resolved before the due date for filing such Tax Return, such Tax Return will be filed as proposed by the Partnership, without prejudice to the rights of the parties to continue such dispute. Promptly following the resolution of the dispute, such Partnership Prepared Return shall be amended to reflect such resolution.
(b)    Taxable Year Closing; Allocation of Taxes. The Partnership shall not cause or permit the Purchased Entity or its Subsidiaries to take any actions after Closing on the Closing Date that are out of the ordinary course of business, except as required by this Agreement. If any taxable period of the Purchased Entity or any of its Subsidiaries with respect to any Tax does not end on the Closing Date, the Partnership and the Seller shall elect to have the taxable periods of the Purchased Entity and its Subsidiaries end as of the close of business on the Closing Date to the extent permitted by applicable Law. If such election cannot be made, such that the Purchased Entity or any of its Subsidiaries are required to file a Tax Return for a Straddle Period, the parties hereto agree to use the following conventions for determining the amount of Tax attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of any Taxes based on, or computed with respect to, net income or earnings, gross income or earnings, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other Persons (including wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Period ending on the Closing Date if the Purchased Entity or the Subsidiary filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Period ending on the Closing Date using a “closing of the books” method, and (ii) in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.
(c)    Cooperation. The Partnership and the Seller shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Purchased Entity, the Indirect Purchased Entities, the Properties or the CIT Business, and each party shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.19.  In addition, the Partnership and the Seller agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 6.19 for a period of five (5) years from the Closing Date (or such longer period as may be reasonably requested in writing by the Partnership or the Seller), and each party agrees to afford the other reasonable access to such records during normal business hours.
(d)    Transfer Taxes. All Transfer Taxes (except for any Transfer Taxes arising as a result of the Pre-Closing Internal Reorganizations that would not have otherwise arisen as a result of the Transaction, which shall be borne one hundred percent (100%) by the Partnership) shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Partnership. The party required by applicable Law shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax, and the non-filing party shall promptly reimburse the filing party for its share of such Transfer Taxes. If required by applicable Law, the parties hereto shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Return or other documentation.
(e)    Tax Claims:
(i)    The Partnership, on the one hand, and the Seller, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which the Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Claim”).
(ii)    In connection with the Seller notifying the Partnership of a Tax Claim, or within ten (10) Business Days following receipt by the Seller of notice from the Partnership of a Tax Claim, the Seller may elect in writing (through delivery of such written election to the Partnership) (which written election will include an acknowledgment from the Seller, in form and substance reasonably satisfactory to the Partnership, that all Losses relating to such Tax Claim will be borne by the Seller) to control, at its own expense, the conduct of any Tax Claim relating solely to Pre-Closing Tax Periods; provided, in each case, that (A) the Seller shall keep the Partnership informed regarding the progress and substantive aspects of such Tax Claim, including providing the Partnership with all substantive written materials relating to such Tax Claim received from the relevant Taxing Authority and all substantive written materials submitted to such Taxing Authority by the Seller, (B) the Partnership shall be entitled to participate in any such Tax Claim, including having an opportunity to comment on any substantive written materials prepared in connection with any such Tax Claim and attending any conferences relating to any such Tax Claim, and (C) the Seller shall not compromise or settle any such Tax Claim in such manner as to adversely affect Taxes of the Company or any of its Subsidiaries, other than Taxes for a Pre-Closing Tax Period for which Seller would be required to indemnify the Partnership under Section 5.01, without obtaining the Partnership’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that, if the Partnership does not provide a response rejecting or consenting to a written compromise or settlement request within three (3) Business Days of receipt of such a request from the Seller, such consent shall be deemed to have been given.
(iii)    The Partnership shall control the conduct of all other Tax Claims; provided, in each case, that (A) the Partnership shall keep the Seller informed regarding the progress and substantive aspects of such other Tax Claim, including providing the Seller with all substantive written materials relating to such other Tax Claim received from the relevant Taxing Authority and all substantive written materials submitted to such Taxing Authority by the Partnership, but in each case only to the extent relating to Taxes for a Pre-Closing Tax Period or Taxes for which the Seller would be required to indemnify the Partnership under Section 5.01, (B) the Seller shall be entitled to participate in any such other Tax Claim, including having an opportunity to comment on any substantive written materials prepared in connection with any such other Tax Claim and attending any conferences relating to any such other Tax Claim, but only with regard to Taxes for a Pre-Closing Tax Period or Taxes for which the Seller would be required to indemnify the Partnership under Section 5.01, and (C) the Partnership shall not compromise or settle any such other Tax Claim in such manner as to affect Taxes for a Pre-Closing Tax Period or any other claims pursuant to Section 5.01 with respect to Taxes without obtaining the Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that, if the Seller does not provide a response rejecting or consenting to a written compromise or settlement request within three (3) Business Days of receipt of such a request from the Partnership, such consent shall be deemed to have been given.
(iv)    In the event of any conflict or overlap between the provisions of this Section 6.19(e) and Article 5, the provisions of this Section 6.19(e) shall govern.
(f)    Tax Refunds. The Seller shall be entitled to all refunds of Taxes of the Purchased Entity or any Indirect Purchased Entity with respect to any Pre-Closing Tax Period; provided that such amounts shall be net of: (i) any reasonable out-of-pocket costs incurred in obtaining such refund of Taxes and (ii) any Tax required to be withheld on such payment; provided further, that any refund of Taxes related to a Straddle Period shall be prorated based on the method employed in Section 6.19(b). At the Seller’s request, the Partnership shall, and shall cause the Purchased Entity or any Indirect Purchased Entity to, apply for any refund of Taxes available for any Pre-Closing Tax Period. In the event that the Partnership, the Purchased Entity, any Indirect Purchased Entity or any of their Affiliates receives a Tax refund with respect to any Pre-Closing Tax Period to which the Seller is entitled pursuant to this Section 6.19(f), then such refund, plus all related interest received or credited, shall be paid to the Seller within fifteen (15) days after the receipt thereof.
(g)    Following the Closing, none of the Partnership, the Purchased Entity or any of their Affiliates shall enter into any voluntary disclosure program with any Tax Authority relating to a Pre-Closing Tax Period or Straddle Period or amend any Tax Return to the extent that such Tax Return relates to any Pre-Closing Tax Period or Straddle Period without the prior consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed, provided, that no such consent shall be required to the extent any such amendment (i) is required by applicable Law, or (ii) would not create an indemnification obligation for the Seller pursuant to this Section 6.19 or otherwise result in a Tax liability for the Seller.
Section 6.20    Acquisition of Common Shares.
The Seller shall not, and shall cause its Affiliates (including Tiptree Inc.) to not, prior to the Closing, acquire or agree to acquire or make any proposal to acquire or engage in any discussions or negotiations to acquire, directly or indirectly, alone or together with joint actors, by means of purchase, merger, consolidation, take-over bid, business combination or in any other manner, any ownership interest in, or any securities or assets of, MHI Inc.
Section 6.21    Banking Information; Directors and Officers.
The Seller shall, at least ten (10) days prior to Closing, provide the Partnership with a schedule that sets forth:
(a)    the name and location of each bank, trust company or other institution in which the Purchased Entity or any Indirect Purchased Entity has an account, money on deposit or a safety deposit box and the name of each Person authorized to draw thereon or have access thereto and the name of each Person holding a power of attorney from the Purchased Entity or any Indirect Purchased Entity and a summary of the terms thereof; and
(b)    the name and office of each director, officer and manager (or persons acting in similar capacities) of the Purchased Entity and each Indirect Purchased Entity.
Section 6.22    Government Programs; Permits.
The Seller shall use commercially reasonably efforts to provide the Partnership with the following in writing as soon as practicable following the date hereof, and shall in any event provide the Partnership with the following in writing not later than twenty (20) Business Days following the date hereof unless extended by written consent (including e-mail) of the Partnership (such consent not to be unreasonably withheld or delayed):
(a)    an accurate and complete list of all Government Programs and other payment programs under which the Purchased Entity or any Indirect Purchased Entity is receiving any third party payment or reimbursement for goods or services;
(b)    an accurate and complete list of all the material Permits necessary for the Purchased Entity and each Indirect Purchased Entity and each Other Facility Seller (as it relates to the Other Facilities) to own, lease, and to the extent applicable, operate the Facilities and to carry on its respective business substantially as it is being conducted as of the date hereof in all material respects; and
(c)    an accurate and complete list of any Contracts to which the Purchased Entity or Indirect Purchased Entity or any Other Facility (as it relates to the Other Facilities) is a party or bound, which was entered into in connection with participation in Medicare Medicaid or any other state or federal health care program, which list shall remain accurate and complete as of the Closing.
Section 6.23    Transfer of Other Facilities.
The Seller shall cause the Other Facility Sellers to transfer the Other Facilities to MHI Inc. and the Partnership on or before the Closing Date, and to take all necessary actions in connection therewith, pursuant to the terms of this Agreement.
Section 6.24    Employees.
Neither the Partnership nor MHI Inc. shall be required to make any offer of employment to any employees of Tiptree Asset Management Company, LLC, a wholly-owned Subsidiary of the Seller, or any other individual involved in the CIT Business. The Seller hereby authorizes the Partnership to enter into discussions with any such individual or to offer to employ or employ such individual. Seller and its Affiliates shall release any such individual that is offered employment by the Partnership or its Affiliates and accepts such emloyment from any non-compete covenants or restrictions in favour of the Seller or its Affiliates.
Section 6.25    Other Pre-Closing Liabilities. Prior to the Closing Date, Seller shall cause the Purchased Entity and Indirect Purchased Entities to pay (i) all amounts payable at the Purchased Entity’s corporate level, (ii) solely out of available cash at the Purchased Entity and Indirect Purchased Entities, any intercompany indebtedness or other payables/receivables between the Purchased Entity and the Indirect Purchased Entities, on the one hand, and the Seller and its Affiliates (other than the Purchased Entity and Indirect Purchased Entities) on the other hand, and (iii) all liabilities and accrued expenses of the Indirect Purchased Entities, other than Mortgage Debt and liabilities and accrued expenses included in the Final Working Capital. Any such amounts in (ii) above that are not paid as of the Closing Date shall be forgiven by the Seller and its Affiliates, as applicable, as of the Closing.

Section 6.26    Affiliate Transactions.
Prior to the Closing, each of the agreements listed in Schedule 3.02(ff) shall be terminated as it relates to the Purchased Entity or an Indirect Purchased Entity and, following such termination, the Purchased Entity and each Indirect Purchased Entity that is a party to any such agreement shall be released from all obligations thereunder and there shall be no liability on the part of the Purchased Entity or an Indirect Purchased Entity under any such agreements following such termination.

ARTICLE 7

CONDITIONS TO CLOSING
Section 7.01    Conditions to the Partnership and MHI Inc.’s Obligations. The Partnership’s obligations to consummate the Closing are subject to the following conditions precedent being satisfied as of the Closing Date (or waived by the Partnership):
(a)    The Seller’s representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on such date (except for representations and warranties that address matters only as of a particular date, in which case such representations and warranties are true and correct of such particular date, and except for representations and warranties that are qualified as to materiality by reference to “material”, “materiality” or “Material Adverse Effect”, which representations and warranties shall be true and correct in all respects), and the Seller shall have executed and delivered to the Partnership and MHI Inc. at Closing a certificate confirming the foregoing.
(b)    Each of the Seller’s covenants and agreements contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects at or prior to the Closing and the Seller shall have executed and delivered to the Partnership and MHI Inc. at the Closing a certificate confirming the foregoing.
(c)    Since the date of this Agreement, there shall have been no Material Adverse Effect, and no events, facts or circumstances shall have occurred which would result or which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and the Seller shall have executed and delivered to the Partnership and MHI Inc. at Closing a certificate confirming the foregoing.
(d)    The Seller shall have delivered to the Partnership and MHI Inc. certificates dated within ten days before the Closing Date from the appropriate office of the jurisdiction of organization of each the Seller and the Purchased Entity, certifying that each is validly existing and in good standing under the laws of such jurisdictions.
(e)    The Seller shall have delivered, and where applicable shall have duly executed, all the documents, certificates and other instruments required to be delivered at the Closing in accordance with Section 7.04(a) or any other express provision of this Agreement.
(f)    No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any governmental agency that makes the consummation of the transactions contemplated hereby illegal.
(g)    Each of the Required Consents shall have been obtained.
(h)    The Purchased Entity and the Indirect Purchased Entities shall have received all material Governmental Authority approvals and Permits necessary for the Purchased Entity and the Indirect Purchased Entities to operate the CIT Business as the Seller operated the CIT Business prior to the Closing.
(i)    The Partnership is able to obtain proforma Owner’s Policies for the Facilities from the title underwriter which previously issued such policies for the Seller in form acceptable to the Partnership, subject only to the Permitted Encumbrances applicable to such Facility and the standard pre-printed exceptions, with such endorsements as required by the Partnership.
Section 7.02    Conditions to the Seller’s Obligations. The Seller’s obligations to consummate the Closing are subject to the following conditions precedent being satisfied as of the Closing Date (or waived by the Seller):
(a)    Each of the Partnership and MHI Inc.’s representations and warranties contained in this Agreement (other than the representations and warranties in Section 2.01(k)) shall be true and correct in all material respects as of the Closing Date with the same effect as though made on such date (except for representations and warranties that address matters only as of a particular date, in which case such representations and warranties are true and correct of such particular date, and except for representations and warranties that are qualified as to materiality by reference to “material”, “materiality” or “Material Adverse Effect”, which representations and warranties shall be true and correct in all respects), and the Partnership and MHI Inc. shall have executed and delivered to the Seller at Closing a certificate confirming the foregoing.
(b)    Each of the Partnership and MHI Inc.’s covenants and agreements contained in this Agreement to be performed at or prior to the Closing shall have been performed in all material respects at or prior to the Closing, including but not limited to the full payment of the Share Consideration, and the Partnership and MHI Inc. shall have executed and delivered to the Seller at Closing a certificate confirming the foregoing.
(c)    Since the date of this Agreement, there shall have been no MHI Material Adverse Effect, and no events, facts or circumstances shall have occurred which would result or which could reasonably be expected to result, individually or in the aggregate, in an MHI Material Adverse Effect and the Partnership and MHI Inc. shall have executed and delivered to the Seller at Closing a certificate confirming the foregoing.
(d)    Each of the Partnership and MHI Inc. shall have delivered to the Seller certificates dated within ten days before the Closing Date from the appropriate office of the jurisdiction of organization of each the Partnership and MHI Inc., certifying that each is validly existing and in good standing under the laws of such jurisdictions.
(e)    The Partnership and MHI Inc. shall have delivered, and where applicable shall have duly executed, all the documents, certificates and other instruments required to be delivered at the Closing in accordance with Section 7.04(b) or any other express provision of this Agreement.
(f)    The Tiptree Nominee shall have been appointed to the Board of MHI Inc., pursuant to the terms and conditions of the Investor Rights Agreement.
(g)    No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any governmental agency that makes the consummation of the transactions contemplated hereby illegal.
Section 7.03    Conditions to All Parties’ Obligations. The parties’ obligations to consummate the Closing are subject to the following conditions precedent being satisfied as of the Closing Date (or waived by the parties):
(a)    The finalization and execution by the applicable parties of the Transaction Agreements and any other document provided in this Agreement to be finalized and executed prior to the Closing.
(b)    No order shall have been issued, promulgated, enacted or enforced by any Governmental Authority restraining, enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby, and no action or proceeding before any Governmental Authority shall be pending or threatened in writing wherein an unfavorable order would prevent, restrain, enjoin or otherwise prohibit the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.
(c)    The Requisite Shareholder Approval shall have been obtained.
(d)    The TSX Approval shall have been obtained.
Section 7.04    Closing Deliveries. At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, any other documents reasonably requested by the Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Purchased Interests and the Other Facilities to the Partnership, to issue to the Seller, or as directed by the Seller, the Share Consideration, and to effectuate the transactions contemplated hereby.
(a)    Closing Deliveries of the Seller. The Seller shall deliver or cause to be delivered to the Partnership and MHI Inc. the following documents, fully executed by the applicable parties, on the Closing Date or on such other date as may be specified in this Agreement:
(i)    Resolutions of the Seller. A certified copy of resolutions of the Seller approving the execution and delivery of this Agreement and the Transaction Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, together with a certificate of incumbency of the Seller setting out the names of the managers and officers of the Seller authorized to execute documents;
(ii)    Other Agreements. Each of the Transaction Agreements to which the Seller is a party;
(iii)    Purchased Interests. A certificate representing the Purchased Interests, as applicable to the extent such certificates exist;
(iv)    Officer Certificates. The certificates required pursuant to Section 7.01(a), Section 7.01(b) and Section 7.01(c);
(v)    Books and Records. The Books and Records of (i) the Purchased Entity and (ii) relating to the Other Facilities;
(vi)    Other Documents. Such further documentation relating to the completion of the transactions contemplated in this Agreement as shall be otherwise referred to in this Agreement or as the Partnership shall reasonably require; and
(vii)    Other Facilities Documents.

(a)
a limited warranty deed, in form and substance reasonably satisfactory to the Partnership, transferring the Other Facilities to the Partnership, or its designee, subject only to the Permitted Encumbrances;

(b)	such customary instruments, affidavits and indemnifications reasonably required by the Title Company to issue the Title Policies;

(c)	a certificate described in Treasury Regulation Section 1.1445-2(b) certifying that the Seller is not a “foreign person” for purposes of Section 1445 of the Code;

(d)	any documentary stamp or transfer tax certificates required by applicable Laws;

(e)
a valid assignment of all Other Facility Leases relating to the Other Facilities, in form reasonably acceptable to the Partnership, assigning to the Partnership all of the Other Facility Sellers’ right, title and interest in and to such Other Facility Leases;

(f)	notices to operating tenants under the Other Facility Leases, in form prepared by the Partnership, duly executed by the applicable Other Facility Seller; and

(g)	as built architectural and engineering drawings, utility and other plans for the Other Facilities to the extent available and in Seller’s possession or located at the Other Facilities.
(b)    Closing Deliveries of the Partnership and MHI Inc. The Partnership and MHI Inc. shall deliver or cause to be delivered to the Seller the following documents, fully executed by the applicable parties, on the Closing Date or on such other date as may be specified in this Agreement:
(i)    Resolutions of the Partnership and MHI Inc. A certified copy of resolutions of each of the Partnership and MHI Inc. approving the execution and delivery of this Agreement and the Transaction Agreements to which each of the Partnership and MHI Inc. is a party and the consummation of the transactions contemplated hereby and thereby, together with a certificate of incumbency setting out the names of the members and officers of each of the Partnership and MHI Inc. authorized to execute documents;
(ii)    Consideration. One or more Share certificates representing the Closing Share Consideration, with such legends as are required under applicable securities Laws;
(iii)    Officer Certificates. The certificates required pursuant to Section 7.02(a), Section 7.02(b) and Section 7.02(c) identifying such changes to the representations and warranties as shall be necessary to make such representations true, complete and accurate in all material respects as of the date and time of Closing; and
(iv)    Other Agreements. Each of the Transaction Agreements to which each of the Partnership and MHI Inc. is a party;
(v)    Other Documents. Such further documentation relating to the completion of the transactions contemplated in this Agreement as shall be otherwise referred to in this Agreement or as the Seller shall reasonably require.
ARTICLE 8

TERMINATION
Section 8.01    Termination. This Agreement may be terminated on or prior to the Closing Date as follows:
(a)    by the mutual written consent of the Partnership, MHI Inc. and the Seller;
(b)    at the election of the Partnership or the Seller if the Closing Date shall not have occurred on or before June 30, 2018 (the “Outside Date”); provided, however, that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination, which breach caused the failure of the Closing to occur by the Outside Date;
(c)    by the Partnership and MHI Inc. (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.02 not to be satisfied), upon written notice to the Seller, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.01 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Partnership or cured by the Seller to the satisfaction of the Partnership, as applicable, within 20 Business Days after receipt by the Seller of written notice thereof from the Partnership and MHI Inc. or is not reasonably capable of being cured prior to the Outside Date;
(d)    by the Seller (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 7.01 not to be satisfied), upon written notice to the Partnership and MHI Inc., if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Partnership and MHI Inc. contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 7.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller or cured by the Partnership and MHI Inc. within 20 Business Days after receipt by the Partnership and MHI Inc. of written notice thereof from the Seller or is not reasonably capable of being cured prior to the Outside Date; or
(e)    by the Seller or the Partnership, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.
Section 8.02    Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 8.01 hereof, this Agreement shall become void and of no further force and effect and none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 6.03, Section 6.17, this Section 8.02, and Article 9 shall survive the termination of this Agreement and except that nothing herein shall relieve any party from any liability for any breach of the provisions of this Agreement (including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein) prior to the termination of this Agreement.
ARTICLE 9

GENERAL PROVISIONS
Section 9.01    Notices.
(a)    Addresses for Notice. Any notice, request, consent, acceptance, waiver or other communication required or permitted to be given under this Agreement (a “Notice”) must be given in writing and delivered personally or by courier or transmitted by fax or e-mail to such party as follows:
If to the Seller:
c/o Tiptree Inc.
780 Third Avenue, 21st Floor
New York, NY 10017
Attention: Randy Maultsby
E-mail: RMaultsby@tiptreeinc.com

With a copy to:
Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attention: James R. Tanenbaum
Fax: (212) 468-7900
E-mail: JTanenbaum@mofo.com
If to the Partnership or MHI Inc.:

c/o Mainstreet Health Investments Inc.
14390 Clay Terrace Blvd., Suite 205
Carmel, IN 46032
Attention: Scott White
E-mail: swhite@maininvest.com

With a copy to:
Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, ON M5H 257
Attention: Jon Northup and Mark Spiro
Fax: (416) 979-1234
E-mail: jnorthup@goodmans.ca / mspiro@goodmans.ca
(b)    Receipt of Notice. Any Notice:
(i)    delivered personally or by courier on a Business Day will be deemed to have been given on that Business Day;
(ii)    delivered personally or by courier on a day that is not a Business Day will be deemed to have been given on the next Business Day;
(iii)    transmitted by fax or e-mail on a Business Day and (A) for which the sending party has received confirmation of transmission before 3:00 p.m. (Toronto time) on that Business Day, will be deemed to have been given on that Business Day, or (B) for which the sending party has received confirmation of transmission after 3:00 p.m. (Toronto time) on that Business Day, will be deemed to have been given on the next Business Day; and
(iv)    transmitted by fax or e-mail on a day that is not a Business Day, will be deemed to have been given on the next Business Day.
Section 9.02    Change of Address for Notice. By giving to the other parties hereto at least ten (10) days’ Notice, any party may, at any time and from time to time, change its address for delivery or communication for the purposes of this Article 9.
Section 9.03    Relationship of the Parties. Nothing in this Agreement shall be construed so as to make the Partnership or MHI Inc. a partner or joint venturer of the Seller.
Section 9.04    Definitions. For purposes of this Agreement, the following terms shall have the following meanings.
(a)    “Accounting Firm” has the meaning ascribed thereto in Section 1.05(b) of this Agreement.
(b)    “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person; provided, however, (i) the Seller shall not be considered an Affiliate of the Partnership or MHI Inc., and (ii) none of the Partnership or MHI Inc. shall be considered an Affiliate of the Seller. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
(c)    “Agreement”, “hereto”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement and the attached schedules and exhibits, as amended in writing from time to time, and “Article”, “Section”, “Exhibit” and “Schedule” followed by a number or letter refer to the specified article, section, subsection, paragraph, subparagraph, schedule or exhibit, as the case may be, of this Agreement.
(d)    “BAR” has the meaning set forth in Section 6.09(a) of this Agreement.
(e)    “Base Mortgage Debt Amount” means $262,000,000.
(f)    “Base Working Capital Amount” means $1,311,367 subject to adjustment pursuant to Section III of the Working Capital Schedule.
(g)    “Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA.
(h)    “Board” means the board of directors of MHI Inc.
(i)    “Books and Records” of a party means the financial records, books of account and other financial data and information, and all other books, records and files of such party and its Subsidiaries, including manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of such party and its Subsidiaries and all records, data and information stored electronically, digitally or on computer-related media.
(j)    “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the Province of Ontario or the State of New York.
(k)    “Care Facility” means those facilities listed on Schedule 9.04(k), including the Real Property, FF&E and Tangible Personal Property and Intellectual Property in respect of such Care Facilities.
(l)    “Chattels” means the equipment, inventory, supplies and other chattels and any other items of tangible personal property owned or leased by any Purchased Entity or Indirect Purchased Entity.
(m)    “Circular” means the notice of special meeting and management proxy circular of MHI Inc. to be prepared and sent to Shareholders in connection with the Meeting, if applicable.
(n)    “CIT Business” has the meaning set forth in Section 6.09(a) of this Agreement.
(o)    “Cleanup” means any containment, cleanup, removal, monitoring, treatment or other remediation or corrective action.
(p)    “Closing” has the meaning set forth in Section 1.04 of this Agreement.
(q)    “Closing Date” means the date on which all of the conditions set forth in Article 7 have been satisfied, as agreed upon by all parties hereto.
(r)    “Closing Mortgage Debt” means the Mortgage Debt as of the close of business on the Business Day prior to the Closing Date.
(s)    “Closing Working Capital” means the Working Capital as of the close of business on the Business Day prior to the Closing Date.
(t)     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
(u)    “Consideration” has the meaning set forth in Section 1.05(c) of this Agreement.
(v)    “Consideration Shares” means the Shares issued by MHI Inc. to the Seller in exchange for the Purchased Interests pursuant to the terms and conditions contained in this Agreement.
(w)    “Construction Projects” has the meaning set forth in Section 3.02(y)(v) of this Agreement.
(x)    “Contract” means any contract, agreement, lease, license, sublicense, commitment, understanding and arrangement, including any amendment thereto, invoice, purchase order, bid and quotation, whether written or oral.
(y)    “Debt” means, with respect to any Person, without duplication, (a) its liabilities for borrowed money, (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (c) its capital lease obligations, and (d) all liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities).
(z)    “Direct Claim” has the meaning set forth in Section 5.03 of this Agreement.
(aa)    “Disclosure Document” has the meaning set forth in Section 6.09(a) of this Agreement.
(bb)     “Effective Date” has the meaning ascribed thereto in the introductory paragraph.
(cc)    “Encumbrance” means any encumbrance, lien, claim, charge, hypothecation, restriction, control, right of way, exception, lease, license, pledge, mortgage, title retention agreement, security interest of any kind or nature whatsoever, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege or any contract to create any of the foregoing.
(dd)    “Environmental Law” means all applicable federal, provincial, municipal, state and local Laws, including without limitation but in each case only to the extent it has the full force of Law, all statutes, by-laws and regulations and all orders, notices, directives and decisions rendered by, and written policies, instructions, guidelines and similar guidance of any Governmental Authority (to the extent a Governmental Authority could issue a legally binding order to an owner of property to comply with such policies, instructions, guidelines and similar guidance), relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, transport, handling or Cleanup of any Hazardous Material.
(ee)    “Equity Plans” has the meaning set forth in Section 3.02(r)(i) of this Agreement.
(ff)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(gg)    “ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
(hh)    “Estimated Consideration” has the meaning set forth in Section 1.02(a) of this Agreement.
(ii)    “Existing Title Policy” has the meaning set forth in Section 3.02(y)(ii) of this Agreement.
(jj)    “Facilities” means, collectively, the Care Facilities and Other Facilities and “Facility” means any one of them.
(kk)    “Facility Investigation” has the meaning set forth in Section 6.01 of this Agreement.
(ll)    “Facility Material Adverse Effect” means any change, event, circumstance, occurrence or effect that, individually or in the aggregate, is, or would reasonably be expected to be material and adverse to the use, occupancy or operation of any Facility for its current uses consistent with past practice or materially adversely affect the value of any Facility.
(mm)    “FF&E and Tangible Personal Property” means all furniture, furnishings, fixtures, fittings, rugs, mats, draperies, carpeting, appliances, signage, devices, telephone and other communications equipment, artwork, televisions and other audio and video equipment, computers, electrical, mechanical, HVAC and plumbing fixtures and cabling and other equipment and other tangible personal property located in or used in the operation of the Real Property.
(nn)    “Final Mortgage Debt” has the meaning set forth in Section 1.05(c) of this Agreement.
(oo)    “Final Working Capital” has the meaning set forth in Section 1.05(c) of this Agreement.
(pp)    “Financial Statements” has the meaning set forth in Section 3.02(o) of this Agreement.
(qq)    “GAAP” means United States generally accepted accounting principles.
(rr)    “General Indemnity Exceptions” has the meaning set forth in Section 5.06(a) of this Agreement.
(ss)    “Government Program” means the federal Medicare program, any state Medicaid program, and such other similar federal, state, or local reimbursement or governmental programs for which any Facility is eligible.
(tt)    “Governmental Authority” means any: (a) multinational, federal, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (b) any subdivision or authority of any of the foregoing; (c) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above, including any stock exchange; or (d) any arbitrator exercising jurisdiction over the affairs of the applicable Person, asset, obligation or other matter. Without limiting the foregoing, the term “Governmental Authority” includes, without limitation, the Centers for Medicare and Medicaid Services, the federal Health and Human Services Office of Inspector General and the United States Department of Justice, in connection with the Government Programs.
(uu)    “Hazardous Material” means any hazardous substances or any pollutant, contaminant, waste or residual material, toxic or dangerous waste, substance or material (including, without limitation, asbestos, polychlorinated biphenyls, mold, chlorinated solvents, asbestos-containing materials, petroleum hydrocarbons and hazardous and toxic chemicals), natural or man-made, substances declared to be hazardous or toxic under any Environmental Laws.
(vv)    “Health Care Laws” means (a) any and all applicable federal, state and local Laws of any applicable Governmental Authority concerning health care or health care payment fraud and abuse, including, but not limited to, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) and 41 U.S.C. §§ 51-58), the civil False Claims Act (31 U.S.C.§ 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a and 1320a-7b), and the regulations promulgated pursuant to such statutes, and any guidance, manual provisions, program memorandum, opinion letters, and analogous state laws; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state Laws, as applicable, concerning pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (c) any and all applicable federal, state and local Laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended (“HIPAA”), and the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, and all federal and state laws concerning medical record retention, privacy, security, patient confidentiality, informed consent and operation of the Properties; (d) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (e) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (f) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (g) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (h) quality, safety and accreditation standards and requirements of all applicable state Laws or regulatory bodies; (i) federal, state and local Laws regulating the ownership, operation, licensure or billing of a health care facility or business, or assets used in connection therewith, including hospitals, skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (j) federal, state and local Laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (k) federal and state Laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal Stark Law (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; (l) life safety codes; and (m) the Laws of any foreign jurisdiction in which the Purchased Entity and Indirect Purchased Entities and their respective Affiliates operate that are analogous to those Laws identified in items (a) through (l) above.
(ww)    “HIPAA” has the meaning ascribed thereto in the definition of “Health Care Laws.”
(xx)    “HITECH” has the meaning ascribed thereto in the definition of “Health Care Laws.”
(yy)    “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(zz)    [Intentionally Deleted].
([[)     “Hurdle Amount” means the amount set forth on Schedule 9.04(aaa).
(aaa)     “IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the Canadian Institute of Chartered Accountants in Part I of The Canadian Institute of Chartered Accountants Handbook – Accounting, as amended from time to time.
(bbb)    “including” or any variation thereof means including, without limitation, and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.
(ccc)    “Indebtedness” means with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances (including any such obligations that may be convertible into securities of the Purchased Entity in satisfaction thereof that have not been so converted); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person, but only to the extent reimbursement obligations exist for draws made with respect thereto prior to Closing; (d) all interest rate or currency caps, collars, swaps or other similar protection agreements of such Person (valued on a market quotation basis); (e) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; (f) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (g) any indebtedness secured by an Encumbrance on a Person’s assets or (h) any guarantee or other contingent obligation (including obligations to repurchase, reimburse or keep well) in respect of the items set forth in the foregoing clauses (a) through (g), in each case other than trade payables, letters of credit or performance bonds for the benefit of suppliers or service providers and other Current Liabilities incurred in the ordinary course of business consistent with past business practices that are, in each case, reflected on the face of the Interim Financial Statements.
(ddd)    “Indemnified Party” has the meaning set forth in Section 5.03 and Section 5.04 of this Agreement.
(eee)    “Indemnifying Party” has the meaning set forth in Section 5.03 and Section 5.04 of this Agreement.
(fff)    “Indirect Purchased Entities” means the entities set forth in Section 3.02(c).
(ggg)    “Insurance Policies” has the meaning set forth in Section 3.02(v) of this Agreement.
(hhh)    “Intellectual Property” means the interests, if any, of the Seller and the Purchased Entity or any Indirect Purchased Entity in any trademarks, trade names, software, logos, names, coined words, abbreviations, designs, styles, certification marks, copyrights, industrial designs and other similar property relating to any Facility.
(iii)    “Investor Rights Agreement” means the investor rights agreement to be entered into at Closing, the form of which shall be reasonably acceptable to the parties thereto and negotiated in good faith prior to Closing.
(jjj)    “Land” shall mean the parcels of land legally described on Schedule 9.04(kkk).
(kkk)    “Laws” means any and all laws, including all federal, provincial, state and local statutes, codes, ordinances, guidelines, decrees, rules, regulations and municipal by-laws and all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, directives, decisions, rulings or awards or other requirements of any other Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used and includes, without limitation, Environmental Laws and Health Care Laws.
(lll)    “Losses” means all past, present and future claims, suits, proceedings, liabilities, obligations, actual losses, actual damages, penalties, orders, judgments, actual out-of-pocket costs and expenses (including reasonable attorney’s fees) of any nature or any kind whatsoever.
(mmm)    [Intentionally Deleted].
(nnn)    “Managers” means the manager of each of the Properties, as set forth on Schedule 9.04(ooo) hereto.
(ooo)    “Material Adverse Effect” means any change, event, circumstance, occurrence or effect that, individually or in the aggregate, (A) is, or would reasonably be expected to be, material and adverse to the results of operations, condition (financial or otherwise), properties, assets or business of the Purchased Entity and its Subsidiaries and the Other Facilities taken as a whole (unless otherwise specified or the context otherwise requires), but shall exclude any change, event, circumstance, occurrence or effect to the extent resulting or arising from (i) any change in any Law; (ii) any change in interest rates or general economic conditions; (iii) any change that is generally applicable to the senior care industry in the United States; (iv) any natural disaster, armed hostilities, act of war, sabotage, terrorism or military actions; and (v) any action taken by the Partnership or any of its Affiliates in violation of this Agreement; provided, however, that with respect to clauses (i) through (iv), such matter does not primarily relate to or have a disproportionate effect on any of the Purchased Entity or the Subsidiaries or the Other Facility Sellers relative to other entities operating in the industries in which the Purchased Entity or the Subsidiaries operate; or (B) prevents or could reasonably be expected to prevent or materially delay Seller’s ability to perform in all material respects its obligations under this Agreement and to consummate the transactions contemplated in this Agreement in accordance with the terms hereof.
(ppp)    “Material Agreements” has the meaning set forth in Section 3.02(u). of this Agreement.
(qqq)    “Material Damage” has the meaning set forth in Section 6.16 of this Agreement.
(rrr)    “Materially Damaged Properties” has the meaning set forth in Section 6.16 of this Agreement.
(sss)    “Meeting” means, if the Shareholder Consent is not obtained, the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held to consider and approve the issuance of the Share Consideration.
(ttt)    “Meeting Determination Date” has the meaning set forth in Section 6.07(a) of this Agreement.
(uuu)    “Meeting Materials” has the meaning set forth in Section 6.07(c) of this Agreement.
(vvv)    “MHI Inc.” has the meaning ascribed thereto in the introductory paragraph.
(www)    “MHI Material Adverse Effect” means any change, event, circumstance, occurrence or effect that (A) is, or would reasonably be expected to be, material and adverse to the results of operations, condition (financial or otherwise), properties, assets or business of MHI Inc. taken as a whole, but shall exclude any change, event, circumstance, occurrence or effect to the extent resulting or arising from (i) any change in any Law; (ii) any change in interest rates or general economic conditions; (iii) any change that is generally applicable to the senior care industry in the United States; (iv) any natural disaster, armed hostilities, act of war, sabotage, terrorism or military actions; (v) any action taken by the Partnership or any of its Affiliates in violation of this Agreement; and (vi) any change, event, circumstance or occurrence in the business, operations or financial condition of Mainstreet Property Group, LLC or any of its Affiliates; provided, however, that with respect to clauses (i) through (iv), such matter does not primarily relate to or have a disproportionate effect on MHI Inc. relative to other entities operating in the industries in which MHI Inc. operates; or (B) prevents or could reasonably be expected to prevent or materially delay MHI Inc.’s and the Partnership’s ability to perform in all material respects its obligations under this Agreement and to consummate the transactions contemplated in this Agreement in accordance with the terms hereof.
(xxx)    “Misrepresentation” has the meaning attributed thereto in the Securities Act (Ontario).
(yyy)    “Mortgage Debt” means, as of a specified date, the amount of mortgage indebtedness outstanding on the Properties as of such date, calculated in accordance with the Mortgage Debt Schedule.
(zzz)    “Mortgage Debt Estimate” has the meaning set forth Section 1.02(c) of this Agreement.
([[[)    “Mortgage Debt Overage” shall exist when (and shall be equal to the amount by which) the Mortgage Debt Estimate exceeds the Base Mortgage Debt Amount.

(aaaa)    “Mortgage Debt Schedule” means the schedule attached as Schedule 9.04(cccc) hereto, which illustrates the calculation of Mortgage Debt, as of January 1, 2018, with reference to the Base Mortgage Debt Amount, together with the agreed upon methodology used to calculate Mortgage Debt.
(bbbb)    “Mortgage Debt Underage” shall exist when (and shall be equal to the amount by which) the Base Mortgage Debt Amount exceeds the Mortgage Debt Estimate.
(cccc)    “Notice” has the meaning set forth in Section 9.01(a) of this Agreement.
(dddd)    “Notice of Disagreement” has the meaning set forth in Section 1.05(b) of this Agreement.
(eeee)    “Occupancy Agreements” means all occupancy, residency, tenancy and similar written agreements entered into in the ordinary course of business with each individual patient or resident of the Properties located on the Real Property, and all amendments, modifications, supplements, renewals, and extensions thereof.
(ffff)    “Operating Leases” means those operating leases more particularly described on Schedule 9.04(hhhhh) attached hereto, as the same may have been and may be hereafter amended, modified or supplemented from time to time, and “Operating Lease” means any one of the Operating Leases, as appropriate.
(gggg)    “Other Facilities” means those facilities listed on Schedule 9.04(iiii) hereto, including the Real Property, FF&E and Tangible Personal Property and Intellectual Property in respect of such facilities, as well as any leases in respect of such facilities and the purchase agreements pursuant to which such facilities were acquired by the Other Facility Sellers and “Other Facility” means any such facility.
(hhhh)    “Other Facility Leases” has the meaning set forth in Section 3.02(y)(x)(c) of this Agreement.
(iiii)    “Other Facility Sellers” means those entities listed on Schedule 9.04(kkkk), and each individually, an “Other Facility Seller”.
(jjjj)    “Outside Date” has the meaning set forth in Section 8.01(b) of this Agreement.
(kkkk)    “Partnership” has the meaning ascribed thereto in the introductory paragraph.
(llll)    “Partnership Agreement” means the amended and restated limited partnership agreement of the Partnership to be entered into at Closing, which shall be in form and substance reasonably acceptable to the Seller and the Partnership.
(mmmm)    “Partnership Exculpated Parties” has the meaning set forth in Section 9.19 of this Agreement.
(nnnn)    “Partnership Indemnified Parties” has the meaning set forth in Section 5.01 of this Agreement.
(oooo)     “Permits” has the meaning set forth in Section 3.02(m) of this Agreement.
(pppp)    “Permitted Encumbrance” means (i) statutory encumbrances or liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) encumbrances or liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other social security regulations, (iii) zoning, building, entitlement and other land use regulations or restrictions, easements, rights of way, agreements, covenants and other imperfections of title or non-monetary encumbrances that do not materially interfere with the present use of the property related thereto or adversely affect the marketability of any Facility, (iv) restrictions on the ownership or transfer of securities arising under applicable laws, (v) call rights, options, rights of first refusal, rights of first offer and similar rights set forth in the joint venture agreements of the Purchased Entity Joint Ventures listed on Schedule 3.02(d) and (vi) Mortgage Debt.
(qqqq)    “Permitted Lease Agreement Subleases” has the meaning set forth in Section 3.02(y)(i) of this Agreement.
(rrrr)    “Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.
(ssss)    “Pre-Closing Internal Reorganization” means, collectively, the conversion of the Purchase Entity and each of its Subsidiaries from limited liability companies to limited partnerships.
(tttt)    “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
(uuuu)    “Purchase Price” shall mean Four Hundred Twenty-Five Million Dollars ($425,000,000.00), as adjusted pursuant to the terms of this Agreement.
(vvvv)    “Purchased Assets” has the meaning ascribed thereto in Section 1.06.
(wwww)    “Purchased Entity” has the meaning ascribed thereto in the Recitals and, following the Pre-Closing Internal Reorganizations, means the limited partnership into which the Purchased Entity has been converted.
(xxxx)    “Purchased Entity Joint Ventures” means the entities set forth on Schedule 9.04(zzzz) to this Agreement.
(yyyy)    “Purchased Interests” means the membership interests in the Purchased Entity and, following the Pre-Closing Internal Reorganizations, means the limited partner interests in the Purchased Entity and the membership interests of the limited liability company that is the general partner of the Purchased Entity.
(zzzz)    “Purchase Price Allocation” has the meaning set forth in Section 1.09 of this Agreement.
([[[[)    “Real Property” means all Land, condominium units and appurtenant rights, buildings and other structures, facilities or improvements located thereon, all fixtures permanently affixed thereto, and all easement, licenses, rights, hereditaments and appurtenances related to the foregoing, of the Purchased Entity and Indirect Purchased Entities and Other Facility Sellers, in each case, to the extent the same relate to the Facilities.
(aaaaa)    “Reference Balance Sheet” means the detailed, entity level balance sheet as of September 30, 2017 provided by Seller to the Partnership on November 16, 2017.
(bbbbb)    “Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, shareholder, lawyer, accountant, auditor, advisor or representative of such Person.
(ccccc)    “Required Consents” means the consents, approvals and authorizations set forth on Schedule 3.01(c).
(ddddd)    “Requisite Shareholder Approval” means either (i) the Shareholder Consent, or (ii) if the Shareholder Consent is not obtained pursuant to Section 6.06, a resolution passed at a duly convened Meeting at which Shareholders by the affirmative vote of not less than a majority of the common shares of MHI Inc. represented at the Meeting and voted on approve the issuance of the Share Consideration.
(eeeee)    “Securities Act” means the Securities Act of 1933, as amended.
(fffff)    “Securities Laws” means, collectively, and, as the context may require, the applicable securities laws of each of the provinces and territories of Canada or the applicable laws of the U.S. Securities and Exchange Commission or any state, and the respective regulations and rules made under those securities laws together with all applicable policy statements, instruments, blanket orders and rulings of the securities commissions of each of the provinces and territories of Canada or the federal or state securities authorities in the U.S., as applicable, and all discretionary orders or rulings, if any, of the securities commissions made in connection with the transactions contemplated by this Agreement and the securities legislation of each of the provinces and territories of Canada and the federal and state securities authorities in the U.S., and policies of each other relevant jurisdiction together with applicable published policy statements of the Canadian Securities Administrators.
(ggggg)    “Seller” has the meaning ascribed thereto in the introductory paragraph.
(hhhhh)    “Seller Disclosure Schedule” has the meaning set forth in Section 3.01 of this Agreement.
(iiiii)    “Seller Exculpated Parties” has the meaning set forth in Section 9.19 of this Agreement.
(jjjjj)    “Seller Fundamental Representations” has the meaning set forth in Section 4.01(a) of this Agreement.
(kkkkk)    “Seller Indemnified Parties” has the meaning set forth in Section 5.02 of this Agreement.
(lllll)    “Seller’s Knowledge” means the actual knowledge of Torey Riso, Mike Goldberg and Randy Maultsby, after due inquiry (and such party will be deemed to have made such due inquiry) of any director or officer of the Seller, the Purchased Entity or any of the Indirect Purchased Entities or any other Person who has responsibility with respect to the relevant subject matter.
(mmmmm)    “Service Contracts” means contracts for the repair, maintenance, care, protection, and operation of the applicable Facility.
(nnnnn)    “Share Consideration” has the meaning set forth in Section 1.02(b) of this Agreement.
(ooooo)    “Shareholder Consent” has the meaning set forth in Section 6.06(a) of this Agreement.
(ppppp)    “Shareholders” means the holders of common shares of MHI Inc.
(qqqqq)    “Shares” means common shares in the capital of MHI Inc.
(rrrrr)    “Specified Portfolio” means the portfolio comprised of the properties described in Schedule 9.04(uuuuu).
(sssss)    “Statement” has the meaning set forth in Section 1.05(a) of this Agreement.
(ttttt)    “Straddle Period” means a taxable period that includes but does not end on the Closing Date.
(uuuuu)    “Subsidiary” means a Person that is controlled, directly or indirectly, by another Person, and includes a Subsidiary of that Subsidiary.
(vvvvv)    “Tax” means (i) all U.S. federal, state, local and non-U.S. income, property, withholding, sales, franchise, employment, excise, estimated and other taxes of any kind, whether disputed or not, together with penalties, interest or additions to tax with respect thereto
(wwwww)    “Tax Claim” shall have the meaning set forth in Section 6.20(e).
(xxxxx)    “Tax Returns” means any return, report or similar statement filed or required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
(yyyyy)    “Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, collection or determination of any Tax.
(zzzzz)    “Third Party Claim” means any claim or demand for which an Indemnifying Party may be liable to an Indemnified Party hereunder (including through the commencement of a proceeding) which is asserted by a third party.
([[[[[)    “Tiptree” means Tiptree Inc.
(aaaaaa)    “Tiptree Nominee” means the nominee of the Seller to the Board pursuant to the Investor Rights Agreement.
(bbbbbb)    “Title Company” means Fidelity Title National Insurance Company.
(cccccc)    “Title Policies” means owner’s policies of title insurance for the Other Facilities in form and substance reasonably acceptable to the Partnership.
(dddddd)    “Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress, trade names, Internet domain names, moral rights and general intangibles of like nature, whether registered or unregistered, and pending applications to register the foregoing.
(eeeeee)     “Transaction” means the transactions contemplated by this Agreement and the Transaction Agreements, pursuant to which, among other things, the Seller will sell to the Partnership all of the equity interests in the Purchased Entity in exchange for the Share Consideration.
(ffffff)    “Transaction Agreements” means, collectively, this Agreement and the Investor Rights Agreement.
(gggggg)    “Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, conveyance and similar Taxes, together with any interest, penalties, fines, and additions to tax or additional amounts with respect thereto.
(hhhhhh)     “TSX” means the Toronto Stock Exchange.
(iiiiii)    “TSX Approval” means the conditional approval of the TSX to list the Share Consideration.
(jjjjjj)    “WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988.
(kkkkkk)    “Working Capital” means, as of a specified date, working capital of the Purchased Entities and Indirect Purchased Entities as of such date, calculated in accordance with the Working Capital Schedule.
(llllll)    “Working Capital Estimate” has the meaning set forth in Section 1.02(c) of this Agreement.
(mmmmmm)    “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Base Working Capital Amount.
(nnnnnn)    “Working Capital Schedule” means the schedule attached as Schedule 9.04(rrrrrr) hereto, which illustrates the calculation, with reference to the Reference Balance Sheet and assuming the Closing occurred on September 30, 2017, of the Working Capital as of such date, together with the agreed upon methodology to be used in calculating Working Capital.
(oooooo)    “Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Base Working Capital Amount exceeds the Working Capital Estimate.
Section 9.05    Specific Performance.
(a)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions in any court of competent jurisdiction to prevent breaches of the provisions hereof and to enforce the specific performance of the terms hereof, in addition to any other remedy at law or equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking (i) an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement or (ii) to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 9.06    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. The signature of any of the parties may be evidenced by a facsimile, scanned e-mail or internet transmission copy of this Agreement bearing such signature.
Section 9.07    Third-Party Beneficiaries. Except as otherwise provided in Article 5, the Seller, the Partnership and MHI Inc. intend that this Agreement will not benefit or create any right or cause of action in favor of any Person, other than the parties to this Agreement. Except for the Partnership Indemnified Parties, the Seller Indemnified Parties, no Person, other than the parties to this Agreement, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.
Section 9.08    Non-Merger. Except as herein otherwise provided, none of the provisions of this Agreement or any other document delivered on the Closing Date shall merge on Closing and the provisions of this Agreement shall survive the Closing Date.
Section 9.09    Public Notices. All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Seller, the Partnership and MHI Inc. and no party to this Agreement shall act unilaterally in this regard without the prior approval of the other parties, such approval not to be unreasonably withheld or delayed, except where required to do so by the applicable Laws (including any applicable Securities Laws) in circumstances where prior consultation with the other party is not practicable.
Section 9.10    No Waiver. No waiver of any kind of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.
Section 9.11    Currency. Unless otherwise expressly stated in this Agreement, all references to money shall refer to U.S. dollars.
Section 9.12    Entire Agreement. This Agreement and the Transaction Agreements, including, without limitation, the exhibits and schedules hereto and the instruments and documents to be executed and delivered pursuant to this Agreement and the Transaction Agreements, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement.
Section 9.13    Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement may not be assigned (including by operation of law) by (i) the Seller without the prior written consent of the Partnership and MHI Inc. or (ii) the Partnership and MHI Inc. without the prior written consent of the Seller, and in each case any attempted assignment without such consent shall be null and void and of no force and effect.
Section 9.14    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of Delaware State without giving effect to any choice of law or conflict provision or rule (whether of the Delaware State or any other jurisdiction) that would cause the laws of any jurisdiction other than the Delaware State to be applied. In furtherance of the foregoing, the internal law of the Delaware State shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
Section 9.15    Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.
Section 9.16    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 9.17    Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 9.18    No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, trustee, partner, employee or shareholder of the Partnership, MHI Inc. or the Seller.
Section 9.19    Exculpation. Notwithstanding anything to the contrary contained herein, but without limiting Section 5.06(b), (i) no director, trustee, officer, employee, shareholder, member, manager, direct and indirect owner, Affiliate, partner, parent, subsidiary, lender or agent of the Partnership and MHI Inc. (collectively, the “Partnership Exculpated Parties”) shall have any personal obligation or liability hereunder on account of any obligation or liability of the Partnership or MHI Inc., and the Seller (nor any party acting on behalf of or through the Seller, including the Seller Indemnified Parties) shall not seek or assert any claim or enforce the Seller’s rights hereunder against any Partnership Exculpated Party, and (ii) no director, officer, employee, shareholder, member, manager, direct and indirect owner, Affiliate, partner, parent, subsidiary, lender or agent of the Seller (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability hereunder on account of any obligation or liability of the Seller, and the Partnership and MHI Inc. (nor any party acting on behalf of or through the Partnership or MHI Inc., including the Partnership Indemnified Parties) shall not seek or assert any claim or enforce any of the Partnership and MHI Inc.’s rights hereunder against any Seller Exculpated Party.
Section 9.20    Acknowledgement. Seller acknowledges and agrees that all Consideration Shares issued pursuant to this Agreement are subject to the applicable restrictions set out in the National Instrument 45-102 – Resale of Securities. The Seller acknowledges and agrees that all Consideration Shares issued pursuant to this are subject to the applicable restrictions set out in the Securities Act and may not be offered for sale, sold, transferred or assigned in the absence of an effective registration statement for the Consideration Shares under the Securities Act and applicable state Securities Laws, unless an exemption from such registration requirements is available.
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT AND UNDER APPLICABLE SECURITIES LAWS, OR UNLESS SUCH OFFER, PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, PLEDGE, SALE, ASSIGNMENT OR TRANSFER OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].”

Section 9.21    Waiver of Trial By Jury; Venue and Jurisdiction.
(a)    THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY ANY PARTY AGAINST EACH OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of and agrees that venue shall be proper in any Chicago or Federal Court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to or connected with this Agreement, or for recognition or enforcement of any judgment. Each of the parties hereto hereby irrevocably and unconditionally agrees that (i) all claims in respect of any such action or proceeding shall be heard and determined in such courts and (ii) a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY CHICAGO OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS, AND EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO (1) THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING AND (2) THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING (INCLUDING ANY OBJECTION OF OR RELATING TO FORUM NON-CONVENIENS).

[REMAINDER OF PAGE INTENTIONALLY BLANK;
SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the Effective Date.

MAINSTREET HEALTH HOLDINGS LP
By: MAINSTREET HEALTH HOLDINGS GP, LLC, its general partner

By:	/s/ Scott White
Name: Scott White
Title: Chief Executive Officer

MAINSTREET HEALTH INVESTMENTS INC.

By:	/s/ Scott White
Name: Scott White
Title: Chief Executive Officer

[Signature pages continue]

TIPTREE OPERATING COMPANY, LLC

By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer

EXHIBIT A
FORM OF GOVERNANCE AND INVESTOR RIGHTS AGREEMENT
This governance and investor rights agreement is made as of this _____ day of______________.
BETWEEN:
MAINSTREET HEALTH INVESTMENTS INC., a corporation incorporated under the laws of the Province of British Columbia
(the “Corporation”);
- and -
TIPTREE OPERATING COMPANY, LLC, a limited liability company formed under the laws of the State of Delaware.
(the “Investor”).
WHEREAS:

A.	The Parties are party to the Purchase Agreement (as such term is defined herein).

B.
Upon completion of the Transaction (as such term is defined herein), the Investor will own [●] Common Shares (as such term is defined herein), which represent [●]% of the issued and outstanding Common Shares as of the date hereof.

C.	The Corporation and the Investor desire to undertake the actions and agreements contained herein.
NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:
Article 1
INTERPRETATION AND GENERAL MATTERS

1.1	Definitions
In this Agreement, including the recitals, unless otherwise stated, capitalized terms used will have the meanings specified below:
“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person;

provided, however, (i) the Investor shall not be considered an Affiliate of the Corporation or the Partnership, and (ii) the Corporation and the Partnership shall not be considered an Affiliate of the Investor. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;
“Agreement” means this document, together with any schedules attached hereto and made a part hereof, all as amended, supplemented or modified from time to time in accordance with the provisions hereof;
“Board” means the board of directors of the Corporation;
“Bought Deal” means a fully underwritten offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of the Corporation pursuant to a “bought deal” letter or a Distribution pursuant to an overnight marketed offering;
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the Province of Ontario or the State of New York;
“Canadian Securities Regulatory Authorities” means, collectively, the securities regulatory authority in each of the provinces and territories of Canada;
“Closing Date” has the meaning ascribed thereto in the Purchase Agreement;
“Common Shares” means the common shares in the capital of the Corporation;
“Consideration Shares” means the Common Shares comprising the Share Consideration and any other Common Shares issued to the Investor pursuant to the Purchase Agreement;
“Control Transaction” has the meaning given to it in Section 3.3(b);
“Demand Notice” has the meaning given to it in Section 4.1;
“Demand Registration” has the meaning given to it in Section 4.1;
“Distribution” means an offer or sale or other disposition or distribution of Shares to the public by way of a Prospectus under Securities Laws;
“Distribution Expenses” means, without duplication, any and all fees and expenses incurred in connection with or incidental to the Corporation's performance of, or compliance with, the terms of a Demand Registration or a Piggy-Back Registration hereunder, including without limitation: (i) securities regulators' and stock exchange registration listing and filing fees, (ii) fees and expenses of compliance with Securities Laws, (iii) printing, copying, translation and delivery expenses, (iv) expenses incurred in connection with any “road show” or other marketing activities, (v) fees, expenses and disbursements of legal counsel to the Corporation, (vi) fees, expenses and disbursements of legal counsel to the Investor, (vii) fees, expenses and disbursements of legal counsel retained by the Corporation in connection with a Demand Registration or a Piggy-Back Registration, other than any such fees and expenses of legal counsel to the Corporation or the Investor that are otherwise addressed by item (v) or item (vi) above, (viii) fees, expenses and disbursements of the Corporation's auditors and any other special experts retained by the Corporation in connection with or incidental to such Demand Registration or Piggy-Back Registration, (ix) all transfer agents', depositaries' and registrars' fees, and (x) any other fees, expenses and/or commissions payable to an underwriter, investment banker, manager or agent, other than Selling Expenses of the Corporation or Selling Expenses of the Investor, as applicable, customarily paid by issuers or sellers of securities;
“Governmental Authority” means any: (a) multinational, federal, state, provincial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (b) any subdivision or authority of any of the foregoing; (c) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above, including any stock exchange; or (d) any arbitrator exercising jurisdiction over the affairs of the applicable Person, asset, obligation or other matter;
“Hold Restrictions” has the meaning given to it in Section 3.3(a);
“including” or any variation thereof means including, without limitation, and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list;
“Investor Designee” has the meaning given to it in Section 2.1(a);
“Laws” means any and all laws, including all federal, provincial, state and local statutes, codes, ordinances, guidelines, decrees, rules, regulations and municipal by-laws and all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, directives, decisions, rulings or awards or other requirements of any other Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used;
“Observer” has the meaning given to it in Section 2.1(e);
“Parties” means the Corporation, the Investor and their respective successors and permitted assigns, and “Party” means any one of them;
“Partnership” means Mainstreet Health Holdings, LP;
“Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof;
“Prospectus” means a “preliminary prospectus” and/or a “prospectus” as those terms are used in applicable Securities Laws, including all amendments and supplements thereto, prepared and filed in the English language and, if required, in the French language;

“Purchase Agreement” means the purchase agreement dated as of [ ] , 2017 by and among the Corporation, the Partnership and the Investor;
“Securities Act” means the Securities Act (Ontario) or the U.S. Securities Act of 1933, as amended, as applicable;
“Securities Laws” includes the Securities Act and any other similar legislation in any other province or territory of Canada or in the United States in which the Corporation is or becomes a reporting issuer (or the equivalent thereof) and the respective rules, regulations, instruments and published policies, policy statements and notices thereunder, and the rules and regulations of the TSX;
“Selling Expenses of the Corporation” means any and all underwriting discounts, fees and commissions attributable to the Common Shares to be sold by the Corporation in a Demand Registration or Piggy-Back Registration;
“Selling Expenses of the Investor” means any and all underwriting discounts, fees and commissions attributable to the Common Shares to be sold by the Investor in a Demand Registration or a Piggy-Back Registration;
“Share Consideration” has the meaning given to it in the Purchase Agreement;
“Standstill Period” has the meaning given to it in Section 3.1.
“Transaction” means the transactions contemplated by the Purchase Agreement, including for greater certainty the issuance by the Corporation of the Share Consideration to the Investor as consideration for the Investor’s sale of the Purchased Interests (as defined in the Purchase Agreement) to the Partnership;
“Transfer” has the meaning given to it in Section 3.3(a); and
“TSX” means the Toronto Stock Exchange.

1.2	References and Headings
The references “hereunder”, “herein” and “hereof” refer to the provisions of this Agreement, and references to Articles and Sections herein refer to articles, sections, or subsections of this Agreement. The headings of the Articles and Sections and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.3	Singular/Plural; Derivatives
Whenever the singular or masculine or neuter is used in this Agreement, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.4	Statutory References
Unless stated otherwise, any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and enforced from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.5	Business Days
Whenever any action to be taken pursuant to this Agreement would otherwise be required to be taken or made on a day that is not a Business Day, such action shall be taken on the first Business Day following such day.

1.6	Calculation of Equity Interests/Share Ownership
References to shareholding percentages of the Investor in the Corporation in this Agreement shall, unless specifically indicated otherwise herein, be calculated based upon the number of shares held by the Investor and its Affiliates as a percentage of the total number of issued and outstanding Common Shares (on a non-diluted basis) of the Corporation at the relevant time. The Corporation shall be entitled to rely on the public filings of the Investor with respect to the number of Common Shares held by the Investor unless and until such time as the Investor provides evidence satisfactory to the Corporation, acting reasonably, as to the number of Common Shares held by the Investor. Upon reasonable request of the Corporation from time to time, the Investor shall provide evidence as to the number of Common Shares held by it. The Investor shall promptly notify the Company in writing from time to time if, to its knowledge, it ceases to beneficially own at least 15% or 10%, as applicable, of the outstanding Common Shares. The Investor shall be entitled to rely on the public filings of the Corporation with respect to the number of Common Shares outstanding unless and until such time as the Corporation provides evidence satisfactory to the Investor, acting reasonably, as to the number of Common Shares outstanding as of a particular time.

Article 2
CORPORATE GOVERNANCE

2.1	Board Representation and Observer Rights

(a)	Concurrently with the completion of the Transaction, the Corporation shall cause one (1) individual designated by the Investor to be appointed to the Board (the “Investor Designee”).

(b)
From and after the Closing Date, for so long as the Investor holds at least 15% of the Corporation’s outstanding Common Shares, the Corporation will nominate for election to the Board, and solicit proxies in favour of, the Investor Designee (who need not be the same individual as the Investor Designee appointed to the Board pursuant to Section 2.1(a)) at the next annual general or special meeting of the

Corporation’s shareholders at which directors of the Corporation are elected and at each annual general or special meeting of the Corporation’s shareholders at which directors of the Corporation are elected, thereafter.

(c)
The Corporation shall provide reasonable notice (not less than 40 days prior to the date of the meeting) to the Investor of any upcoming shareholders’ meetings at which directors will be nominated for election and shall request that the Investor designate the Investor Designee to be elected as a director at such meeting. If the Investor fails to provide notice to the Corporation of the Investor Designee to be nominated for election within 10 days following the request for such designation by the Corporation, then the incumbent Investor Designee designated by the Investor shall be deemed to be the person designated by the Investor for the purposes of the applicable shareholders’ meeting.

(d)
The Investor may from time to time designate a successor for any Investor Designee appointed or elected as a director on the Board in accordance with this Section 2.1 from time to time, in the event such director ceases to be a director between shareholders’ meetings for any reason. In such event, the Corporation will cause the appointment of such successor director to fill the vacancy in the Board caused by such appointee or elected director ceasing to be a director of the Corporation.

(e)
From and after the Closing Date, for so long as the Investor holds at least 15% of the Corporation’s outstanding Common Shares, the Investor may at its discretion also designate one (1) individual to attend all meetings of the Board in a non-voting observer capacity (the “Observer”) and, in this respect, the Corporation shall give such individual copies of all notices, minutes, consents and other materials that it provides to the members of the Board at the same time and in the same manner as provided to the members of the Board; provided, however, that such individual shall, as a condition to his or her appointment, be required to enter into an undertaking or agreement of confidentiality satisfactory to the Corporation, acting reasonably, binding such individual to the same obligations of confidentiality as the members of the Board. The Investor may designate a different individual to act as the Observer at its sole discretion.

(f)
As a condition to being nominated as a director or designated as an Observer to the Board, any person so nominated or designated under Sections 2.1(a), 2.1(b), 2.1(d) or 2.1(e) shall be independent (as determined in accordance with sections 1.3 and 1.4 of National Instrument 52-110 Audit Committees), shall not be disqualified from so serving under any applicable Law or stock exchange requirement and, in the case of an Investor Designee, shall have consented in writing to serve as a director of the Corporation.

(g)
Neither the Investor Designee nor the Observer shall be entitled to receive any board fees or other compensation from the Corporation for services rendered in that Person’s capacity as a director of the Corporation or Observer. Notwithstanding the foregoing, the Corporation shall reimburse each Investor Designee and Observer that serves as a director for the reasonable and documented out-of-pocket expenses that he or she may incur in connection with the business of the Corporation.

(h)	For certainty, if the Investor ceases to own at least 15% of the outstanding Common Shares, its right to nominate an Investor Designee and an Observer shall immediately terminate.
Article 3
STANDSTILL, VOTING AND TRANSFER RESTRICTIONS

3.1	Standstill
For a period of two (2) years following the Closing Date (the “Standstill Period”), the Investor shall not, and shall cause its Affiliates (including Tiptree Inc.) not to directly or indirectly, or jointly or in concert with any other person:

(a)
acquire or agree to acquire or make any proposal to acquire or engage in any discussions or negotiations to acquire, directly or indirectly, alone or together with joint actors, by means of purchase, merger, consolidation, take-over bid, business combination or in any other manner, any ownership interest in, or any securities or assets of, the Corporation;

(b)
solicit proxies from holders of Common Shares, requisition a meeting of shareholders of the Corporation, or otherwise attempt to influence the conduct of the Corporation’s shareholders or the voting of any of the Corporation’s securities,

(c)	advise or encourage any person proposing any of the foregoing. or

(d)	make any public announcement or take any action in furtherance of the foregoing, in each case without the prior approval of the majority of the directors of the Board.

3.2	Voting
For a period of two (2) years following the Closing Date, and provided that the current Chief Executive Officer of the Corporation as of the Closing Date is the then Chief Executive Officer of the Corporation, the Investor shall not vote against (or withhold from voting in respect of) and shall not take any actions which have the effect of voting against (including voting in favour of nominees to the Board of Directors that were not nominated by the Board of Directors or management of the Corporation) or withholding from voting in respect of, and will cause its Affiliates (including Tiptree Inc.) not to vote against (or withhold from voting in respect of) and not to take any actions which have the effect of voting against (including voting in favour of nominees to the Board of Directors that were not nominated by the Board of Directors or management of the Corporation) or withholding from voting in respect of the resolutions that the Board of Directors or management recommend for approval by shareholders in respect of Board nominees and the auditor of the Corporation; provided that, in the case of voting in respect of the appointment of the auditor, such auditor is one of KPMG LLP, Ernst & Young LLP, Deloitte LLP or PricewaterhouseCoopers LLP. Notwithstanding

the foregoing, the Investor or its Affiliates (including Tiptree Inc.) may vote against the Board of Directors recommendation (or withhold from voting in respect thereof) if the Investor or its Affiliates (including Tiptree Inc.) determines that the failure to vote against the Board of Directors recommendation (or withhold from voting in respect thereof) would reasonably be likely to be inconsistent with its fiduciary duties under applicable law.

3.3	Restrictions on Transfer

(a)
Following the Closing Date, except as specifically required pursuant to the Purchase Agreement or as permitted in Section 3.3(c) or 3.3(e), the Investor agrees that the Consideration Shares and the beneficial ownership of or any interest in them and in any certificate evidencing them shall not, in any manner, directly or indirectly, be sold, assigned, transferred, hypothecated, pledged or otherwise encumbered, alienated, monetized (including entering into any agreement, arrangement or understanding that would require reporting under Multilateral Instrument 55-103 – Insider Reporting for Certain Derivative Transactions (Equity Monetization)), or otherwise dealt with in any manner which has the economic effect of any of the foregoing acts, on a current or prospective basis (all of the foregoing, being a “Transfer”). The foregoing restrictions are referred to herein as the “Hold Restrictions”).

(b)
Notwithstanding the foregoing, the Investor shall be permitted to tender any of the Consideration Shares to a Person making a formal take-over bid for all outstanding securities of the Corporation, a purchase of all or substantially all of the assets of the Purchaser, plan of arrangement, merger or similar material transaction which results in those shareholders that control the Purchaser prior to the Transaction not controlling the Purchaser following the Transaction (each a “Control Transaction”); provided that if the Control Transaction is not completed for any reason, such Consideration Shares shall continue to be subject Section 3.3(a); or

(c)	From and after the date that is:

(i)	six (6) months following the Closing Date, the Hold Restrictions shall not apply with respect to 10% of the Consideration Shares;

(ii)	nine (9) months following the Closing Date, the Hold Restrictions shall not apply with respect to 30% of the Consideration Shares;

(iii)	twelve (12) months following the Closing Date, the Hold Restrictions shall not apply with respect to 50% of the Consideration Shares;

(iv)	fifteen (15) months following the Closing Date, the Hold Restrictions shall not apply with respect to 75% of the Consideration Shares; and

(v)	eighteen (18) months following the Closing Date, the Hold Restrictions shall not apply with respect 100% of the Consideration Shares.

(d)
During the Standstill Period, the Investor shall not without the prior consent of the Board Transfer any Common Shares to any Person who, together with its Affiliates and joint actors, owns or exercises control or direction over (or would own or exercise control or direction over as a consequence of such Transfer) 10% or more of the Common Shares of the Corporation unless, prior to such Transfer, the transferee (and, if applicable, its Affiliates and joint actors) enters into a standstill agreement in favour of the Corporation, on substantially the same terms as contained in Section 3.1 and for the same duration as set forth in Section 3.3(c).

(e)
Notwithstanding the foregoing, the Investor shall be permitted to Transfer the Consideration Shares or the beneficial ownership of or any interest in the Consideration Shares or in any certificate evidencing the Consideration Shares to any controlled Affiliate of the Investor, provided that the Affiliate agrees with the Corporation in writing prior to the Transfer to be bound by the terms of this agreement.

Article 4
REGISTRATION RIGHTS

4.1	Demand Registration Rights

(a)
The Investor may request the Corporation to file a Prospectus under Securities Laws and take such other steps as may be necessary to facilitate a Distribution of all or part of the Consideration Shares held by the Investor and its Affiliates (a “Demand Registration”) that are not on the date of the Demand Notice subject to the Hold Restrictions pursuant to Section 3.3, by giving written notice of such Demand Registration to the Corporation (the “Demand Notice”). Subject to the limitations of this Article 4, the Corporation shall use its commercially reasonable efforts to prepare, file and obtain a receipt under Securities Laws for a final Prospectus to effect the qualification of all Consideration Shares that the Investor desires to be qualified, as specified in the Demand Notice, in order to permit the Distribution of such Consideration Shares. The Corporation and the Investor shall cooperate in a timely manner in connection with any such Demand Registration and in accordance with the procedures set forth in Schedule A hereto in connection with each such Distribution.

(b)
The Corporation will not file any Prospectus (other than the Prospectus filed in connection with the Demand Notice), whether for its own account or that of another security holder, from the date of a Demand Notice until the completion of the distribution period under applicable Securities Laws contemplated by the applicable Demand Registration (unless the Investor withdraws its request for qualification of the Distribution of its Consideration Shares pursuant to such Demand Registration pursuant to the terms hereof).

(c)	The Corporation shall not be obliged to:

(i)	effect more than two (2) Demand Registrations within any 12 month period;

(ii)	effect more than five (5) Demand Registrations in the aggregate;

(iii)	effect a Demand Registration within 120 days of any receipt for a final prospectus filed in respect of a previous Distribution;

(iv)	effect a Demand Registration other than in a province or territory of Canada; or

(v)
effect a Demand Registration in the event the Board of Directors of the Corporation determines in its good faith judgment within five (5) Business Days of a Demand Notice that either (A) the effect of the filing of a Prospectus would reasonably materially and adversely impede the ability of the Corporation to consummate a financing, acquisition, corporate reorganization, merger or other material transaction involving the Corporation; or (B) there exists, at the time of receipt of the Demand Notice, material non-public information relating to the Corporation, the disclosure of which the Corporation reasonably believes would be detrimental to the Corporation and the Corporation has a bona fide business purpose for preserving such information as confidential, and, in either case, the Corporation's obligations under this Section 4.1 will be deferred until the earlier of (x) the date on which the applicable condition described in (A) or (B) no longer exist, and (y) the date that is 90 days from the date of receipt of the Demand Notice; provided that such right of deferral may not be exercised more than twice in any 12-month period. The Corporation shall give prompt notice to the Investor of the existence and nature of any deferral event, and the Investor hereby agrees to maintain the confidentiality of such information and the Corporation shall advise the Investor forthwith after such condition in (A) or (B) ceases to exist.

(vi)	effect a Demand Registration unless the Distribution would reasonably be expected to result in aggregate gross proceeds of at least $30 million to the Investor.

(d)	A Demand Notice shall:

(i)	specify the approximate number of Consideration Shares that the Investor intends to offer and sell;

(ii)	specify the number of Common Shares then held by the Investor;

(iii)	the number of Consideration Shares that are not on the date of the Demand Notice subject to the Hold Restrictions;

(iv)	express the intention of the Investor to offer or cause the offering of such Consideration Shares;

(v)	describe the nature or methods of the proposed offer and sale thereof and the provinces and territories of Canada in which such offer shall be made;

(vi)
contain the undertaking of the Investor to provide all such information regarding its Consideration Shares and the proposed manner of distribution thereof as may be required in order to permit the Corporation to comply with all Securities Laws; and

(vii)	specify whether such offer and sale shall be made by an underwritten offering.

(e)
If the Investor intends to dispose of Consideration Shares covered by the Demand Notice by means of an underwritten offering, the Investor shall have the right to select the managing underwriter or underwriters to effect the Distribution contemplated by such Demand Registration; provided, however, that such selection shall also be satisfactory to the Corporation, acting reasonably, and if required, the Corporation and the Investor shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters satisfactory in substance and form to each of the Corporation and the Investor. The Corporation shall have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Article 4. The Investor shall have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Article 4.

(f)
Notwithstanding anything to the contrary contained herein, a Demand Registration will not be considered as having been effected until a receipt has been issued for a final prospectus by the Canadian Securities Regulatory Authorities or a prospectus supplement to a base shelf prospectus has been filed with the Canadian Securities Regulatory Authorities in accordance with National Instrument 44-102 – Shelf Distributions, in each case, pursuant to which the Consideration Shares requested by the Investor to be qualified are to be sold; and provided further that at any time prior to the issuance of such a receipt or filing of such a prospectus supplement, the Investor may withdraw its request for Demand Registration by advising the Company in writing that it has determined to withdraw such request, in which case (i) such Demand Registration and the request therefor will be deemed to be withdrawn, and (ii) such request will be deemed not to have been given for purposes of determining whether the Investor has exercised its right to a Demand Registration, provided that this provision shall only apply to one such withdrawal in a calendar year and, thereafter, subsequent withdrawals in such calendar year will count as an exercise of the Demand Registration right.

(g)
If at any time the Investor requests a Demand Registration, the Corporation shall have the right, exercisable within five (5) Business Days (except in the case of a Bought Deal, in which case the Corporation shall have one (1) Business Day) of receipt of such request, to notify the Investor of its intention to qualify or register for distribution to the public under such Distribution an offering of Common Shares from treasury. The Investor shall use all commercially reasonable efforts to include in the proposed distribution such number of Common Shares as the Corporation shall request, upon the same terms (including the method of distribution) as such Demand Registration; provided that the Investor shall not be required to include any such Common Shares in any such Demand Registration if the managing underwriter or underwriters advise the Investor that, in its good faith opinion, the inclusion of such securities should be limited (i) due to market conditions, or (ii) because the number of Common Shares proposed to be distributed may materially and adversely affect the successful marketing of the distribution (including the price range acceptable to the Investor), then the Common Shares to be underwritten shall be allocated in the following priority: (i) first, the Common Shares to be qualified by the Investor for its own account, and (ii) second, if there are any additional Common Shares that may be underwritten after allowing for the inclusion of all of the Common Shares required under (i) above, the Common Shares requested to be qualified by the Corporation.

4.2	Piggy-Back Registration Rights

(a)
If the Corporation proposes to make a Distribution for its own account the Corporation will promptly and not less than 10 days prior to the filing of the related preliminary prospectus (except in the case of a Bought Deal, in which case not less than one (1) Business Day prior to the filing of the related preliminary prospectus), give the Investor written notice (the “Piggy-Back Notice”) of the proposed Distribution. Upon the written request of the Investor to the Corporation, given within five (5) Business Days (except in the case of a Bought Deal, in which case the Investor shall have one (1) Business Day) after receipt of the Piggy-Back Notice, that the Investor wishes to include a specified number of the Consideration Shares in the Distribution, and provided no such Consideration Shares that the Investor wishes to include are on the date of the Piggy-Back Notice subject to the Hold Restrictions pursuant to Section 3.3, the Corporation will use commercially reasonable efforts to, in conjunction with the proposed Distribution, cause the Consideration Shares requested to be qualified by the Investor to be included in the Distribution in accordance with the procedures set forth in Schedule A hereto (a “Piggy-Back Registration”). Notwithstanding the foregoing, if the managing underwriter or underwriters advise the Corporation that, in its good faith opinion, the inclusion of such securities should be limited (i) due to market conditions, or (ii) because the number of Common Shares proposed to be distributed may materially and adversely affect the successful marketing of the distribution (including the price range acceptable to the Corporation), then the Common Shares to be underwritten shall be allocated in the following priority: (i) first, the Common Shares to be qualified by the Corporation for its own account, and (ii) second, if there are any additional Shares that may be underwritten after allowing for the inclusion of all of the Shares required under (i) above, the Consideration Shares requested to be qualified by the Investor. It shall be a condition to the Investor’s right to effect a Piggy-Back

Registration that the Investor shall enter into an underwriting agreement in customary form with the underwriters and provide such other instruments or other documentation as the underwriters may request.

(b)	The Corporation may at any time, and without the consent of the Investor, abandon the proposed offering in which the Investor has requested to participate;

(c)
The Investor shall have the right to withdraw its request for inclusion of its Consideration Shares in any Distribution pursuant to this Section 4.2 without incurring any liability to the Corporation or any other Person by giving written notice to the Corporation of its request to withdraw; provided, however, that:

(i)	such request must be made in writing five (5) Business Days prior to the execution of the underwriting agreement (or such other similar agreement) with respect to such offering; and

(ii)
such withdrawal will be irrevocable and, after making such withdrawal, the Investor will no longer have any right to include its Consideration Shares in the offering pertaining to which such withdrawal was made.

4.3	Expenses

(a)	In the case of a Demand Registration, all Distribution Expenses shall be paid by the Corporation.

(b)	In the case of a Piggy-Back Registration, all Distribution Expenses shall be paid by the Corporation.

(c)
The Investor will pay all Selling Expenses of the Investor, in proportion to the gross proceeds received by the Investor from any Demand Registration or Piggy-Back Registration, and the Corporation will pay all Selling Expenses of the Corporation, if any, in proportion to the gross proceeds received by the Corporation from any Demand Registration or Piggy-Back Registration.

4.4	Expiry of Registration Rights
The Demand Registration rights and Piggy-Back Registration rights granted to the Investor pursuant to this Article 4 shall terminate and be of no further force or effect at such time as the Investor and any Affiliates collectively no longer own Common Shares representing at least 10% of the outstanding Common Shares.

4.5	Future Registration Rights
The Corporation shall not grant registration rights to any other Person without the prior written consent of the Investor unless such registration rights are not more favourable, on the whole, to the grantee than the registration rights granted to the Investor pursuant to this Agreement.

4.6	U.S. Registration Rights
In the event that the Corporation converts into, or otherwise transfers substantially all of its assets to, an entity organized or incorporated in the United States, and (i) immediately following such conversion or transfer the Investor and its Affiliates collectively own at least 10% of the outstanding shares or other equity interests of the converted or recipient U.S. entity and (ii) the outstanding shares or other equity interests of the converted or recipient U.S. entity are registered in the United States in accordance with the U.S. Securities Act of 1933, as amended, the converted or recipient U.S. entity shall grant U.S. registration rights to the Investor subject to, and in accordance with, the same rights, terms and conditions as set forth in this Agreement in order to register the Consideration Shares then held by the Investor and its Affiliates in the United States in accordance with the U.S. Securities Act of 1933, as amended.
Article 5
REPRESENTATIONS
Each Party represents and warrants to the other Party that it has all requisite corporate power and authority to enter into this Agreement and the execution and delivery of, and the performance of, and compliance with, the terms of this Agreement does not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under any term or provision of the articles, or resolutions of that Party, any applicable Laws, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which that Party is bound, or any judgment, decree, order, statute, rule or regulation applicable to that Party.
Article 6
MISCELLANEOUS PROVISIONS

6.1	Waiver Must be in Writing
No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

6.2	No Amendment Except in Writing
This Agreement may be amended only by written instrument executed by the Corporation and the Investor.

6.3	Service of Notice
Notwithstanding anything to the contrary contained herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii)

upon delivery, when sent by facsimile or email (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same.

6.4	Addresses for Notice
The address for service of notices hereunder of each of the Parties shall be as follows:

Corporation:	Mainstreet Health Investments Inc. 14390 Clay Terrace Blvd., Suite 205 Carmel, IN 46032 Attention: Scott White E-mail: swhite@maininvest.com with a copy (which shall not constitute notice) to:
Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention: Jon Northup and Mark Spiro

Fax: (416) 979-1234

E-mail: jnorthup@goodmans.ca / mspiro@goodmans.ca

Investor:	c/o Tiptree Inc.

780 Third Avenue, 21st Floor

New York, NY 10017

Attention: Randy Maultsby

Email: RMaultsby@tiptreeinc.com
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019
Attention: James R. Tanenbaum
Fax:  (212) 468-7900

E-mail: JTanenbaum@mofo.com

A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

6.5	Further Assurances
Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.6	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Corporation and the Investor hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

6.7	Time
Time shall be of the essence in this Agreement.

6.8	Entire Agreement
This Agreement and any agreement or document delivered pursuant to this Agreement constitute the entire agreement between the Corporation and the Investor relating to the subject matter hereof and thereof. There are no collateral or other statements, understandings, covenants, agreements, representations or warranties, written or oral, relating to the subject matter hereof. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties or their predecessors relating to the subject matter of this Agreement.

6.9	Assignment and Enurement
Neither this Agreement nor any benefits or duties accruing under this Agreement shall be assignable by any Party other than by the Investor to an Affiliate with the prior written consent of the Corporation not to be unreasonably withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

6.10	Counterpart Execution
A Party will be entitled to rely on delivery by facsimile or by e-mail in PDF format of an executed copy of this Agreement by the other Party, including the completed attachments hereto, and acceptance by the receiving party of such facsimile or PDF copy will be legally effective to create a valid and binding agreement between the Corporation and the Investor in accordance with the terms hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.
[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

MAINSTREET HEALTH INVESTMENTS INC.
Per:
Name:
Title:

TIPTREE OPERATING COMPANY, LLC
Per:
Name:
Title:

SCHEDULE A
REGISTRATION PROCEDURES

1.1	Registration Procedures
Whenever the Corporation is under an obligation pursuant to the provisions of this Agreement to effect the qualification of Common Shares in connection with a Distribution of any Consideration Shares on behalf of the Investor:

(a)
the Corporation shall prepare and file as expeditiously as practicable (and, in any event, not later than 45 days after the receipt of a Demand Notice in the case of a Distribution other than by way of a Bought Deal) with the appropriate Canadian Securities Regulatory Authorities all documents reasonably necessary, including, if required, a Prospectus or short form Prospectus and any amendment or supplement thereto, to qualify for Distribution the Consideration Shares requested to be qualified by the Investor and, in so doing, use commercially reasonable efforts to settle all deficiencies and obtain those receipts and clearances and provide those customary undertakings and commitments as may be reasonably required by any Canadian Securities Regulatory Authority, all as may be necessary to permit the Distribution of the Consideration Shares requested to be qualified by the Investor in compliance with all applicable Securities Laws. Notwithstanding the foregoing, in the event the Distribution is to be made pursuant to a Bought Deal in accordance with this Agreement, the Corporation shall attend to such preparations and filings as soon as is practical in the circumstances taking into account the speed and urgency under which Bought Deals are conducted;

(b)
prior to the filing of a Prospectus and up to the date of completion of the Distribution of the Consideration Shares requested to be qualified by the Investor, the Corporation shall permit the Investor to review and participate in the preparation of the Prospectus and any related offering materials or filings and shall allow the Investor and any underwriters or agents involved to conduct any due diligence investigations reasonably requested, provided, however, that the Investor shall not have any right to approve the content of the Prospectus or related offering material (other than content relating to or describing the Investor or its Affiliates);

(c)
during the period from the date of initiation of the Distribution and up to the date of completion of the Distribution of the Consideration Shares requested to be qualified by the Investor, the Corporation shall promptly notify the Investor in writing of:

(i)
any filing made by the Corporation of information relating to the Distribution with any Canadian Securities Regulatory Authority and any correspondence with any Canadian Securities Regulatory Authority regarding the Distribution;

(ii)
any material fact within the meaning of applicable Securities Laws which has arisen or has been discovered and would have been required to have been stated in the Prospectus or any related offering materials or filings had the fact arisen or been discovered on, or prior to, the date of such document; and

(iii)
any change in any material fact within the meaning of applicable Securities Laws (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact) contained in the Prospectus or any related offering materials or filings which fact or change is, or may be, of such a nature as to render any statement in any such document misleading or untrue in any material respect or which would result in a misrepresentation within the meaning of applicable Securities Laws in any such document, or which would result in any such document not complying with applicable Securities Laws.

(d)
during the period from the date of initiation of the Distribution to the date of completion of the Distribution of the Consideration Shares requested to be qualified by the Investor, the Investor shall promptly notify the Corporation in writing of:

(i)
any filing made by the Investor of information relating to the Distribution with any Canadian Securities Regulatory Authority and any correspondence with any Canadian Securities Regulatory Authority regarding the Distribution;

(ii)
any material fact, within the meaning of applicable Securities Laws, in respect of the Investor which has arisen or has been discovered and would have been required to have been stated in the Prospectus or any related offering materials or filings had the fact arisen or been discovered on, or prior to, the date of such document; and

(iii)
any change in any material fact, within the meaning of applicable Securities Laws, (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact), in respect of the Investor, contained in the Prospectus or any related offering materials or filings which fact or change is, or may be, of such a nature as to render any statement in any such document misleading or untrue in any material respect or which would result in a misrepresentation within the meaning of applicable Securities Laws in any such document, or which would result in any such document not complying with applicable Securities Laws.

(e)
promptly, and in any event within any applicable time limitation, the Corporation shall comply with all applicable filings and other requirements under applicable Securities Laws as a result of a material change, the discovery of a material fact or the change in a material fact referred to under Section 1(c) or 1(d) of this Schedule A, provided that the Corporation shall not file any amendment to the Prospectus or other document without first complying with its obligations in Section 1(c) of this Schedule A;

(f)
the Corporation shall furnish to the Investor such number of copies of any preliminary Prospectus, Prospectus and any supplements or amendments thereto, any documents incorporated by reference in such Prospectus and such other documents as the Investor may reasonably request in order to facilitate the Distribution of the Consideration Shares requested to be qualified by the Investor;

(g)
if an underwritten public offering is contemplated, the Corporation and the Investor shall execute and perform the obligations under an underwriting agreement containing customary representations, warranties, covenants and indemnities for the benefit of the Investor, the Corporation and the underwriter(s);

(h)
subject to applicable Securities Laws, the Corporation shall keep the Prospectus effective until the Investor has completed the sale of Common Shares under the Prospectus, but no longer than 60 days from the date of the final Prospectus, provided that the Investor uses commercially reasonable efforts to complete such sale as soon as reasonably practicable;

(i)
the Corporation shall in the event of an underwritten offering, to the extent reasonably requested by the underwriters, use commercially reasonable efforts to assist in the marketing of the securities being offered including to ensure the participation of employees (including at least one senior officer) of the Corporation in reasonable customary “road shows”.

(j)	the Corporation shall use commercially reasonable efforts to promptly furnish to the underwriter(s) involved in the Distribution all documents as they may reasonably request;

(k)
the Corporation shall use its commercially reasonable efforts to list the Consideration Shares requested to be qualified by the Investor on each securities exchange or quotation system on which the Common Shares are then- listed or quoted, if such Common Shares are not already so listed or quoted;

(l)
the Corporation shall use commercially reasonable efforts to prevent the issuance of any cease trading order suspending the use of any Prospectus and, if any such order is issued, to promptly obtain the withdrawal of any such order; and

(m)
the Corporation shall use its commercially reasonable efforts to furnish, at the request of the Investor, on the date that such Common Shares are delivered to the underwriters for sale in connection with the Distribution:

(i)	an opinion, dated such date, of the Corporation’s counsel for the purposes of such Distribution, in form and substance as is customarily given to selling shareholders in an underwritten public offering, addressed to the Investor and the underwriters;

(ii)
a letter, dated such date, from the Corporation’s auditors, in form and substance as is customarily given by auditors to underwriters in an underwritten public offering, addressed to the Investor and the underwriters, if any; and

(iii)	such corporate certificates, satisfactory to the Investor and the underwriters, as are customarily furnished in Canadian securities offerings.

1.1	Rights and Obligations of the Investor
The Investor will furnish to the Corporation such information and execute such documents regarding the Consideration Shares requested to be qualified by the Investor and the intended method of disposition thereof as the Corporation may reasonably request in order to effect the requested qualification for sale or other disposition. If an underwritten public offering is contemplated, the Investor shall execute an underwriting agreement containing customary representations, warranties and indemnities (and contribution covenants) for the benefit of the underwriters and the Corporation; provided that the obligation to indemnify set out in such underwriting agreement shall be limited in amount to the gross proceeds received by the Investor from the sale of Consideration Shares requested to be qualified by the Investor pursuant to such Distribution.

1.2	Indemnification

(a)
The Corporation will indemnify the Investor, each of its director, officers, employees and agents, with respect to a registration which has been effected pursuant to this Agreement, and each underwriter, if any, of the Corporation’s securities covered by such registration, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation or alleged violation by the Corporation of applicable Securities Laws in connection with any such registration, and the Corporation will reimburse the Investor and each of its directors, officers, employees and agents, and each such underwriter, for any reasonable legal and any other expenses incurred in connection with investigating, preparing for or defending any such claim, loss, damage, liability or action, provided that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission in any information that has been provided to the Corporation in writing by the Investor or the underwriter, respectively, contained in such Prospectus, or any amendment or supplement thereto; and provided, further, that the Corporation will not be liable with respect to any loss, claim, damage or liability with respect to any Person who purchased Consideration Shares requested to be qualified by the Investor and to whom there was not sent or who was not given a copy of any amended, supplemented or final Prospectus, as applicable, with respect to such Consideration Shares, if (i) such loss, claim, damage or liability results from an untrue statement or an omission or alleged untrue statement or omission contained in any preliminary or other Prospectus that was corrected in such amended, supplemented or final Prospectus and (ii) the Corporation had previously furnished copies of such amended, supplemented or final Prospectus to the Investor or the underwriters for the Investor.

(b)
The Investor will, if Consideration Shares held by the Investor are included in the securities as to which such registration is being effected, indemnify the Corporation, each of its directors, officers, employees and agents, and each underwriter, if any, of the Corporation’s securities covered by such a registration, against all expenses, claims, losses, damages and liabilities or actions in respect thereof, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus or any amendment or supplement thereto or based on any omission (or alleged omission) to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation or alleged violation by the Investor of applicable Securities Laws in connection with any such registration and the Investor will reimburse the Corporation, such directors, officers, employees, agents and such underwriters for any reasonable legal and any other expenses incurred in connection with investigating, preparing for or defending any such claim, loss, damage, liability or action, in each case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission in any information contained in such Prospectus, or any amendment or supplement thereto, made in reliance upon and in conformity with written information furnished to the Corporation by the Investor for use therein; provided, however, that the liability of the Investor for indemnification under this Section 4(b) will not exceed the net proceeds from the Distribution actually received by the Investor.

(c)
Each party entitled to indemnification under this Section 1.3 (the “Indemnified Party”) will give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 1.3 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. An Indemnified Party will have the right to retain its own counsel, with fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall settle any claim or litigation resulting therefrom without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

(d)
If the indemnification provided for in this Section 1.3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations, provided, however, that the liability of the Investor under this subsection (d) will not exceed the net proceeds from the offering received by the Investor. The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent with respect to, knowledge regarding and opportunity to correct, such information.

(e)
Notwithstanding the foregoing, to the extent that the provisions regarding indemnification and contribution contained in an underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions of the underwriting agreement shall prevail and the sections regarding indemnification and contribution contained herein shall not apply to any offering for which the parties have entered into a binding underwriting agreement.

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